BUCKHORN MOUNTAIN PROJECT

FEASIBILITY STUDY

Prepared for:

CROWN RESOURCES CORPORATION

4251 Kipling Street, Suite 390

Wheat Ridge, Colorado 80033

USA

Prepared by:

Steffen Robertson and Kirsten

7175 West Jefferson Avenue, Suite 3000

Lakewood, Colorado 80235

United States

Tel: (303)985-1333 Fax: (303) 985-9947

December 2003

149401.00

EXECUTIVE SUMMARY

SRK Consulting ("SRK") was commissioned by Crown Resources Corporation ("Crown") in November 2002 to prepare a feasibility study with the primary objective of bringing the Buckhorn Mountain Project ("Project") into production. The underlying technical information for this report represents a compilation of work performed by Crown, Greystone Engineering ("Greystone"), Cooper McKinnon & Neal ("CM&N"), Process Research Associates ("PRA") and SRK personnel over the last 12 months.

SRK and Crown agree that while preparation of the report was not required to be to a bankable standard, it was nonetheless critical that realistic and achievable results be presented.

The objective of the report was to design a practical mine based upon the stated assumptions and operating parameters.

Property Description

The Project is located in the Myers Creek Mining District of northeastern Okanogan County, Washington, in the southwest quarter of Section 24, Township 40N, Range 30E. The gold deposit occurs beneath the north flank of Buckhorn Mountain, a prominent peak in the Okanogan Highlands about 150mi northwest of the city of Spokane, Washington. The mining town of Republic, WA is about 25mi to the southeast.

The deposit is centered at approximately 48 57'N latitude and 118 59'W longitude, and is located on a property position of approximately 1,700 acres of unpatented mining claims and about 190 acres of private property. Additionally, Crown owns approximately 820 acres of other private land in the vicinity.

Site infrastructure at the mine will be located on private land owned by Crown and on USFS public land. Crown has responsibility for reclamation of baseline environmental monitoring facilities (e.g. well sites and their access routes). The USFS has required Crown to post a US$90,000 bond to cover this liability.

History

The district developed very shortly after the opening of the former north half of the Colville Indian Reservation in 1896. Between 1900 and 1950, some dozen mines produced minor amounts of copper, gold, silver, and iron ore from within the district, including half a dozen from around Buckhorn Mountain. Several of these occur on Crown's current property; however none are thought to have produced commercial quantities of ore. After 1950, when production from around Buckhorn Mountain ceased, exploration continued sporadically. The most concerted efforts made by several large companies during the 1960s and 1970s, focused on copper. Crown acquired the current Property and began a systematic gold exploration program in 1988.

Crown conducted surface geophysical and geochemical surveys and in August 1988, embarked on an exploration-drilling program targeted at coincident magnetic and gold-in-soil anomalies and ultimately drilled approximately 75,600ft in 204 holes, the majority of which were by reverse circulation ("RC") methods. In March 1990, Crown granted Battle Mountain Gold ("BMG") an option to become a joint venture partner in continued exploration and ultimate development of the property, with BMG as the operator. Delineation drilling continued through 1991 and into 1992, during which time BMG completed an additional 556 holes totaling approximately 228,500ft. Crown drilled an additional 41 core holes on the perimeter of the SWZ during 2002 and 2003. The objectives of this program were to: test for continuity of thickness and grade in critical areas, define the limits of mineralization, acquire samples for metallurgical testing, and carefully log core to determine gold distribution and compare grades against composited grades in earlier drilling.

In June 2003 Crown submitted an initial Plan of Operations to the USFS and Washington Department of Ecology (DOE) proposing an underground mine and off-site mill.

Geology

The Buckhorn Mt. gold deposit occurs within a portion of an extensive calcic skarn developed along the southern margin of the Jurassic/Cretaceous Buckhorn Mountain pluton, primarily within gently dipping metasediments tentatively correlated with the Permian Attwood Group.

Gold mineralization is associated with a variety of skarn mineral assemblages, and is concentrated in a variety of stratigraphic/structural settings. The extent of "economic" (i.e. >0.19opt Au) mineralization is described as having dimensions of about 3,000ft length x 1,000ft width x 800ft depth. Sulfide mineralization, principally pyrrhotite, is more extensive. Within the broad zone of gold mineralization, no economic concentrations of other metals have been identified. The overall Au:Ag ratio in the Buckhorn Mt. gold deposit is about 2:1.

Several discrete mineralized zones comprise the Buckhorn Mt. gold deposit. On the basis of location, geometry, associated skarn mineralogy, and perceived protolith, Battle Mountain Gold defined four "ore" types. In order of importance with respect to the gold mineral resource, these "ore" types are:

    Southwest Zone ("SWZ"),

    Gold Bowl ("GB") Garnet,

    Gold Bowl Magnetite, and

    Andesite.

The SWZ "ore-type" is synonymous with the stratabound, marble-associated, gold-mineralized skarn in the southern portion of the property where the stratigraphic sequence is well defined and relatively continuous. Skarn mineralogy is variable and crudely zoned with magnetite and garnet more abundant towards the east (proximal to the pluton) while pyroxene dominates the western (distal) portion. Sulfide mineralization is dominated by pyrrhotite, which averages 3-5%, and ubiquitous accessory chalcopyrite (trace to 1%). Arsenopyrite, pyrite, and bismuthinite occur in minor amounts overall, but arsenopyrite is locally concentrated to >1%. The SWZ is by far the most important zone of gold mineralization, by virtue of both its extent and grade. Gold is concentrated primarily within the laterally continuous, tabular skarn body developed along the upper contact of the major marble unit within the upper portion of the Buckhorn Mountain Sequence. Subordinate gold mineralization occurs within a similar but less extensive skarn body developed along the marble unit's lower contact. These tabular bodies thicken and eventually merge down-dip (eastward) to form a single skarn mass.

Gold mineralization occurs throughout the large skarn mass of the GB, but the bulk of it is concentrated toward the Footwall Mylonite Zone in two distinct geological settings. Subordinate zones of mineralization appear to reflect either stratigraphic or structural control, but these controls are poorly understood. A schematic cross-section of the Buckhorn Mountain deposit is shown in Figure 1.

Figure 1: Schematic Cross-Section, Buckhorn Mountain Deposit

Graphic image of above.

Resources & Reserves

The Mineral Resources and Reserves as of November 14, 2003 are classified in accordance with the Canadian Institute of Mining, Metallurgy, and Petroleum's "CIM Standards on Mineral Resources and Reserves, Definitions and Guidelines", 2000, as required by Canadian National Instrument 43-101. In addition, the mineral reserve estimates presented herein comply with the reserve categories required by SEC Industry Guide 7 in the United States.

The Mineral Resources and Reserves are estimated using a cutoff grade derived from operating cost estimates and a gold price of US$350 per ounce, equating to a cutoff grade of 0.19opt Au (6.5gpt Au) and are shown in Table 1.

Table 1: Resource & Reserve Statement

Area	Classification	Tonnage		Grade		Contained
		(tons)	(tonnes)	(opt)	(gpt)	(oz)
Resources
Gold Bowl	Indicated	121,500	110,200	0.56	19.2	68,000

SW Zone	Inferred	174,800	158,600	0.40	13.7	69,900
Gold Bowl	Inferred	146,400	132,800	0.48	16.5	70,300
Total	Inferred	321,200	291,400	0.43	15.0	140,200

Reserves
SW Zone	Probable	2,471,100	2,241,800	0.34	11.7	840,200
Gold Bowl	Probable	604,500	548,400	0.25	8.6	151,100
Total	Probable	3,075,600	2,790,200	0.32	11.1	991,300

Notes: Mineral Resources are exclusive of Mineral Reserves. US investors are advised that use of the terms "measured resource", "indicated resource" and "inferred resource" are recognized and required by Canadian securities regulations. These terms are not recognized by the U.S. Securities Exchange Commission. U.S. investors are cautioned not to assume that all, or any part, of a mineral resource will ever be converted into mineral reserves.

Mining & Development

The mining methods applied in the study for the entire deposit include variations of the room and pillar and cut and fill designed to operate at a rate of 1,500tpd. In the Gold Bowl, and locally in the eastern most part of the SWZ, the possibility exists for limited areas of longhole mining. However, for this report the more conservative room and rib pillar and cut and fill method was used to develop all stope shapes and development and production schedules.

In this mining method, a pilot drift is driven in ore just above the footwall contact for the entire length of the panel. Behind the face, core will be drilled both down and up to determine the final h/w and f/w contacts of the panel. Once the footwall contact is determined, a bench will be taken as required and then filled to permit the next lift to be mined. In primary stopes, cemented fill consisting of glacial gravels will be placed. Once set, the next lift in the cycle will begin. This will continue until the hanging wall contact is met. Normal drive height will be approximately 12ft to 14ft. The panels will be a maximum of 16ft wide. When completed, the primary panels will be fully filled with cemented fill to the back, pushed up with machinery. The secondary stopes (pillars mined between the primary stopes) will be 70% filled with uncemented rock fill or glacial gravel. The machinery used to mine will be electric hydraulic jumbos, LHD's and 40t trucks with minimal use of jacklegs and stopers.

Stope panel dimensions are 16ft wide with a variable height depending on thickness of material, but a majority of the panels will be between 24ft and 30ft high. A previously completed geotechnical study indicates that the 16ft wide dimension will be a conservative and safe dimension. The 16ft width also allows for minimal waste dilution from the footwall as the panel is being mined.

The development plan is designed to provide access along the entire deposit in the SWZ so that sufficient access is available for a production rate of at least 1500tpd. Scheduling of production is based on 3D solid models of development and production headings. It is anticipated that further fine tuning of this development plan will be done during operation but it is unlikely there will be significant change to the total amount of development required. However, improvement to the ore production schedules may be realized. It should be emphasized that this development plan was based on the concept of cut and fill mining only and economies are expected with more detailed stope planning. Additionally, conservatism is built into the scheduling to ensure that production and development targets will be met.

Backfill for placement into the underground workings will be excavated from the Dry Gulch Quarry, a quarry to be located close to the mine. Glacial gravels will be loaded by a conveyor into the haul trucks on the return route from the Kettle River Mill.

Ore Haulage

Ore mined at the Buckhorn Mt. Mine will be hauled and stockpiled at the mine site north of the Main Portal. Stockpiled ore will be loaded into highway-legal haul trucks by a front-end loader and trucked about 57miles to the Kettle River Mill for processing.

Ore Processing

Ore mined at Buckhorn Mountain will be processed at the existing Kettle River Mill under the terms of a tolling agreement. Process Research Associates have completed an analysis which determined that a Falcon Gravity Centrifugal Concentrator followed by cyanidation of the gravity tailings in parallel with regrinding of the gravity concentrate and its cyanidation gives good results, suggesting a gold extraction rate of 91.6%. The study assumes a metallurgical recovery rate of 90%.

The mill is located outside of the town of Republic, Washington, and was built in the 1980's to treat a variety of gold ores coming for a group of mines in the area. The plant consists of an ore receiving pad, a primary/secondary crushing plant and double fine ore bin followed by grinding, gravity separation (Falcon Concentrator) of the whole ground slurry, cyanidation, carbon adsorption/desorption system and gold electrolysis. The gravity concentrate is subjected to intense cyanidation in a separate circuit. In general, the plant and equipment are in very good condition, well maintained and clean.

The material tested at PRA required regrinding of the gravity concentrate to about 40 microns to achieve a high recovery by standard cyanidation. This could easily be achieved at the Kettle River Mill with a minimum of investment/modification. One of the rod mills (500hp) could be dedicated to regrinding the gravity concentrate. The modifications required would be minimal and would consist of the following:

    Optional rearrangement of the feed conveyor under the bin to send all the feed through one conveyor rather than two. This is not absolutely necessary as all feed could go through one bin.

    Remove the rod load, put in a ball load (seasoned 1.5" recommended)

    Install a new discharge pump box and remove the existing transfer launder.

    Install two new mill discharge pumps (one spare, one operating)

    Install a cyclopak with the underflow discharging to the mill feed chute

    Install all piping including cyclone overflow line to the head of the cyanidation circuit. Alternatively, the reground material could be sent to the existing intense cyanidation circuit, which would otherwise be redundant.

    If the Falcon Concentrator is not relocated inside the mill building, there will be a need to install a receiving pump box and two pumps (one spare one operating) to send the concentrate to the regrinding circuit.

The estimated cost for this work, totaling approximately US$200,000 is included in the capital cost estimate.

Environmental Considerations

No licenses, permits or certificates of authorization are currently in place relating to the planned mining operation at the Buckhorn Mt. Project. In June of 2003 an initial Plan of Operations was submitted to the state and USFS proposing an underground mine with a remote quarry located 7mi by road to the southwest of the deposit. Subsequent to comments by the USFS a revised Plan of Operations was submitted in August of 2003 and was accepted for completeness by the USFS. Pursuant to NEPA and Washington SEPA requirements the lead agencies were established as the USFS and DOE. The agencies decided that the environmental analysis of the proposed action requires the preparation of a supplemental Environmental Impact Statement (SEIS). Public scoping was started on August 28, 2003.

A further modified Plan of Operations is in preparation to be submitted to the lead agencies which will describe a project for an underground mining operation with trucking of the ore to the Kettle River Operations owned by Kinross Gold Corporation (Kinross). The Plan of Operations will be similar to that proposed in this study. The agencies are currently considering a similar plan as an alternative to the Plan submitted.

This new Kettle River milling scenario makes the proposed concept very similar to four other previously operated underground mines permitted by Echo Bay Mines (now Kinross) in recent years. Mining and milling procedures are essentially the same and, based on environmental baseline studies conducted to date and discussions with lead agencies, no impediments are anticipated to issuance of permits.

Capital & Operating Costs

Operating costs are shown in Table 2. All costs and material consumption rates are based, where possible, on experience and recommendations by suppliers. The operating costs include wages, bonus and wage burden, costs of materials, consumables, and equipment maintenance and operation. Labor costs were taken from comparable data at the nearby Kettle River Operations owned by Kinross Gold. Costs of ore haulage are based on quote from a local contractor. Ore will be tolled milled at the Kettle River facility.

Table 2: LoM Operating Costs

Unit Cost	Basis	Unit Cost(1) (US$/t-milled)	Total Cost(1) (US$million)
Mining Cost	100% variable	$27.53/t	$84.351
Ore Transportation to Mill	100% variable	$8.93/t	$27.645
Mill Processing	100% variable	$20.00/t	$61.511
Administration	100% fixed	$1.90/t	$5.846
TOTAL OPERATING	-	$58.26/t	$179.173

(1) Note totals are slightly different since a small portion of mining costs (during pre-production) were capitalized and are included in Table 4.

Capital costs, shown in Table 3 for equipment to be purchased for the underground mine were gathered from equipment suppliers based on the equipment selection. For the mobile equipment selected, quotes for new and fully reconditioned used equipment were solicited. Salvage value at the end of the mine life is estimated to equal building and equipment decommissioning costs. Reclamation costs are estimated to be US$500,000. A reclamation bond of US$3.0million will be posted prior to commencement of operations, as per regulatory requirements. Bond release will occur upon completion of mine closure activities.

Table 3: LoM Capital Costs (US$000s)

Description	Initial Capital	Sustaining Capital	Total Capital
Mine Operations
Capitalized Development	$5,006	$9,147	$14,153
Mine Mobile Equipment	$10,798	$1,000	$11,798
Backfill Quarry & Equipment	$1,129	-	$1,129
Subtotal Mine	$16,933	$10,147	$27,080
Mill
Mill Improvements	$200	-	$200
Toll Milling Agreement	$5,000	-	$5,000
Subtotal Mill	$5,200	-	$5,200
Infrastructure
Site Preparation & Roads	$1,863	-	$1,863
Mine Office & Shops	$506	-	$506
Water Treatment Plant	$400	-	$400
Electric Power Generators	$1,100	-	$1,100
Other	$639	-	$639
Subtotal Infrastructure	$4,508	-	$4,508
Other Capital
Pre-Production Expenses	$304	-	$304
Royalty Buyout	$2,000	-	$2,000
Mine Closure	$500	-	$500
Owner's Construction Costs	$3,138	-	$3,138
Subtotal Other Capital	$5,942	-	$5,942

TOTAL CAPITAL	$32,583	$10,147	$42,729

Technical-Economic Results

The technical-economic parameters used in the report are shown in Table 4.

Table 4: Model Parameters

Model Parameter	Technical Input
General Assumptions
Pre-Production Period	16 months
Production Start Date	October, 2006
Mine Life	74 months
Operating Days	365 days
Production Rate (avg.)	1,500tpd
Stockpile (avg.)	10 days
Market
Gold Price (base case)	US$350/oz
Refinery Charges	US$1.50/oz
Royalty (Buyout paid in 1st production year)	US$2.0M

Economic Results, summarized in Table 5, are on a pre-tax basis and assumes 100% equity to provide a clear picture of the technical merits of the project. The project cash cost is US$201/oz, (or $58.26/t-milled). The pre-tax base case valuation result of NPV10% US$56.8million, IRR 87% indicate a robust project.

Table 5: Technical-Economic Results

Description	Technical Input or Result
Ore
Ore Milled	3,075.6kt
Contained Gold	990.3koz
Recovered Gold	891.2koz
Revenue (US$000s)
Net Revenue	$310,598
Market Price	US$350/oz
Operating & Capital Cost (US$000s)
Mining	$179,173
Capital	$42,729
Total	$221,902
Cash Cost (US$/oz)	$201.04/oz
Cash Cost (US$/t-milled)	$58.26/t
Cash Flow (NPV0%)	$88,696
(NPV5%)	$70,376
(NPV10%)	$55,688

Table of Contents

1.0 INTRODUCTION *

1.1 Terms of Reference *

1.2 Basis of the Report *

1.3 Limitations & Reliance on Information *

1.4 Disclaimers & Cautionary Statements for US Investors *

1.5 Mineral Resource/Mineral Reserve Statements & LoM Plans *

1.6 Price Strategy *

1.7 Qualifications of Consultant (SRK) *

1.8 Background *

1.8.1 Property Description, Location & Access *

1.8.2 Physiography & Climate *

1.8.3 Land Status *

1.8.4 Net Smelter Royalty *

1.8.5 Infrastructure & Environmental Liabilities *

1.8.6 Project History *

2.0 Geology & MINERALIZATION *

2.1 Regional Geology *

2.2 Property Geology *

2.2.1 Lithology *

2.2.2 Structure *

2.2.3 Alteration *

2.3 Mineralization *

2.3.1 Mineralization in the Southwest Zone *

2.3.2 Mineralization in the Gold Bowl *

2.3.3 Mineralization in the Andesite Zones *

3.0 Mineral Resources & Reserves *

3.1 Drill Hole Database *

3.2 Sampling Method & Approach *

3.3 Sample Preparation, Analysis & Security *

3.4 Data Verification *

3.4.1 Drillhole Location & Survey Data *

3.4.2 Assay Data *

3.4.3 Specific Gravity Data *

3.5 Mineral Resource Estimation *

3.5.1 Introduction *

3.5.2 Drillhole Data *

3.5.3 Geological Model *

3.5.4 Block Model Construction *

3.5.5 Statistical Analysis *

3.5.6 Variography & Geostatistics *

3.5.7 Grade Interpolation *

3.5.8 Density Modeling *

3.5.9 Model Verification *

3.5.10 Mineral Resource Categorization *

3.5.11 Mineral Resource Tabulation *

3.6 Resource & Reserve Classification *

3.7 Tabulation of Resources & Reserves *

3.8 Exploration Potential *

3.9 Reserve Reconciliation *

4.0 mining *

4.1 Mining Methods *

4.1.1 Mine Access *

4.1.2 Room & Rib Pillar, Cut & Fill *

4.1.3 Development *

4.1.4 Production Drilling *

4.1.5 Blasting *

4.1.6 Mucking *

4.1.7 Backfilling *

4.2 Mining Rock Mechanics *

4.2.1 Faults *

4.2.2 Rock Mass Classification *

4.2.3 Stope Dimensioning *

4.2.4 Ground Support *

4.3 Stope Sequencing *

4.4 Mobile Equipment *

4.5 Planned Productivities *

4.6 Ventilation *

4.7 Ore & Waste Handling Systems *

4.7.1 Scoops *

4.7.2 Haul Trucks *

4.7.3 Material Sizing *

4.7.4 Waste Handling *

4.7.5 Ore Handling *

4.8 Mine Dewatering *

4.9 Surface Buildings *

4.10 Mine Maintenance *

4.11 Mine Electrical *

4.12 Mine Water Supply & Compressed Air *

4.13 Underground Communications *

5.0 SURFACE ORE HAULAGE *

5.1 Mine Supplies *

5.2 Roads & Ore Transportation *

6.0 mineral processing *

6.1 Procedures *

6.1.1 Sample Preparation & Characterization *

6.1.2 Gravity Concentration *

6.1.3 Cyanidation *

6.2 Metallurgical Results *

6.2.1 Sample Preparation & Characterization *

6.2.2 Scoping Tests *

6.2.3 Regrinding of Rougher Gravity Concentrate *

6.2.4 Testing at a medium Grind Size of 74 Microns *

6.3 Process Recovery *

6.4 Kettle River Process Facility *

7.0 environmental considerations *

7.1 Previous Mining Activities *

7.2 Licenses & Certificates of Authorization *

7.3 Waste Management *

7.4 Water Management *

8.0 Manpower *

8.1 Underground *

8.1.1 Mining Personnel *

8.1.2 Productivities *

8.1.3 Maintenance Personnel *

8.2 Processing *

8.3 Administration & Technical Services *

8.4 Organization Chart *

8.5 Salaries, Wages *

9.0 Project Schedule *

9.1 Construction Period *

9.2 Life of Mine Production & Development *

10.0 Operating Cost *

10.1 Mining Cost *

10.2 Ore Transportation & Milling Cost *

10.2.1 Ore Transportation *

10.2.2 Milling Costs *

10.3 Administration Cost *

11.0 Capital Cost *

11.1 Mobile Equipment *

11.2 Salvage Value *

11.3 Environmental & Closure *

12.0 TECHNICAL-Economics *

12.1 Model Parameters *

12.2 Mine & Mill Production *

12.3 Capital & Operating Costs *

12.3.1 Capital Costs *

12.3.2 Operating Costs *

12.4 Economic Results *

12.5 Project Sensitivity *

13.0 REFERENCES *

Tables

Table 1.7.1: Key Project Personnel *

Table 1.8.1: Patented Mining Claims & Land Options *

Table 3.5.1: Summary of Drillholes Used on 2003 Resource Estimate *

Table 3.5.2: Geologic Models Used for the SWZ Resource Estimation *

Table 3.5.3: SWZ "Unwrinkling" Parameters *

Table 3.5.4: Geologic Models Used for Gold Bowl Resource Estimation *

Table 3.5.5: Block Model Geometries *

Table 3.5.6: Summary Statistics of Composites Used for SWZ Grade Interpolation *

Table 3.5.7: Summary Statistics of Composites for Gold Bowl Grade Interpolation *

Table 3.5.8: SWZ Nugget Effect as Determined Using Various Methods *

Table 3.5.9: SWZ Variogram Sill Values as Determined Using Various Methods *

Table 3.5.10: Target Solids & Source Regions for SWZ Grade Interpolation *

Table 3.5.11: SWZ Pass-1 Grade Interpolation Parameters *

Table 3.5.12: SWZ Pass-2 Grade Estimation Parameters *

Table 3.5.13: SWZ Pass-3 Grade Estimation Parameters *

Table 3.5.14: SWZ "SWORE" Solids Grade Interpolation Parameters *

Table 3.5.15: Number of SWZ Model Blocks Updated During Each Pass *

Table 3.5.16: Summary of Drillholes Used on 2003 Resource Estimate *

Table 3.5.17: Grade Interpolation Profile for each Gold Bowl Modeled Ore Solid *

Table 3.5.18: Gold Bowl Pass-2 Grade Interpolation Profile Parameters *

Table 3.5.19: Number of Gold Bowl Model Blocks Updated During Each Pass *

Table 3.5.20: SWZ Pass-1 Magnetite Interpolation Parameters *

Table 3.5.21: SWZ Pass-2 Magnetite Interpolation Parameters *

Table 3.5.22: Summary of Drillholes Used on 2003 Resource Estimate *

Table 3.5.23: Density Assigned to Gold Bowl Ore Solids & Domains *

Table 3.5.24: Gold Bowl Resource Categorization *

Table 3.5.25: SWZ Mineral Resource Classification *

Table 3.5.26: Gold Bowl Mineral Resource Classification *

Table 3.5.27: Other Mineralization in the Gold Bowl *

Table 3.7.1: Resource & Reserve Statement *

Table 3.9.1: Previous Reserve Statement *

Table 4.2.1: Uniaxial Rock Strength Parameters *

Table 4.2.2: Description of Geotechnical Domains *

Table 4.2.3: Mining Rock Mass Rating (MRMR) of Domains *

Table 4.4.1: Mobile Equipment *

Table 4.4.2: Equipment Utilization *

Table 4.5.1: Mining Productivity *

Table 4.6.1: Ventilation Estimate Based on Diesel Equipment *

Table 4.6.2: Main Airways *

Table 4.11.1: Underground Mine - Installed Electrical Load *

Table 5.1.1: Surface Road Haul *

Table 6.2.1: Surface Road Haul *

Table 6.2.2: Effect of Grind Size on gravity Concentration *

Table 6.2.3: Pan Concentrates from Cleaning the Gravity Concentrates *

Table 6.2.4: Cyanidation of Final Gravity Tailings *

Table 6.2.5: Cyanidation of Final Gravity Tailings *

Table 6.2.6: Gravity Separation & Cyanidation of Products *

Table 6.2.7: Material Balance of Centrifugal Gravity Concentration *

Table 6.2.8: Cyanidation of Gravity Concentrate - Effect of Particle Size *

Table 6.3.1: Material Balance *

Table 7.2.1: Environmental Permits *

Table 7.3.1: Sequence of Initial Development Rock for Temporary Storage *

Table 7.3.2: Summary of Acid Generation Potential for Development Rock *

Table 8.1.1: Mine Personnel, Year 2 *

Table 8.1.2: Mine Manpower Productivity *

Table 8.3.1: Administration & Technical Services Personnel *

Table 8.5.1: Salaries & Wages *

Table 9.2.1: Production Schedule *

Table 10.1.1: Operating Cost, Mining *

Table 10.1.2: Operating Cost, Development *

Table 10.1.3: Operating Cost, Raise Boring *

Table 10.2.1: Operating Cost, Ore Transportation *

Table 10.3.1: Administration Costs *

Table 11.1.1: Capital Costs, Mobile Equipment *

Table 11.1.2: Capital Costs, Other Equipment *

Table 12.1.1: Technical-Economic Model Parameters *

Table 12.2.1: Mine & Mill Production Statistics *

Table 12.3.1: LoM Capital Costs (US$000s) *

Table 12.3.2: LoM Average Operating Costs *

Table 12.4.1: Technical-Economic Results *

Table 12.5.1: Project Sensitivity, Market Price vs. Process Recovery (US$million) *

Table 12.5.2: Project Sensitivity, Gold Grade vs. Process Recovery (US$million) *

Table 12.5.2: Project Sensitivity, Operating vs. Capital Costs (US$million) *

Figures

Figure 1.1: Regional Location, Buckhorn Mountain Project *

Figure 1.2: Land Disposition, Buckhorn Mountain Project *

Figure 1.3: Unpatented Claims, Buckhorn Mountain Project *

Figure 2.1: Regional Geologic Setting *

Figure 2.2: Surface Geology, Buckhorn Mountain Project *

Figure 2.3: Schematic Cross-Section, Southwest Zone *

Figure 2.4: Plan View, Contoured grade x Thickness of SWZ Drillhole Intercepts *

Figure 2.5: Plan View, 'Vertically-Accumulated' Modeled Ounces in the SWZ *

Figure 2.6: Schematic Cross-Section, Gold Bowl *

Figure 2.7: Schematic Cross-Section, Buckhorn Mt. Gold Deposit *

Figure 3.1: Drill Hole Collar Locations *

Figure 3.2: 2002 In-Fill Drill Holes *

Figure 3.3: 3D Ore Solids, SWZ Geological Models (SW) *

Figure 3.4: 3D Ore Solids, SWZ Geological Models (NE) *

Figure 3.5: 3D Ore Solids, Gold Bowl Geological Models (SW) *

Figure 3.6: Schematic Diagram Showing Volume Calculation Using Needling *

Figure 3.7: Log-Normal Histogram of SWZ Drillhole Assay Composites *

Figure 3.8: Cumulative Frequency of SWZ Drillhole Assay Composites *

Figure 3.9: Log-Normal Histogram of GB Drillhole Assay Composites *

Figure 3.10: Cumulative Frequency of GB Drillhole Assay Composites *

Figure 3.11: 3D Semi-Variogram of SWZ Top Domain Composites (1) *

Figure 3.12: 3D Semi-Variogram of SWZ Top Domain Composites (2) *

Figure 3.13: 3D Vertical Semi-Variogram of SWZ Top Domain (3) *

Figure 3.14: 3D Omni-Directional Semi-Variogram of SWZ T8 Composites *

Figure 3.15: Downhole Semi-Variogram of all SWZ Composites *

Figure 3.16: 3D Omni-Directional Semi-variogram of all SWZ Composites *

Figure 3.17: Scatter Diagram of SWZ Drillhole Assay Composite Grade *

Figure 3.18: Cumulative Frequency of SWZ Estimated Block Grades & Drillhole Assay Composite Grades *

Figure 3.19: Scatter Diagram of GB Drillhole Assay Composite Grade *

Figure 3.20: Log-Normal Histogram of GB Estimated Block Grades & Drillhole Assay Composite Grades *

Figure 3.21: Cumulative Frequency of GB Estimated Block Grades & Drillhole Assay Composite Grades *

Figure 4.1: Site Plan *

Figure 4.2: Example of Stope Access *

Figure 4.3: Mine Development Plan *

Figure 4.4: Dry Gulch Quarry *

Figure 4.5: Backfill Batch Plant, Typical Cross Section *

Figure 4.6: Typical Stope Sequence *

Figure 4.7: Ventilation System Schematic *

Figure 5.1: Mine Access & Ore Haul Route *

Figure 8.1: Organization Chart *

Figure 9.1: Monthly Mill Feed Grade *

Figure 9.2: Monthly Ore, Waste & Gold to Mill *

Figure 12.1: Technical-Economic Model *

Appendices

Appendix A1: Mine Site & Mill Claims

Appendix A2: Economic Geology of the Crown Jewel Gold Skarn Deposit

Appendix A3: Resource Model Drillhole Database

Appendix A4: Drillhole Intersections and Averaged Grades across GB Solids & Polygons

Appendix A5: Southwest Zone Intersections

Appendix A6: Excerpts from Johnson, 1992, "The Crown Jewel Deposit Reserve Report

Appendix A7: Sampling Procedures for 2002-03 SWZ Drilling

  INTRODUCTION

  SRK Consulting ("SRK") was commissioned by Crown Resources Corporation ("Crown") in November 2002 to prepare a feasibility study with the primary objective of bringing the Buckhorn Mountain Project ("Project") into production.

  The underlying technical information for this report represents a compilation of work performed by Crown, Greystone Engineering ("Greystone"), Cooper McKinnon & Neal ("CM&N"), Process Research Associates ("PRA") and SRK personnel over the last 12 months.

    Terms of Reference

The Life-of-Mine mining plan has been prepared by Crown engineers and independent consultants with extensive knowledge of this project. SRK and Crown agree that while preparation of the report was not required to be to a bankable standard, it was nonetheless critical that realistic and achievable results be presented.

SRK's scope of involvement included:

    Review of the engineering work;

    Evaluation of resources and reserves;

    Review of the mine plan and production schedule;

    Review of environmental plans and permits;

    Review of operating and capital cost estimates;

    Review of the financial results and sensitivities; and

    Final sign-off of the report.

The objective of the report was to design a practical mine based upon the stated assumptions and operating parameters.

The sources of information used in preparing this report are listed in Section 13 of this report.

    Basis of the Report

In summary, this report has been based on:

    Inspection visit to the Buckhorn Mountain deposit by Mike Michaud in 2003;

    Full access to key personnel for discussion and enquiry;

    A review of the underlying geological and sampling data, including spot checks of the core;

    Statistical and geostatistical analysis of the sample data with generation of estimating parameters;

    A geotechnical study prepared by SRK;

    Construction of a grade model by Crown personnel under the supervision of SRK;

    Development by Crown personnel and its consultants of a Life of Mine ("LoM") development and extraction plan including development of fundamental mining parameters, access, development sequence, mine fleet and ancillary equipment, labor, ventilation, power, water and maintenance;

    Review of the LoM plan by SRK with adjustments and modifications as deemed appropriate;

    Estimation of mining costs developed from equipment, manpower and consumables developed from the LoM plan;

    Mineral process on the basis of toll treatment by the nearby Kettle River mill; and

    Classification of Mineral Resources and Mineral Reserves by SRK.

SRK's approach in undertaking the estimation of the Mineral Resource and Mineral Reserve estimations and classifications is detailed in Section 3. Mineral Resource and Mineral Reserve statements, LoM plans and related estimation methodologies, which were developed by SRK and others, are presented in this report.

SRK has not independently verified the underlying data, including sampling and assay data.

    Limitations & Reliance on Information

    SRK's opinion contained herein and effective November 14, 2003, is based on information provided to SRK by Crown throughout the course of SRK's investigations as described in Section 1.2, which in turn reflect various technical and economic conditions at the time of writing. Given the nature of the mining business, these conditions can change significantly over relatively short periods of time.

    The achievability of LoM plans, budgets and forecasts are inherently uncertain. Consequently actual results may be significantly more or less favorable.

    This report includes technical information, which requires subsequent calculations to derive sub-totals, totals and weighted averages. Such calculations inherently involve a degree of rounding and consequently introduce a margin of error. Where these occur, SRK does not consider them to be material.

    SRK is not an insider, associate or an affiliate of Crown, and neither SRK nor any affiliate has acted as advisor to Crown or its affiliates in connection with the Buckhorn Mountain Project. The results of the study by SRK are not dependent on any prior agreements concerning the conclusions to be reached, nor are there any undisclosed understandings concerning any future business dealings.

    SRK reviewed a limited amount of correspondence, pertinent maps and agreements to assess the validity and ownership of the mining concessions. However, SRK did not conduct an in-depth review of mineral title and ownership; consequently, no opinion will be expressed by SRK on this subject.

    Disclaimers & Cautionary Statements for US Investors

    In considering the following statements SRK, notes that the term "ore reserve" for all practical purposes is synonymous with the term "Mineral Reserve".

    The United States Securities and Exchange Commission (the "SEC") permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce from. Certain items are used in this report, such as "resources," that the SEC guidelines strictly prohibit companies from including in filings with the SEC.

    Ore reserve estimates are based on many factors, including, in this case, data with respect to drilling and sampling. Ore reserves are determined from estimates of future production costs, future capital expenditures, and future product prices. The reserve estimates contained in this report should not be interpreted as assurances of the economic life of the Mining Assets or the future profitability of operations. Because ore reserves are only estimates based on the factors described herein, in the future these ore reserve estimates may need to be revised. For example, if production costs decrease or product prices increase, a portion of the resources may become economical to recover, and would result in higher estimated reserves. The converse is also true.

    The LoM Plans and the technical economic projections include forward-looking statements that are not historical facts and are required in accordance with the reporting requirements of the Ontario Securities Commission ("OSC"). These forward-looking statements are estimates and involve a number of risks and uncertainties that could cause actual results to differ materially.

    SRK has been informed by Crown that there is no current litigation that may be material to any of the Buckhorn Mountain assets, and that Crown is not aware of any pending litigation that may be material to any of the Buckhorn Mountain assets.

    Mineral Resource/Mineral Reserve Statements & LoM Plans

    The effective date of the mineral resource and mineral reserve statements in this report is 14 November 2003.

    Price Strategy

    In this report, mineral reserves were calculated at a gold price of US$350/oz. Mineral resources were calculated by technical-economic analysis at a gold price of US$350/oz.

    Qualifications of Consultant (SRK)

    The SRK Group comprises 500 staff, offering expertise in a wide range of resource engineering disciplines. The SRK Group's independence is ensured by the fact that it holds no equity in any project and that its ownership rests solely with its staff. This permits the SRK to provide its clients with conflict-free and objective recommendations on crucial judgment issues. SRK has a demonstrated track record in undertaking independent assessments of Mineral Resources and Mineral Reserves, project evaluations and audits, technical reports and independent feasibility evaluations to bankable standards on behalf of exploration and mining companies and financial institutions worldwide. The SRK Group has also worked with a large number of major international mining companies and their projects, providing mining industry consultancy service inputs.

    This report has been prepared based on a technical and economic review by a team of consultants sourced from the SRK Group's Toronto, Canada and Denver, US offices. These consultants are specialists in the fields of geology, Mineral Resource and Mineral Reserve estimation and classification, underground mining and mineral economics.

    Neither SRK nor any of its employees and associates employed in the preparation of this report has any beneficial interest in Crown or in the assets of Crown. SRK will be paid a fee for this work in accordance with normal professional consulting practice.

    The individuals who have provided input to this report, who are listed below, have extensive experience in the mining industry and are members in good standing of appropriate professional institutions.

    The key project personnel contributing to this report are listed in Table 1.7.1. Certificate and Consent forms are provided in Appendix B.

    Table 1.7.1: Key Project Personnel

Company	Name	Title	Discipline
Crown Resources	Walter H. Hunt	Vice President, Operations
SRK Consulting	Michael Michaud	Principal Geologist	Resources
	William Tanaka	Principal Geological Engineer	Reserves
	Ken Reipas	Principal Mining Engineer	Mining
	Nick Michael	Sr. Mineral Economist	Project Economics
Greystone Engineering	Lyle A. Morgenthaler	Consulting Engineer	Mine Design
Cooper, McKinnon & Neal	Peter Cooper	Geologist
	Tyler McKinnon	Geologist
	William Neal	Geologist
Process Resource Associates	John Huang	Metallurgist	Project Manager
	Michael Robert	Process Specialist	Metallurgy

    Background

      Property Description, Location & Access

      The Project is located in the Myers Creek Mining District of northeastern Okanogan County, Washington, in the southwest quarter of Section 24, Township 40N, Range 30E (Figure 1.1). The gold deposit occurs beneath the north flank of Buckhorn Mountain, a prominent peak in the Okanogan Highlands about 150mi northwest of the city of Spokane, Washington. The mining town of Republic, WA is about 25mi to the southeast, the agricultural town of Oroville, WA is about 20mi due west and the settlement of Chesaw lies about 3mi to the west. The settlement of Rock Creek, British Columbia is located about 7mi due north. None of these smaller communities exceed 2,500 in population.

      Chesaw, the nearest community to the deposit, is accessible via a well-maintained paved county road from Oroville (Figure 5.1). Access to the property can be gained by continuing on the same county road about 3mi, then eastward and northward about 6mi on the gravel County Road 4895 and the USFS maintained Road 120.

      Access to the property may also be gained from the east, via a series of USFS gravel roads that are connected to a paved county road running along the Toroda Creek valley, approximately 6mi east of the Project.

      Physiography & Climate

      The Okanogan Highlands physiographic province is mountainous, and is characterized by rounded peaks and moderately steep walled valleys. The elevation range in the project area is approximately 4,500ft to 5,500ft, with slopes of 2H:1V common (Johnson, 1992). The summit of Buckhorn Mountain is at 5,602ft, and is the highest in the Myers Creek district. The mountainside under which the deposit lies has a thin mantle of glacial till and/or coarse colluvium with sparse outcropping bedrock.

      Upland areas of the highlands have been dissected by a series of creeks that form a dendritic drainage pattern. Drainage in the project area is predominantly eastward into Toroda Creek, and subordinately westward into Myers Creek, both of which flow northward into the Kettle River and ultimately into the Columbia River. Major creeks draining the Property define a strong northwest-southeast grain in the regional drainage pattern.

      Vegetative cover in the project area is mostly coniferous forest dominated by Douglas fir and western larch. Natural openings on forested hillsides consist of dry scrublands or grassy meadows. The project area has been extensively logged, mostly by selective salvage methods. There are scattered clear cuts about Buckhorn Mountain currently in varying stages of regeneration. The upper reaches of Buckhorn Mountain are still forested, whereas the northern flank, under which the northern portion of the deposit lies, has been clear cut.

      The climate in the deposit area can be considered temperate. Local meteorological conditions were monitored by BMG and their measurements correlated with historical data from other stations in the region. Calculated mean monthly temperatures range from 21 F to 61 F, with daily extremes ranging from near -10 F to near 90 F. The calculated mean annual precipitation is 20in, approximately 35% of which falls as snow. Average total snow accumulation in the area of the deposit is about 3ft. May and June are the wettest months, September and October the driest.

      Land Status

      The deposit is centered at approximately 48 57'N latitude and 118 59'W longitude, and is located on a property position of approximately 1,700 acres of unpatented mining claims and about 190 acres of private property. Additionally, Crown owns approximately 820 acres of other private land in the vicinity.

      The northernmost portion of the deposit is located on private land with surface and mineral title belonging to Crown. The majority of the deposit is located under United States Forest Service ("USFS") surface rights. Since 1987, Crown has held the mineral rights to the area of the deposit through unpatented mining claims and fee land. A list of claims in the deposit area currently owned or controlled by Crown is included in Appendix A-1. The land status and location of unpatented claims are shown on Figures 1.2 and 1.3.

      Patented mine claims and option land for backfill borrow pit areas are shown in Table 1.8.1.

      Table 1.8.1: Patented Mining Claims & Land Options

Description	Township	Range	Section(s)	PIN	Size (acres)
Patented Mine Claims (Ore)
MS 1035	40	30	14 & 23
MS 1145	40	30	13,14,24 & 23
MS 1034	40	30	14&23
MS 640	40	30	14 & 23
MS 673	40	30	23 & 24
Total Claims					191.82
Land Option (Backfill Borrow Area)
Private Owner	39	30	04	0011	21.03
Private Owner	39	30	04	0010	21.03
Private Owner	39	30	04	0009	21.03
Private Owner	39	30	04	0015	21.32
Private Owner	39	30	04	0014	20.11
Private Owner	39	30	04	0013	20.11
Total Land Options					124.63

      Net Smelter Royalty

      By virtue of an underlying agreement with Crown (dated July 23, 2001) Newmont Mining Corporation ("Newmont") is entitled to a net smelter return ("NSR") royalty on the first 1million ounces of gold production from the Property. The value of the royalty is based on the prevailing price of gold, ranging from 0.5% for gold below US$280/oz to 4.0% for gold over US$400/oz. Crown has the right to buy-out this royalty within five years of the agreement date for US$2.0million in cash. This study assumes a buyout of the NSR.

      Infrastructure & Environmental Liabilities

      Site infrastructure at the mine will be located on private land owned by Crown and on USFS public land. Road access will include existing public rights of way owned by Okanogan County and by the Forest Service. A right of way across Washington State land will also be acquired as part of the permitting process for the mine.

      Crown has limited outstanding environmental liabilities with respect to the Property. Newmont has completed physical reclamation of all past exploration disturbance. Revegetation is in progress. Crown has responsibility for reclamation of baseline environmental monitoring facilities (e.g. well sites and their access routes). The USFS has required Crown to post a US$90,000 bond cover this liability.

      Project History

Background

The district developed very shortly after the opening of the former north half of the Colville Indian Reservation in 1896. The settlement of Chesaw was originally established as a prospectors' encampment, but quickly developed into a sizable mining community. Between 1900 and 1950, some dozen mines produced minor amounts of copper, gold, silver, and iron ore from within the district, including half a dozen from around Buckhorn Mountain. Several of these occur on Crown's current property; however none are thought to have produced commercial quantities of ore.

Five of the historic mines around Buckhorn Mountain, and a few undeveloped prospects, exploited components of the extensive skarn in which Crown's gold deposit is hosted. According to Moen's descriptions, the style of mineralization in many of these historic mines is similar to that of Buckhorn Mountain Project; however none of the historically targeted mineralization is part of what is now recognized as the Project.

After 1950, when production from around Buckhorn Mountain ceased, exploration continued sporadically. The most concerted efforts made by several large companies during the 1960s and 1970s, focused on copper. Crown acquired the current property and began a systematic gold exploration program in 1988.

Discovery & Deposit Delineation

Crown conducted surface geophysical and geochemical surveys and in August 1988, embarked on an exploration-drilling program targeted at coincident magnetic and gold-in-soil anomalies. The second hole of the program intersected two significant zones of mineralization in what is now known to be the northern portion of the Buckhorn Mountain gold deposit. Following this discovery hole and four others with significant intercepts, an expanded systematic drilling program was launched (Neal and Stiles, 1995). Crown ultimately drilled approximately 75,600ft in 204 holes, the vast majority of which were by reverse circulation ("RC") methods.

In March 1990, Crown granted Battle Mountain Gold ("BMG") an option to become a joint venture partner in continued exploration and ultimate development of the property, with BMG as the operator. Delineation drilling continued through 1991 and into 1992, during which time BMG completed an additional 556 holes totaling approximately 228,500ft. About a quarter of these holes were diamond-cored.

In January 1992, BMG submitted a plan of operations to relevant permitting agencies regarding the construction, operation, closure and reclamation of a surface mining and milling operation on the property. Additional drilling in 1992 was primarily directed toward condemnation of potential production-related facility sites. Seven in-fill RC holes totaling 3,380ft were drilled in mid-year, in part for better definition of the southern limit of the deposit. An additional five core holes totaling 1,858ft were drilled in 1995, primarily for the acquisition of permitting-related testing materials. These latter holes were sited as 'twins' of existing holes.

Crown drilled 41 core holes on the perimeter of the Southwest Zone during 2002 and 2003. The objectives of this program were to:

    Test for continuity of thickness and grade in critical areas;

    Define the limits of mineralization;

    Acquire samples for metallurgical testing; and

    Carefully log core to determine gold distribution and compare grades against composited grades in earlier drilling.

Mine Permitting

BMG prepared in early 1992 a Plan of Operations for an open pit mine and on-site mill for the extraction of reserves containing 1.7M ounces of gold. BMG submitted a revised and comprehensive Plan of Operations to the permitting agencies in March 1993, in response to various requests for clarification and supplemental information. A draft environmental impact statement (EIS) was issued in June 1995, in which seven development alternatives were examined (including one for no development). In response to the draft EIS and additional requests from the permitting agencies, BMG submitted four separate revisions to the Plan of Operations during 1995-1996. The final EIS was issued in February 1997, and the associated Record of Decision supported BMG's modified proposal. Permitting and related detailed mine-planning activities continued through 1999.

In January 2000, Washington State's Pollution Control Hearings Board ruled against BMG in an appeal of certain water-issue approvals. While in the process of seeking a legal appeal of the ruling, BMG entered merger negotiations with Newmont, which led to the Newmont takeover of BMG in January 2001. Newmont reviewed the project in mid-2001 but decided against continued participation in the joint venture. The property was subsequently returned to Crown, with Newmont retaining only a production-royalty interest (see Section 1.2.4).

In June 2003 Crown submitted an initial Plan of Operations to the USFS and Washington Department of Ecology (DOE) proposing an underground mine and off-site mill. The status of this permitting process is discussed in detail in Section 7.2.

Figure 1.1: Regional Location, Buckhorn Mountain Project

Graphic map of Washington state.

Figure 1.2: Land Disposition, Buckhorn Mountain Project

Graphic map of project showing claims and land ownership.

Figure 1.3: Unpatented Claims, Buckhorn Mountain Project

Graphic map showing claims.

  Geology & MINERALIZATION

  This section, prepared by CM&N, describes the geology of the Buckhorn Mountain area with respect to lithology, structure, alteration and mineralization.

    Regional Geology

    The Buckhorn Mountain area is underlain by an assemblage of deformed late Paleozoic to early Mesozoic supracrustal rocks of greenschist grade metamorphism, which occur along the north flank of the Okanogan Metamorphic Core Complex (Figure 2.1).

    This assemblage, considered to be part of the accreted Quesnel terrane ("Quesnellia"), is bounded to the east by the Eocene Toroda Creek "Graben" and to the west by an appendage of the Okanogan Complex. Within the assemblage, Permian sequences locally overlie Triassic and Jurassic sequences along the Chesaw Thrust. Late Mesozoic to early Cenozoic felsic plutons and stocks have intruded both the supracrustal rocks and the adjacent metamorphic complex.

    Property Geology

    The Buckhorn Mountain gold deposit occurs within a portion of an extensive calcic skarn developed along the southern margin of the Jurassic/Cretaceous Buckhorn Mountain pluton, primarily within gently dipping metasediments tentatively correlated with the Permian Attwood Group.

    Skarn alteration, and gold mineralization, was focused along several stratabound and structurally controlled corridors. Hornfels developed peripheral to the major skarn masses. Overlying the metasediment-hosted skarn is a sequence of andesitic metavolcanics, tentatively correlated with the Elise Formation of the Jurassic Rossland Group.

    The Attwood/Rossland contact is regionally unconformable. This contact and the base of the andesitic sequence have been a locus for shearing. Skarn development locally extends across the metasediment/metavolcanic contact, and skarn alteration has overprinted mylonitic fabrics.

    The geology of the deposit and immediate environs is known best from drill hole logging, due in part to the generally flat-dipping nature of the strata. The surface geological plan presented in Figure 2.2 represents the integration of information projected from drill holes with surface mapping.

    An unpublished account included in Appendix A-6 provides a summary description of the deposit as a whole, and includes discussions of regional stratigraphic correlation. The following brief descriptions are based largely on this work. For simplicity, the prefix "meta-" has been omitted.

      Lithology

Two sedimentary-volcanic sequences have been recognized in the deposit area:

    the older, generally more deformed "Crystal Butte Sequence" ("CBS"); and

    the younger, generally less deformed "Buckhorn Mountain Sequence" ("BMS").

The BMS hosts the mineral deposit. The CBS is exposed at surface to the south of the deposit area, and drilling for deposit delineation has not penetrated the BMS (>500ft), therefore the exact nature of the relationship between the two is not known.

Both sequences contain similar fine- to coarse-grained clastic sediments and volcaniclastic rocks. Their distinction lies primarily in the presence of marble within the BMS. The most important zone of gold mineralization is related to a major unit of marble (up to 350ft thick) occurring near the 'top' of the sequence. Several other lower marble units were intercepted in drill holes within the upper portion of the BMS. Stratigraphic facing has not been verified, but the sequence is presumed to be right-way up.

Andesite constitutes the dominant outcropping rock type on Buckhorn Mountain. A sequence of augite-phyric, generally fine-grained andesitic volcanics overlies the BMS in apparent unconformity. The drill-intersected thickness of the sequence exceeds 400ft. The sequence includes fragmental clasts of coarse porphyritic andesite that are most abundant in its lower portion. Locally, andesite porphyry grades into fine-grained dioritic andesite that resembles the diorite border phase of the nearby Buckhorn Mountain pluton. Contact relationships between these three rock types are unclear. Hickey noted as well, intercalations of "shale" and more felsic volcanics within the sequence.

The main mass of the Buckhorn Mountain Pluton lies to the north of the property. An appendage extends southward along the eastern side of the deposit area at surface.

The pluton is composed primarily of equigranular fine- to medium-grained granodiorite. Drill holes that penetrate the northernmost reaches of the deposit end in granodiorite at depths of 400ft to 500ft. The distribution of "diorite" is described as a border phase to the main intrusive mass, noting the similar overall but different modal mineralogy between diorite and granodiorite. BMG geologists also mapped much of the southern extremity of the appendage as diorite.

A K/Ar date of 65.6 0.8Ma, obtained from a highly altered sample, represents a minimum age for the pluton.

Discrete sill-like bodies to small irregular masses of diorite occur locally within the deposit area, at several stratigraphic levels within the BMS. These diorite bodies are texturally and mineralogically similar to diorite seen within the andesite sequence and along the margin of the Buckhorn Mountain Pluton.

Several compositional varieties of dikes have intruded all components of the stratigraphic sequence. The most voluminous are felsic quartz porphyries ("QP"), which are up to 50ft in apparent thickness. They tend to occur in swarms that can collectively 'displace' a significant lateral extent of strata. A K/Ar date of 44.0 0.4Ma for a "least-altered" sample is assumed.

Of subordinate importance are several textural varieties of granodioritic dikes. These include biotite-, hornblende-, and feldspar-phyric as well as equigranular granodiorite. Gradations between them have been interpreted, as has a complete gradation between granodiorite, diorite and andesite locally. The granodioritic dikes are most abundant toward the eastern side of the deposit area, and are generally less than ten feet in apparent thickness.

In-fill drilling conducted in 2002-03 revealed the ubiquitous presence of "mylonitic" zones in the BMS and overlying andesitic sequence. These features were not well documented in previous drill core logging campaigns. Mylonitic zones are characterized by strong planar fabric development and commonly host kink folds and rotated fragments with pressure shadows, indicative of some degree of shearing. They are highly variable in width, from less than 1ft to greater than 50ft, and in orientation, from apparently shallow dipping to steep dipping.

Mylonitic zones postdate intrusion of the QP dikes, as evidenced by dike fragments within mylonite, and predate the development of skarn evidenced by skarn mineral assemblages which have destroyed mylonitic texture. Although skarn-altered mylonitic rock can be mineralized, mylonitic zones are not preferred hosts to gold mineralization.

A sequence of andesitic to dacitic tuffs, flows and volcaniclastic sediments occurs approximately half a mile to the east of the deposit area, beyond the southern appendage of the Buckhorn Mountain Pluton. These rocks are presumed to be younger than similar andesitic volcanics that overlie the BMS in the deposit area. They are believed to be of Eocene age, and have been tentatively correlated with the Challis Sequence. The regional distribution of these rocks defines the north to north-northeast trending Toroda Creek "Graben".

      Structure

      Across the southern half of the deposit area, the BMS and overlying andesite sequence define a homocline dipping gently (<30o) to the southeast. Skarn occurring between marble of the BMS and the overlying andesite is continuous down dip, and has become known in general terms as the Southwest Zone ("SWZ") skarn. The homocline is disrupted by the North Lookout Fault Zone ("NLF"), which is a complex of steep southeast dipping normal faults. The fault zone is characterized by brittle deformation structures (fractures, breccia, and gouge). Down-dip displacement of strata across the main strand of the fault zone averages about 120ft. There are indications of other similarly oriented faults further to the east, but significant displacement across them is not apparent.

      The structure of the northern half of the deposit area is somewhat more complex, and the stratigraphic sequence less well defined. Here the down-dip, eastward continuity of the BMS is limited by the steep east to northeast dipping Footwall Mylonite Zone ("FMZ"). To the east of the FMZ, a large mass of skarn occurs in the subsurface, with no relict marble apparent. Sediments presumed to be of the BMS overlie the skarn, and are in turn overlain by andesite. The skarn mass and overlying sediments have crude synformal geometry. This area east of the FMZ has become known as the Gold Bowl ("GB").

      The sense of displacement across the FMZ appears to be normal; however the lack of correlative units on either side precludes estimation of magnitude. The upper marble- and skarn-bearing portion of the BMS is poorly defined west of the fault due to a lack of drilling in that area.

      As defined, the FMZ is a zone of brittle-ductile deformation (mylonite, stretched fragments, kink folds) that "marks the western boundary of significant skarn development north of the NLF". It does form the western limit of a large coherent skarn mass, but its role in the genesis of that skarn mass is not clear. There is skarn developed to the west of it, with and without associated marble, at several stratigraphic levels in the BMS.

      The relationship between the FMZ and the NLF is unclear, as they converge in an area of apparent structural complexity. Neither can be traced directly through this area of convergence, but displaced faults with similar trends of each appear beyond the other. However, it appears that the NLF truncates the FMZ, as there has been no documentation of features characteristic of it to the south of the NLF.

      A west-northwest to northwest trend can be seen in the drainage pattern on Buckhorn Mountain. In the deposit area, the pattern of drill hole-intersected QP dikes suggests a northwesterly trend, and similar dikes mapped on surface support that interpretation. It is noted that the structural fabric of the Okanogan Metamorphic Core Complex exhibits a similar trend.

      The Eocene volcanics that occur to the east of the deposit area rest against granodiorite of the southern appendage of the Buckhorn Mountain Pluton, and dip moderately eastward. A deformation zone up to 1000ft wide adjacent to the pluton may mark the western margin of the Toroda Creek Graben. Strong fracturing and brecciation, quartz veining, and strong argillic alteration characterize the zone, with fractures and breccia by clay and calcite.

      Alteration

Skarn is developed over a broad area on the northern flanks of Buckhorn Mountain, adjacent and in close proximity to the southern margin of the Buckhorn Mountain Pluton. Based on outcrop exposures, an affected area of about one square mile around the Magnetic Mine, immediately to the north of the deposit is estimated. Subsurface drill data from the deposit area suggest a far greater extent.

Skarn alteration in the deposit area has affected most rock types to some degree, but has been primarily focused on the carbonate rocks (limestone/marble) and what are presumed to have been calcareous clastic sediments of the BMS. An important subordinate exoskarn host rock is the andesitic volcanics overlying the BMS. Endoskarn developed to varying degrees within some of the diorite bodies and granodioritic dikes. Skarn alteration is notably absent in the QP dikes.

Skarn paragenesis is complex and multi-staged. The dominant prograde skarn minerals are garnet (grossularite-andradite) and pyroxene (diopside-hedenbergite), with compositions having varied over time and space. Magnetite is a late-stage prograde mineral that is locally abundant (massive) but not as ubiquitous as garnet or pyroxene. Retrograde skarn assemblages include amphibole (ferro-hastingsite) and variations of epidote-calcite-chlorite-zoisite.

Prograde skarn assemblages occur as massive replacement, as veins, and as complex breccia. A proximal-to-distal mineralogical zonation, summarized as magnetite-garnet to garnet-pyroxene to pyroxene, is crudely developed on a local scale within the deposit.

    Mineralization

Gold mineralization is associated with a variety of skarn mineral assemblages, and is concentrated in a variety of stratigraphic/structural settings. The extent of "economic" (i.e. >0.042opt Au) mineralization is described as having dimensions of about 3,000ft x 1,000ft x 800ft. Sulfide mineralization, principally pyrrhotite, is more extensive. Within the broad zone of gold mineralization, no economic concentrations of other metals have been identified. The overall Au:Ag ratio in the Buckhorn Mountain gold deposit is about 2:1.

The Buckhorn Mt. gold deposit ranks among the largest "gold skarns" in North America. He notes that it shares many of the characteristics common to gold-dominant skarns, including that at Hedley, British Columbia. The Hedley skarn yielded nearly 2Moz Au, mostly from the Nickel Plate deposit.

Several discrete mineralized zones comprise the Buckhorn Mountain gold deposit. On the basis of location, geometry, associated skarn mineralogy, and perceived protolith; BMG defined four "ore" types. In order of importance with respect to the gold mineral resource, these "ore" types are:

    Southwest Zone,

    Gold Bowl Garnet,

    Gold Bowl Magnetite, and

    Andesite.

Although these "ore" types were originally defined on the basis of a relatively low grade threshold (i.e. open pit mineable), references to gold mineralization or mineralized zones in this report refer to concentrations generally greater than 0.1opt Au. This threshold value was convenient and is generally representative of an underground mining cut-off grade. The style of mineralization within each of the ore types is very similar.

Gold mineralization constituting the Buckhorn Mountain gold deposit occurs within a broad zone of pyrrhotite mineralization. Macroscopically, gold in all ore types is spatially associated with occurrences of bismuth minerals and of arsenopyrite. Bismuth minerals are reported to be more abundant in the GB than in the SWZ, although gold grades are on average much higher in the SWZ. Visible gold had been considered rare overall. However, visible gold was logged in over 50% of samples which assayed >1.0opt (n=40) from the Crown 2002 SWZ in-fill drilling.

Microscopically, there is a very strong association between gold and bismuth minerals, which include native bismuth, bismuthinite (Bi2S3), and joseite (Bi4TeS2/Bi4Te2S) (Schurer and Fuchs, 1990 and 1992). Gold grains have been observed most commonly attached to and within these minerals, and this association has been observed in all ore types. Another common but subordinate mode of occurrence for gold is within or attached to certain skarn gangue minerals, notably pyroxene, epidote, and amphibole. Gold has also been observed, not uncommonly, encapsulated by bismuth minerals or skarn gangue.

Gold in all ore types occurs as generally <20 micron and often <10 micron grains of native metal. Limited microprobe analysis indicates an 'average' silver content of 9-14%, and up to 0.5% bismuth.

      Mineralization in the Southwest Zone

      The SWZ "ore-type" is synonymous with the stratabound, marble-associated, gold-mineralized skarn in the southern portion of the property where the stratigraphic sequence is well defined and relatively continuous. Skarn mineralogy is variable and crudely zoned with magnetite and garnet more abundant towards the east (proximal to the pluton) while pyroxene dominates the western (distal) portion. Sulfide mineralization is dominated by pyrrhotite, which averages 3-5%, and ubiquitous accessory chalcopyrite (trace to 1%). Arsenopyrite, pyrite, and bismuthinite occur in minor amounts overall, but arsenopyrite is locally concentrated to >1%.

      The SWZ is by far the most important zone of gold mineralization, by virtue of both its extent and grade. Gold is concentrated primarily within the laterally continuous, tabular skarn body developed along the upper contact of the major marble unit within the upper portion of the BMS (Figure 2.3). Subordinate gold mineralization occurs within a similar but less extensive skarn body developed along the marble unit's lower contact. These tabular bodies thicken and eventually merge down-dip (eastward) to form a single skarn mass. This region in which the marble unit 'pinches out' has become known as the "nose". The NLF interrupts the SWZ along most of its strike extent.

      The nature of the boundaries to the gold mineralized zone varies along its dip length. In the western (up-dip) portion, the entire thickness of skarn is mineralized and the zone boundaries are lithologic and sharp. The structural hanging wall is altered andesite (skarned mylonite or hornfels), and the footwall is marble.

      As the skarn body thickens eastward a proportionally lesser thickness is mineralized, and the hanging wall boundary to gold mineralization becomes somewhat gradational, although concentrations generally decrease dramatically. The gold is concentrated towards the marble contact for much of the zone's dip length, but approaching the marble nose region it becomes concentrated towards the middle of the (thicker) skarn body. In this case both boundaries to the mineralized zone are arbitrary, with hangingwall and footwall lithologies consisting of poorly to unmineralized skarn.

      Gold mineralization within the SWZ is more or less continuous along approximately 800ft of strike extent and 1,200ft down-dip. This zone extends 100ft to 150ft beyond the marble nose. Within these limits, there are three reasonably coherent sub-parallel grade-thickness trends oriented northeasterly (approximately along strike). These are evident from presentations of both drill hole and block-model calculated grade-thickness (Figures 2.4 and 2.5, respectively), and from modeled grade distribution in cross-section.

      The western and central trends are separated by the NLF and as such may have originally been part of the same trend. The eastern trend is centered near the marble nose. The continuity of all three trends appears to be disrupted by a west-northwesterly structure, across which there is an apparent sinistral displacement. The nature of this structure is uncertain.

      Gold tends to be concentrated in portions of the skarn distal to the southern appendage of the Buckhorn Mountain pluton. Average grades near the marble nose are lowest, while those of the western portion of the upper skarn unit away from the nose are highest. This is supported by grade distribution graphs and averaged drill hole-intercept grades of regional sample sub-populations of the SWZ.

      The stratigraphic sequence that hosts the SWZ extends northward into the GB area west of the FMZ. In this area, gold mineralization occurs sporadically within SWZ-type pyroxene-dominant skarn developed adjacent to several distinct marble horizons. Although skarn here is relatively continuous, gold concentration is erratic.

      Mineralization in the Gold Bowl

      Gold mineralization occurs throughout the large skarn mass of the GB, but the bulk of it is concentrated toward the FMZ in two distinct geological settings (Figure 2.6). Subordinate zones of mineralization appear to reflect either stratigraphic or structural control, but these controls are poorly understood. Boundaries to mineralized zones within the GB skarn are generally gradational and in some cases were assigned arbitrarily.

      The 'floor' to the GB skarn mass is granodiorite of the Buckhorn Mountain Pluton. Nearest the intrusive, the skarn is magnetite and garnet rich, with local massive magnetite. This magnetite-rich skarn defines a synform whose western limb rests against the FMZ. Gold is concentrated toward the structural 'top' of the unit, often overlapping the upward gradation to garnet dominant, magnetite-poor skarn. The geometry of the gold-bearing zone mimics that of the magnetite-rich skarn. Gold concentration in this magnetite skarn has the lowest grade among the four ore types. Locally massive concentrations of pyrrhotite are unrelated to gold mineralization.

      The upper portion of the GB skarn mass consists of garnet dominant assemblages. Gold mineralization is primarily focused on a diorite body situated in the upper reaches of the garnet skarn, toward the FMZ. Portions of the body itself have been altered to garnet dominant endoskarn. Gold is concentrated adjacent to the diorite, mostly in its structural hangingwall, and locally within it. Controls on the distribution of gold are apparently complex, and the overall geometry of the broader diorite zone reflects this. Elsewhere, subordinate gold concentration within garnet dominant skarn occurs as relatively narrow, more or less stratabound zones lacking otherwise distinct geological associations. The diorite endoskarn is treated in this study as a distinct subset of the GB skarn.

      Figure 2.7 depicts the spatial relationship of mineralization in the SWZ and GB areas.

      Mineralization in the Andesite Zones

Gold mineralization occurs in skarn altered zones within the andesitic volcanics, in the region between the SWZ and the main skarn mass of the GB (see Figures 2.3 and 2.7). Skarn development is erratic in the andesite and is dominated by pyroxene. Gold concentration occurs in both skarn and adjacent hornfelsed andesite.

Zones of gold concentration within the andesite lack distinguishing geological associations, and are of generally low average grade. The general trend of the zones is interpreted to be more or less stratabound. There is a component of steeper-dipping structural control as well.

Figure 2.1: Regional Geologic Setting

Graphic map showing geologic schematic.

Figure 2.2: Surface Geology, Buckhorn Mountain Project

Graphic map showing surface geology.

Figure 2.3: Schematic Cross-Section, Southwest Zone

Schematic composite north-looking cross-section through the Southwest Zone of the Buckhorn Mt. gold deposit, illustrating the disposition of gold mineralization (>0.1 opt) relative to major stratigraphic and structural features.

Graphic map of above description.

Figure 2.4: Plan View, Contoured grade x Thickness of SWZ Drillhole Intercepts

Plan view of contoured grade x thickness of SWZ drill hole intercepts (pre-2002 holes), based on a 0.1opt Au minimum grade cut-off. T he grid is 200ft by 200ft.

Graphic map of above description.

Figure 2.5: Plan View, 'Vertically-Accumulated' Modeled Ounces in the SWZ

Plan view of 'vertically-accumulated' modeled ounces in the SWZ, based on a horizontally isotropic interpolation using pre-2002 drill holes. Superimposed trend lines highlight the offset north-easterly trends. The grid is 200ft by 200ft.

Graphic image of above.

Figure 2.6: Schematic Cross-Section, Gold Bowl

Schematic composite north-looking cross-section through the Gold Bowl of the Buckhorn Mt. gold deposit, illustrating the disposition of gold mineralization (>0.1opt) relative to major stratigraphic and structural features.

Graphic map of above description.

Figure 2.7: Schematic Cross-Section, Buckhorn Mt. Gold Deposit

Schematic composite west-looking cross-section through the Buckhorn Mt. gold deposit, illustrating the disposition of gold mineralization (>0.1opt) relative to major stratigraphic and structural features, and the spatial relationship between the SWZ and Gold Bowl areas.

Graphic map of above description.

  Mineral Resources & Reserves

  This section describes the estimation of the mineral resources including the underlying data, data analysis, development of estimation parameters and estimation approach and methodology. Work was performed by CM&N and SRK. Resources and reserves have been signed-off by SRK.

    Drill Hole Database

    Crown conducted the initial drilling during 1989 and 1990 on the Buckhorn Mt. deposit. These drill holes consist of both reverse circulation ("RC") and diamond drillholes ("core"). Subsequent drilling by BMG, defining the limits of the Gold Bowl and SWZ also used both RC and coring methods.

    Over the SWZ, drilling was completed on a roughly 100ft by 100ft grid, while much of the GB area was drilled on a roughly 50ft by 50ft pattern. The vast majority of holes were collared vertically. A number of 'twin' holes were drilled in both areas, ten testing various mineralized zones in the GB, and six testing the SWZ and its northern extension into the GB area. In addition, patterns of short, ten-foot spaced holes were used to evaluate continuity of mineralization in several areas where it occurs near to surface ("T-series"). These close spaced holes were drilled in lieu of trenching due to difficulties in permitting trenches at that time. The drill hole configuration is depicted in Figure 3.1.

    Collar locations for almost all of the holes were surveyed in to a local grid coordinate system by a registered land surveyor, and subsequently transformed to the Washington State Plane system, North Zone, 1983 North American Datum. Schumacher (1994) provides details of the transformation calculation. Locations of the close-spaced holes were not surveyed. These holes were generally drilled in a pattern centered on a regular hole, and their locations established by tape-and-compass measurement from it. The five twin holes drilled in 1995 were not surveyed.

    A very limited number of holes were surveyed for down-hole deviation. Crown surveyed a total of 71 holes, including both RC and core from each of the separately defined areas in which they drilled. BMG did not survey any holes for down-hole deviation.

    In the fall and early winter of 2002-2003, Crown conducted an in-fill drilling program across portions of the SWZ to evaluate the continuity of geology and mineralization between existing holes. Areas selected for in-fill drilling included those where grade and/or thickness were interpreted to change significantly over short distances, and along the margin of the mineralized SWZ.

    In-fill holes were collared on existing drill sites and were targeted to intersect the mineralized zone at the midpoint of existing drill hole pierce-point quads (Figure 3.2). A total of 12,026ft of HQ core (2.5" diameter) was drilled in 41 holes. In one hole, core size was reduced to NQ (1.875" diameter) in order to overcome drilling problems.

    Drill hole collar coordinates were established by tape-and-compass measurement from the existing drill hole collar on the same drill site. Down hole deviation of each drill hole was measured by the drilling contractor using a digital single-shot type compass tool. The down hole survey tool was equipped with a magnetometer, which enabled evaluation of the validity of each compass reading with respect to magnetic interference.

    Core was picked up from the drill site daily, by a geologist, and transported to a handling and storage facility in Chesaw. Core was measured and marked to check for and correct measurement and box numbering errors made by the drilling contractor where necessary. Core was also logged geotechnically and photographed. Detailed logging of the geology of the skarn zones was completed prior to splitting and sampling of the logged interval. The andesite sequence was logged in lesser detail.

    A complete list of the deposit delineation and in-fill drill holes used for mineral resource modeling is presented as Appendix A-3.

    Sampling Method & Approach

    Johnson (1992) describes sampling protocols used during deposit delineation drilling campaigns (1988-1992), and the reader is referred thereto for details. In summary, RC cuttings (5.5" diameter hole) were sampled at regular five-foot intervals, and the sample volume reduced at the drill site using industry standard splitting devices. Core was sampled initially on a geological basis, but for the most part at regular five-foot intervals as well. Whole HQ core (2.5" diameter) was submitted for assay. Silver Valley Laboratories ("SVL") of Kellogg, ID performed most of the assaying. Check assaying was performed by Bondar-Clegg ("Bondar") of Vancouver, BC.

    The 5-foot sample protocol used by BMG, where geological boundaries are not honored, mimics a compositing scheme and as such produces smoothed assay data. Where mineralization boundaries coincide with geological boundaries, a 'dilution' effect is produced when a sample straddles such a boundary. The magnitude of such 'sampling dilution' is inversely proportional to the width of the mineralized zone.

    During the Crown 2002 in-fill drilling program, intervals for assay were selected during core logging entirely on the basis of geology. The maximum sample length was 5ft; the minimum was 0.5ft. Footage for geological breaks and sample intervals was rounded to the nearest 0.5ft. A total of 706 intervals from in-fill drill holes were selected for assay. Skarn zones were sampled in their entirety. Selected intervals of andesite or other rock types were sampled where they appeared to have anomalous sulfide content or specific geological interest. All samples were submitted to CAS Labs, Inc. ("CAS") of Spokane, WA for Au and Ag analysis.

    In order to evaluate the impact of the BMG sampling strategy, sampling dilution was calculated for those Crown SWZ drill hole intersections where the geological limits of the zone, as defined by core logging, differed from the assay-defined limits (i.e. where samples straddle skarn contacts). Twenty-nine such intersections exist, with a mean mineralized zone width of 19.1ft. The corresponding mean sampling dilution effect is 20%.

    Sample Preparation, Analysis & Security

    Intervals selected for sampling from the 2002 Crown drilling were marked on the core by a geologist. Core was split using a diamond saw by a contractor at the Chesaw facility under geologist supervision. Split core was returned to the box until the hole was completed. One half of the split core was sent for assay. The other half is stored at the Chesaw core facility.

    Samples of split core were placed in numbered plastic bags along with pre-numbered tags from sample cards. A sample card was filled out for each sample. Bags were stapled shut when full. Sample numbers and intervals were marked on the core boxes as the core was sampled. Printouts of the sample intervals were used to check accuracy. CAS Labs picked up the bagged samples at the Chesaw core storage facility and transported them to their lab in Spokane, WA. Standards and blanks were submitted with the samples.

    Every tenth sample in the numbering sequence was a 'blank' or one of two prepared standards. Unmineralized granodiorite from drill hole D02-175 was used as the blank, and two prepared standards were purchased from CDN Resource Laboratories Ltd. of Delta, BC. "Standard A" is CDN-GS-5 with an expected grade of 20.77 0.91gpt Au, and "Standard B" is CDN-GS-6 with an expected grade of 9.99 0.50gpt Au.

    Samples of split core were crushed to -10mesh, blended, and then divided using a riffle splitter for further processing. A sub-sample of about 300g was pulverized to 90% passing 150mesh. Problems of caking were reported during the pulverizing process, particularly for samples from the western portion of the drilled area. Extra care was taken by CAS to clean the pulverizer between samples, in order to prevent contamination. All gold assays were done on a one-assay ton (30g) split of the pulp using fire assay with a gravimetric finish. Results were reported in ounces gold per short ton along with a calculated gram/tonne equivalent. The lower detection limit was 0.001opt Au.

    Duplicate pulps were made and assayed for samples where visible gold was logged in the core (labeled "Split A" and "Split B"). Visible gold was noted in 30 intervals (4% of all samples).

    CAS instituted a program of internal check assaying, involving both re-analysis of prepared pulps and preparation of a second pulp from the original sample reject. CAS internal checks were done on 139 samples (20% of all samples) and all results were reported.

    Pulps from a total of 76 samples (11% of all samples) were submitted to two other commercial laboratories as external assay checks. The initial 46 samples were sent to ALS Chemex in Vancouver, BC. The second batch of 30 samples was sent to American Analytical Services in Osburn, ID. Check samples were selected at random to cover the entire range of assay results. Then additional samples were selected to check higher grade results and intervals with visible gold.

    The CAS laboratory used as the primary contractor for gold analyses provided commercial analytical services since 1989 specializing in gold assays. Check assays were submitted to ALS/Chemex and American Analytical Labs. Standards and blanks were inserted in the original sampling batches.

    Results of all QA/QC analyses and a report providing details (Neal, 2003) is attached as Appendix A-7. In summary, all 36 analyses of Standard A were within the acceptable range for the standard. Three of the analyses of Standard B were outside of the acceptable range for this standard. Two of these samples were 6-7% high, while the other was 8% low. Two of nine analyses of the blank produced a gold value slightly above the assay detection limit. Both samples had been prepared immediately following samples noted as containing visible gold that assayed in excess of 1.0opt Au. Overall, the results of the standard assaying are well within the range of expected variability.

    CAS internal checks had excellent reproducibility. Only two samples showed high variability. Visible gold was observed in over 50% of the 40 intervals that assayed greater than 1opt Au and over 35% of the 68 intervals that assayed greater than 0.5opt Au. For those samples, assay reproducibility was very good between pulps and resplits and between A and B splits. No significant nugget effect was indicated in these samples. Only one ore grade interval showed a variance of greater than 15%. Discounting this sample, intervals with visible gold showed an average variance of only 6%.

    Overall, 75% of the ALS/Chemex check assays were slightly lower than the original CAS results. Results for 8 samples from Chemex showed a marked difference from CAS results. The pulps for these 8 samples were resubmitted to Chemex with different sample numbers. In addition, rejects for the same samples were resubmitted to CAS with different sample numbers. The second Chemex assay and the three CAS assays from the resubmitted rejects supported the first Chemex check assay. The results suggest that either there was a nugget effect only in the pulp used for the first CAS assay or that the first CAS assay was in error. The reproducibility of the check assays from both pulp and rejects, by both labs, argues against any significant nugget effect.

    All but two of the American Analytical check assays showed good reproducibility with the original CAS assays. Two samples had widely varying results. Additional check assays have not been done on these two samples.

    One sample had visible gold in the core and showed consistency in assay results within a given pulp. The other sample did not have visible gold in the core but had high variability in assay results. The variability between assays strongly suggests that a nugget effect may be present in these two samples.

    Overall, the assay results from the Crown drilling appear to be reasonable and reproducible. No significant systematic lab errors or other problems were noted. Although a nugget effect is indicated by variability of assay results in some samples, it appears to be a problem for only a small percentage of samples. Metallic screen assays are recommended for those samples with a nugget effect problem but none have been done at this time.

    Data Verification

    A comprehensive program of data verification relating to previously audited BMG and pre-2002 Crown information was deemed unnecessary by SRK. However, a program of spot checking of assays in the data base against assay reports verified a high degree of reliability. Johnson (1992) describes the more systematic data verification steps taken and QA/QC protocols established during the 1989-1992 delineation drilling campaigns, and the reader is referred thereto for details. Excerpts thereof are presented herein as Appendix A-6.

    Author Cooper had worked extensively with the BMG drill hole geological and assay data during his tenure with them (1997-2001) in the preparation of bench geology plans and in a cursory audit of the block models current to that period. Also, as a prelude to the Crown's mineral resource estimation exercise, a new digital database of logged drill hole geological information was created under Cooper's supervision. Nevertheless, the following sections provide some details of the integrity of the various data sets used in the development of the resource model.

      Drillhole Location & Survey Data

      Newmont carried out reclamation of surface disturbances associated with project-related drilling during the summer and fall of 2002. Efforts were made to find and plug all historic (pre-2002) drill holes. Fieldwork was supervised by Jon F. Winter Environmental Consulting, who relied heavily on BMG's drill hole database (collar surveys, hole depths) for locating and identifying drill holes. Only 25 holes, representing about 4% of all the holes searched for, could not be located. This supports the integrity of the collar survey database.

      All historical down hole survey data obtained by Crown (71 holes) prior to 1992 are included in the BMG drill hole database. SRK are not aware of the manner in which it was collected. For holes that were not surveyed for down hole deviation (balance of pre-2002 Crown holes and all BMG holes), only the collar orientation data are included in the database.

      The transformation of drill hole location coordinates from a locally established datum to that of the Washington State Plane system involved a rotation of -1.36o. All drill hole azimuth data (including those from downhole surveys) were adjusted accordingly by BMG. SRK did not attempt to verify the transformation formula, in part because it is not clear exactly what the original BMG grid orientation was relative to true north. The rotational component of the transformation appears to be accurate assuming that the original grid was oriented with true north.

      Collar and down hole azimuth data for in-fill holes drilled in 2002 were corrected for magnetic declination (-18o), but no further adjustment was made. Therefore, there is potentially a slight difference in the azimuth data between the inherited BMG database and the new drill holes that have been added to it. The magnitude of any resulting positional error in drill hole pierce points in the SWZ, and the impact of such potential errors on the resource estimate, is considered by to be insignificant. There are other factors of uncertainty that could have a more significant impact (e.g. majority of historical drill holes not surveyed for deviation).

      Down hole survey data for the 2002 in-fill holes were edited by the authors prior to their inclusion in the drill hole database. This was done to eliminate errant azimuth readings that reflect strong local magnetic interference due to magnetite concentration in the ore.

      Overall, the down hole survey data indicated that, while hole deviations did occur, they were relatively minor. Therefore, collar orientations for non-surveyed holes were accepted with the assumption that there was no significant down hole deviation.

      Assay Data

Essentially all core obtained by Crown and BMG during delineation drilling (pre-2002) was consumed for assaying or for metallurgical and environmental characterization studies. Assay sample rejects and pulps, although retained for some time by BMG, were eventually disposed of prior to returning the property to Crown in 2001. Consequently, there is no material available for re-assay.

Author Cooper performed limited random checking of the digital assay database inherited from BMG. During his prior geological studies for BMG, he checked the database against original laboratory assay certificates and found no errors.

Author McKinnon conducted a brief review of the database prior to importing data into Gemcom. He found that the manner in which duplicate values (repeat/check assays or duplicate samples) had been handled by BMG was inconsistent amongst different generations of drilling. These inconsistencies are summarized below. The verification exercise was not exhaustive and other inconsistencies may exist.

    For Crown RC holes prior to GBK-174 (1990): the initial SVL "Au1" value was stored in the database unless check assays had been performed, in which case the first Bondar Au value was stored.

    For RC holes GBK-174 and beyond: the initial SVL "Au1" value was stored in the database.

    For 1990 core holes (D90- series): the initial SVL "Au1" value was stored in the database.

    For 1991 core holes (D91- series): the initial SVL "Au1" value was stored in the database unless duplicate split-core samples had been submitted, in which case initial SVL "Au1" values for the two splits were averaged and this value was stored in the database. Exceptions to this rule are D91-087 and D91-088 which both used the initial SVL "Au1" value of the B-split and not the average of the splits.

    None of the pre-2002 Crown diamond core holes were verified.

For core holes from the 2002 in-fill campaign, the initial CAS assay value was stored in the database, in keeping with the manner in which the vast majority of the assay database was compiled.

Inconsistencies in the assay database are not considered by the authors to be significant, considering the apparently small number of samples involved and the overall very good correlation between duplicate assays (repeats, internal checks, and duplicate samples).

      Specific Gravity Data

The authors were unable to locate a sample by sample compilation of BMG's specific gravity ("SG") measurements of sufficient detail to allow validation of sample locations and rock types. Johnson (1992) states however that a total of 2,359 measurements were taken and his report provides a tabulation of average values by rock type. The data as presented are considered by the authors to be reliable, as they make intuitive sense (where for instance skarn-altered and/or magnetite-bearing facies can be compared to relatively unaltered equivalent rock-types). An excerpt from that report providing details on BMG's SG measurement program is included in Appendix A-6.

Infill vs. Delineation Drilling Results

Crown's 2002-03 in-fill drilling program was designed to evaluate the assumed continuity of geology and mineralization between existing holes in the SWZ. Based on the results of the program, the authors consider the demonstrated geological continuity of the SWZ to be excellent. With respect to grade continuity, a comparison of drill hole-intersected widths and corresponding averaged grades between the 'original' and in-fill programs was made. Although locally there are differences in both width and average grade on a hole-by-hole basis, these differences are unbiased and the overall comparison between the drilling programs is very good.

    Mineral Resource Estimation

      Introduction

      Mineral resource estimation for the Buckhorn Mountain Project was performed by Cooper and McKinnon, in consultation with Mike Michaud of SRK.

      As a prelude to the mineral resource estimation exercise, a digital database of logged drill hole geological information was created. A contract clerical worker, experienced in geological data entry and under Cooper's supervision, was responsible for all of the RC-hole information. This data entry was checked extensively for accuracy prior to finalizing the database. Digitized drill log information includes lithology, alteration and texture/structure codes, and magnetite, sulfide, and oxide mineral abundance.

      A refinement of the three-dimensional ("3D") geological model of the deposit was completed. Previous modeling by BMG had been based on a single set of west-east oriented vertical cross-sections. Manually drawn sectional outlines had been digitized two-dimensionally and simply extruded to create a crude 3D model of the main geological units. Mineralization outlines on the other hand had been digitized three-dimensionally and linked to create true 3D wireframes. These BMG cross-sections were available for reference in the Crown offices.

      The BMG cross-sections were used as a guide in establishing a new interpretation of the gross stratigraphic and structural elements relevant to definition of the SWZ and the various mineralized zones in the GB. Because of important differences in the nature of mineralization between the SWZ and GB, separate but contiguous block models were created for each. For the purpose of this resource estimation, the "SWZ area" is defined as that area south of 5970N and the "GB area" as that north of 5970N.

      3D solids representing the principle geological elements of the deposit were created from newly developed cross-sectional outlines. The full extent of the SWZ skarn body was partitioned into separate solids on the basis of position relative to the main marble unit and to the offsetting NLF. Sample populations from these various skarn domains were examined separately and in combination. Population statistics and the spatial distribution and variance of grade were analyzed to determine appropriate grade estimation parameters and a method for dealing with extremely high grades.

      Prior to interpolation, SWZ model blocks, geological solids, assay composites, and percent magnetite composites were transformed to a pre-deformed configuration in order to optimize the geological continuity of the mineralized skarn body.

      'Base case' gold grade models were created for each of the SWZ and GB areas, using ordinary kriging ("OK") and inverse-of-distance squared ("ID2") interpolation methods, respectively. Grade interpolation parameters for both areas were selected that would honor the relevant geological characteristics and/or geometry of each mineralized zone/domain.

      For comparative purposes, additional grade models were created for each area (SWZ and GB) using different inverse-of-distance weighting techniques in combination with grade capping variations. Composites were capped during the interpolation process. A total of nine grade models were created for the SWZ, seven for the GB. ID3 and ID10 models, with and without the application of a 2.0opt Au grade cap, were created for both areas. The ID10 models approximate a nearest-sample type grade assignment.

      Separate density models were constructed for each area. A magnetite-% model was created for the SWZ, using an ID2 interpolation method. Block density was estimated as a function of magnetite concentration and the calculated average value for SWZ skarn. For the GB area, density values were assigned to model blocks by lithology-alteration facies, using a series of calculated average values.

      Drillhole Data

Drillhole data used for resource modeling were extracted from Datamine software databases originally maintained by BMG and recently checked and updated by Crown. Included is information from Crown's 2002 in-fill drilling program. ASCII output from Datamine was imported into Gemcom Software's GEMS 5.03, validated using the validation routines included with the software, and corrected if necessary. Data included in the transfer were:

    drillhole collar locations and down hole surveys,

    coded down hole lithology, alteration, and textural/structural information,

    logged estimates of sulfides, magnetite, and oxides concentrations, and sample intervals with corresponding Au and Ag assay values.

In addition to being stored as a Gemcom database, a separate Microsoft Access database is maintained for reference and backup.

Collar location coordinates were stored in the BMG database as truncated State plane values, 2,080,000 having been subtracted from the Easting and 710,000 from the Northing. A summary of drilling statistics is presented in Table 3.5.1. A complete list of drill holes, their locations and lengths is presented in Appendix A-3. The configuration of drill holes used for resource modeling is illustrated in Figure 3.1.

Table 3.5.1: Summary of Drillholes Used on 2003 Resource Estimate

	Southwest Zone		Gold Bowl		TOTAL
	DH	Feet	DH	Feet	DH	Feet
Reverse Circulation	139	66,525	376	156,671	515	223,196
Diamond Core	126	53,962	64	25,179	190	79,141
Total	265	120,487	440	181,850	705	302,337

The T8- series of ten-foot spaced holes were used in the modeling of the SWZ. Their locations are considered to be reasonably accurate, despite their not having been surveyed. However, none of the "T" series holes from the GB area were used for modeling. The non-surveyed D95- series holes were not used in the modeling exercise because of positional uncertainty. Although logs and assays for these holes were available to the authors, they were not present in the BMG drill hole collar database.

The vast majority (>95%) of drill holes, both RC and core, were sampled at regular five-foot intervals as measured from the collar, irrespective of geological contacts. However, several core drill holes from early in the exploration phase of the project, and all of the 2002 in-fill drill holes, were sampled on a geological basis. Assay data from those early holes sampled by geology had already been composited to five feet by BMG. For consistency therefore, the 2002 sample data were similarly composited from the collar at five-foot intervals. Prior to compositing, samples whose assayed gold grade was less than the analytical detection limit was assigned a value of 0.0005opt Au, being half of the detection limit.

The sampling strategy employed by BMG, where sample intervals do not respect geological units and often straddle geological boundaries, is considered by the authors to be a form of compositing. In the process, a degree of smoothing is introduced within the limits of a mineralized zone, and a dilution effect at its margins (see Section 3.2). For these reasons, further compositing of the assay data was deemed unnecessary.

The effects of 'sampling dilution' were analyzed for situations where five-foot samples or composites straddle the marble/skarn contact and/or outer skarn contact. Based on the 2002 drill hole sample data, the process of compositing to five-foot intervals produced mean dilution effects across the mineralized SWZ of +29% in length and -19% in grade compared to actual sampled intervals. Similar effects can be assumed to be inherent in the balance of data contained in the BMG assay database of 5ft samples. If true, the actual grades of the BMG intercepts may be higher than those represented in the database.

Magnetite, sulfide and oxide mineral estimates had also been made on a five-foot basis by BMG. Logging of the 2002 drill holes however estimated these parameters, within the SWZ skarn intercepts, on a one-foot basis. For consistency, these data were also composited from the collar at five-foot intervals.

      Geological Model

      Southwest Zone Model

      Digital outlines of the main marble unit, the associated skarn, a sheeted complex of QP dikes, and the main strand of the NLF were defined using orthogonal sets of vertical cross-sections, oriented west-east and south-north. Outlines were snapped to corresponding drill holes. Both sets of sectional outlines were linked to create separate 3D wireframe models. Plan views of the outlines were consulted in the process. In the final analysis, the wireframes based on the north-looking sections were preferred, because of the near north-south trend of the marble nose.

      Gold concentration within the main skarn body diminishes rapidly eastward of the marble nose. The skarn solid in this region was trimmed to an approximate 0.01opt Au grade boundary in order to minimize 'smearing' of high composite grades into non-mineralized areas during grade interpolation. Grade outlines were defined using the north-facing cross-sections, and based on the drill hole assay composites. To the west of the marble nose, skarn boundaries correspond to geological contacts.

      Within the SWZ, mineralization also occurs outside of the main skarn body, in a subordinate skarn unit (the "arm") and in overlying andesite. Because of uncertainty regarding the level of continuity of this mineralization, grade boundaries were used to represent these separate zones (referred to below as "SWORE" zones). Grade outlines were defined using the north-facing cross-sections, based on the drillhole assay composites, and an approximate 0.1opt Au cut-off and 10-foot minimum thickness criteria. These sectional outlines were also linked, to create separate 3D wireframe models.

      Wireframes were converted to solid models through an iterative process, which involved some adjustments to the outlines in order to produce three-dimensionally valid solids. A list of the solids created for the SWZ resource estimation is presented in Table 3.5.2. Appendix A-5 contains a tabulation of drillhole intersections and corresponding averaged grades across these solids. Figures 3.3 and 3.4 show the relative locations of the SWZ solids.

      Digital outlines of magnetite concentration were defined using the same orthogonal sets of vertical cross-sections that were used to define the major stratigraphic and structural features. Outlines were designed to contain all magnetite concentration greater than 5% in or near the main skarn bodies.

      Magnetite concentrations are generally confined to skarn. Although the magnetite outlines mimic skarn outlines, they frequently cross into non-skarn lithologies. Unique magnetite solids were created and named EBOTMAG, ETOPMAG and WTOPMAG, in reference to roughly corresponding skarn solids (see Table 3.5.2). These 3-D solid models were created using the process described previously.

      The NLF, which displaces the entire SWZ stratigraphic sequence, is interpreted to be post-mineralization. Because of excellent geological continuity of the SWZ across the NLF, it was considered appropriate to restore the model to a pre-faulted state. Estimates of fault displacement were based on the down-dip distances necessary to align geological solids from either side of the fault. Using this method, a displacement of 120 feet at -65o toward 130o azimuth (Δx=41.5', Δy=-32.5', Δz=-108') was used to translate the footwall block down-dip while keeping the hanging wall block stationary. This translation was applied to model blocks, geological solids, assay composites, and magnetite-% composites for the purpose of grade and density estimation. The final models were ultimately back-transformed to their faulted configuration.

      Table 3.5.2: Geologic Models Used for the SWZ Resource Estimation

Solid Name	Ore/Waste	Integer Code	Description
Air	Waste	1	Material above topographic surface
DFLT	Waste	3	All subsurface material not in solids
Intrusive dikes	Waste	40	330o/-75[o]NE QP dike swarm
Marble	Waste	50	Main marble unit
Fault	N/A		NLF, 040o/-65[o]SE, ~120' dip-slip
W_TOPN	Ore	71	Skarn west of NLF, on top of marble, north solid
W_TOPM	Ore	72	Skarn west of NLF, on top of marble, main solid
E_TOP	Ore	73	Skarn east of NLF, top of marble
E_ARM	Ore	74	Lower spur of skarn below "nose" of Marble
W_BOTN	Ore	75	Skarn west of NLF, bottom of marble, north solid
W_BOTM	Ore	76	Skarn west of NLF, bottom of marble, main solid
E_BOT	Ore	77	Skarn east of NLF, bottom of marble
SWORE1	Ore	81	0.1 opt Au outline of mineralization below E_BOT
SWORE2	Ore	82	0.1 opt Au outline of mineralization in andesite
SWORE3	Ore	83	0.1 opt Au outline of mineralization in andesite

      The undulating nature of the upper marble/skarn contact, along which gold mineralization tends to be concentrated for much of the SWZ's dip length, is also interpreted to be a product of post-mineral deformation. For this reason, it was considered appropriate to restore it to a pre-deformed state. Restoration was accomplished using Gemcom Software's "Un-Wrinkle" routine. To achieve an unwrinkled model, the software computes the vertical midpoint between the top and bottom surface of the modeled solids and moves these to a user-assigned elevation. The software also, optionally, transforms the variable vertical thickness of each solid to a uniform user-assigned thickness.

      Modeled solids were grouped by "region", based on their position with respect to the main marble unit (i.e. top of marble, bottom of marble, or the "arm"), and unwrinkled using the already un-faulted data discussed above. The median thickness of drill hole/solid intersections for each region was calculated and used to unwrinkle the region to a uniform thickness. Because in some cases this produces significant compression or extension, the vertical dimension of model blocks in "unreal" (transformed) space was reduced for the purpose of grade estimation. The final model was back-transformed to real space. "Unwrinkling" parameters are summarized in Table 3.5.3.

      Table 3.5.3: SWZ "Unwrinkling" Parameters

	Top-of-Marble Region	Bottom-of-Marble Region	Arm
Elevation	5400'	5100'	4800'
Thickness	50'	40'	45'
Ore Solids	E_TOP, WTOPN, WTOPM	E_BOT, WBOTM	E_ARM

      Gold Bowl Model

      Digital outlines of the diorite body, the main magnetite skarn, the basal granodiorite, the main strand of the NLF, and the FMZ were defined using a north-looking set of vertical cross-sections. Outlines were snapped to corresponding drill holes. These outlines were then used as a guide in the creation of digital grade outlines corresponding to the various mineralized zones in the GB. Grade outlines are based on the drillhole assay composites, and were created to meet an approximate 0.1opt Au cut-off and 10ft minimum thickness criteria.

      Grades outlines representing zones with apparent continuity across several sections, and based on a minimum of four drillhole intersections, were linked to create 3D wireframes. Wireframes were converted to solid models using the iterative process described above.

      Many cross-sectional grade outlines were not converted to solid models because either drilling density was insufficient to adequately define continuity, or they represented isolated pods of mineralization. Simple two-dimensional polygons were constructed around these drill hole intersections, extending the lesser of half way to the next drill hole or 50ft beyond the intersection. These cross-sectional outlines were then extruded halfway to the next section.

      A list of solids and sectional polygons created for the GB resource estimation is presented in Table 3.5.4. A tabulation of the drillhole intersections and corresponding averaged grades across these solids and polygons is presented in Appendix A-4.

      Table 3.5.4: Geologic Models Used for Gold Bowl Resource Estimation

Solid Name	Ore/Waste	Integer Code	Description
Air	Waste	1	Material above topographic surface
DFLT	Waste	3	All subsurface material not in solids
Fault	N/A		NLF, 040o/-65[o]SE, ~120' dip-slip
Mylonite	N/A		FMZ
DIORITE	N/A		Diorite body in upper GB
GRANO	N/A		Basal granodiorite
MGSKARN	N/A		Magnetite Skarn body in lower GB
GBPOLY	Ore	100	0.1 opt Au outline used for polygonal resource calculation
GB101	Ore	101	0.1 opt Au outline
GB102	Ore	102	0.1 opt Au outline
GB103	Ore	103	0.1 opt Au outline
GB104	Ore	104	0.1 opt Au outline
GB105	Ore	105	0.1 opt Au outline
GB106	Ore	106	0.1 opt Au outline
GB107	Ore	107	0.1 opt Au outline
GB108	Ore	108	0.1 opt Au outline
GB109	Ore	109	0.1 opt Au outline
GB110	Ore	110	0.1 opt Au outline
GB111	Ore	111	0.1 opt Au outline
GB112	Ore	112	0.1 opt Au outline
GB113	Ore	113	0.1 opt Au outline
GB114	Ore	114	0.1 opt Au outline
GB115	Ore	115	0.1 opt Au outline
GB116	Ore	116	0.1 opt Au outline
GB117	Ore	117	0.1 opt Au outline
GB118	Ore	118	0.1 opt Au outline
GB119	Ore	119	0.1 opt Au outline
GB101A	Ore	120	0.1 opt Au outline, domain of GB101
GB121	Ore	121	0.1 opt Au outline
GB122	Ore	122	0.1 opt Au outline
GB108A	Ore	123	0.1 opt Au outline, top domain of GB108
GB108B	Ore	124	0.1 opt Au outline, bottom domain of GB108
GB125	Ore	125	0.1 opt Au outline
GB126	Ore	126	0.1 opt Au outline

      Block Model Construction

      Block models were designed to accommodate the full lateral extent of modeled ore solids, with reasonable shoulders on all sides, and overlying rock up to surface. Block model geometry definition is shown in Table 3.5.5.

      Table 3.5.5: Block Model Geometries

		SWZONE20 / UNREAL		GOLD BOWL
		Min	Max	Min	Max
Extent of model	X (east)	3600	5580	4200	5900
	Y (north)	4610	5970	5970	7700
	Z (elev.)	4600	5600	4400	5400

Rotation		Not rotated		Not rotated

Block Dimensions	X	20 feet		10 feet
	Y	20 feet		10 feet
	Z	5.0 feet / 2.5 feet		5 feet

Number of Blocks	Rows	68		160
	Columns	99		173
	Levels	200 / 400		200

      Horizontal block dimensions of 20ft by 20ft were chosen for the SWZ block model due to the relatively flat-lying geometry of mineralization and expected resolution of modeled grade. It was believed that smaller block dimensions would produce many adjacent blocks of statistically similar grade. A vertical block dimension of 5ft (in real space) was chosen to accommodate the range in the thickness of mineralization across various portions of the SWZ, and to optimize resolution of vertical grade variation in the thicker portions.

      A block model named "UNREAL" was also created for the SWZ, to be used for interpolation of grade in transformed/un-wrinkled space. The vertical block dimension was decreased to take into account vertical compression that occurred in the un-wrinkling process (see previous section).

      For the GB, horizontal block dimensions of 10ft by 10ft were chosen due to higher drilling density, and the irregular geometry of some of the mineralized zones. A vertical block dimension of 5ft was chosen to accommodate the range in the thickness of the various mineralized zones in the GB, and to optimize resolution of vertical grade variation in the thicker and the flatter of the zones.

      Rock codes were used to flag model blocks for interpolation. Blocks where any part (>0%) was contained within modeled ore solids were flagged and assigned an integer code based on the solid in which they were contained (See Table 3.5.2 and Table 3.5.4). Blocks partially contained within two adjacent ore solids were assigned the solid-code that represented the larger portion of the block. Model blocks where any part (>0%) was contained within magnetite solids were flagged for percent magnetite interpolation. Any block with greater than 50% above the modeled topographic surface was flagged as "Air", and not included in the interpolation processes.

      The proportion of each block occurring within a modeled solid was calculated, for eventual volumetric considerations. Gemcom uses a "needle" method to determine partial block volumes. Paraphrasing the Gemcom User Manual (section III, pp. 3248):

      A needle is essentially a vector in 3D space that intersects selected objects (e.g. geology solids). By checking the entrance and exit points of each needle through the solids the program determines which regions fall within the solids. The length and area of each needle within the solid is used to calculate its volume.

      A regular needle pattern with a needle density of 10 by 10 (i.e. 100 needles per block) was used to calculate volume percentages, which were stored in the block model. At this density, a block is horizontally sub-divided into 100 equal parts and a needle run through the center of each sub-division. The sum of the needle lengths multiplied by the area of each needle (block area/100) is equal to the partial volume of the block.

      Partial block volumes were calculated with respect to both ore and waste solids. For that region of the SWZ where QP-dike waste solids intersect skarn ore solids, the waste volume was removed from the ore volume for resource tabulation.

      Statistical Analysis

      Southwest Zone

      The boundaries of modeled SWZ ore solids generally represent geological contacts as discussed above. The assay composites, however, do not respect geology (regular five-foot intervals downhole from drillhole collar). SWZ composites were flagged for use in grade interpolation if at least 20% (1ft) of their length was contained within the perimeter of a modeled ore solid. Fourteen composites were excluded because they were contained within QP-dike waste solids.

      Based on these criteria, a total of 2,559 composites were selected for use in grade interpolation, of which 2,467 are within the main skarn bodies and 92 are in the "SWORE" solids (mineralization within the overlying andesite sequence). Table 3.5.6 provides summary statistics by solid for the main skarn bodies. Histograms of SWZ gold grade distribution are shown in Figures 3.7 and 3.8.

      Table 3.5.6: Summary Statistics of Composites Used for SWZ Grade Interpolation

Ore Solid	Number of Composites	Mean	Min.	Max.	Median	Std. Dev.	Variance
W_TOPN	22	0.003	0.0005	0.016	0.002	0.004	0.000
W_TOPM	309	0.461	0.0005	3.535	0.102	0.719	0.517
E_TOP	1437	0.172	0.0005	3.967	0.016	0.397	0.158
E_ARM	207	0.047	0.0005	1.323	0.012	0.157	0.024
W_BOTM	53	0.059	0.0005	0.815	0.004	0.144	0.021
E_BOT	439	0.084	0.0005	3.64	0.011	0.239
TOTAL	2467	0.178	0.0005	3.967	0.015	0.428	0.183

      Restriction of high-grade composites was deemed unnecessary based on the smooth shape of the cumulative frequency distribution (Figure 3.8), the lack of distinct high-grade outliers, and the 'dilution' inherent to the sampling and compositing methods used. For purposes of comparison to historical resource estimations however, a capping level of 2.0opt (~99th percentile), and for one variation 1.5opt (~95th percentile), were applied during grade interpolation as iterations of the 'base case'.

      Statistical analysis of the populations of composites within the SWORE solids was not done due to the insufficient number of samples available.

      Gold Bowl

      GB modeled ore solids were constructed from geologically based grade outlines and 'snapped' to composite boundaries. Therefore, none of the composites used during interpolation straddle ore solid boundaries. A total of 1,160 composites are contained within modeled ore solids, and another 416 are contained within polygonal outlines. Table 3.5.7 provides summary statistics by ore solid for modeled GB mineralization. Histograms of GB gold grade distribution are shown in Figures 3.9 and 3.10.

      Table 3.5.7: Summary Statistics of Composites for Gold Bowl Grade Interpolation

Ore Solid	Number of Composites	Mean	Min.	Max.	Median	Std. Dev.	Variance
GBPOLY	416	0.3466	0.0010	4.2640	0.1610	0.5620	0.3158
GB101	379	0.1955	0.0005	3.0620	0.1300	0.2467	0.0609
GB102	43	0.2695	0.0005	1.2520	0.1500	0.3387	0.1147
GB103	11	0.3869	0.0540	0.9320	0.2720	0.2741	0.0751
GB104	15	0.2845	0.1000	0.9100	0.1860	0.2270	0.0515
GB105	39	0.3824	0.0180	1.9880	0.2490	0.4271	0.1824
GB106	10	0.2455	0.0404	0.9260	0.1570	0.2715	0.0737
GB107	21	0.1788	0.0020	0.8250	0.0840	0.2335	0.0545
GB108	221	0.3088	0.0020	3.3130	0.1960	0.4234	0.1793
GB109	80	0.8524	0.0140	9.3700	0.3140	1.4422	2.0799
GB110	36	0.4190	0.0100	1.5842	0.2785	0.4112	0.1691
GB111	20	1.2007	0.0400	4.6450	0.4270	1.3591	1.8472
GB112	51	0.4202	0.0100	3.4730	0.2540	0.5942	0.3530
GB113	17	0.3068	0.0680	0.9940	0.1930	0.2913	0.0848
GB114	8	1.1544	0.0760	2.5790	0.8840	0.9652	0.9315
GB115	38	0.2823	0.0200	1.3680	0.1650	0.2953	0.0872
GB116	12	0.4932	0.0180	1.7800	0.2390	0.5345	0.2857
GB117	22	1.4115	0.0100	12.9540	0.2625	3.2143	10.3319
GB118	34	0.2602	0.0100	1.3240	0.1285	0.3265	0.1066
GB119	13	0.4923	0.0176	2.2990	0.2000	0.6393	0.4087
GB121	11	0.1465	0.0120	0.3460	0.1560	0.1142	0.0130
GB122	15	0.3747	0.0020	1.2590	0.1980	0.3949	0.1560
GB125	31	0.3497	0.0130	3.7520	0.1160	0.6913	0.4779
GB126	33	0.3232	0.0100	2.3980	0.1160	0.5074	0.2574
TOTAL	1576	0.3570	0.0005	12.9540	0.1631	0.7006	0.4908

      Despite the smooth shape of the cumulative frequency distribution (Figure 3.10), it was believed necessary to limit the influence of a small subpopulation of extremely high-grade composites (up to 12.95opt). These were considered outliers in the population and grade capping was deemed an appropriate way to control their impact. A capping level of 2.0opt, and for one variation 1.3opt, was applied during grade interpolation. A non-capped iteration was run as well. Due to the lack of a clear inflection point in the cumulative frequency distribution, the selected capping levels are somewhat arbitrary, however the 2.0opt level was selected for comparison with the SWZ.

      Variography & Geostatistics

      Spatial analysis was performed on the set of flagged composites within the modeled SWZ skarn ore solids. Initially, non-transformed (real space) data representing the full population of skarn composites and, separately, various 'stratigraphic subpopulations' (e.g. see Tables 3.5.2 and 3.5.3), were examined. Analysis was also done of two sets of ten-foot down-hole composites created from the complete skarn database. Compositing was done along the entire drill hole and separately only within skarn intervals. Ultimately, analysis was performed on un-faulted, un-wrinkled data, and concentrated on the top-of-marble region containing the bulk of the mineralization. The database examined included relevant samples from the T-8 series of 10ft spaced drill holes (20holes/151 composites), and from two sets of twin holes (63 composites).

      Experimental 3D semi-variograms were constructed along the full range of 'horizontal' directions within the transformed skarn body. Variograms along a narrow range of northeasterly and southeasterly directions are the most meaningful and display the longest apparent ranges. An azimuth of 030o was selected as the principal direction of continuity, with a secondary direction orthogonal to it at 120o. These directions correspond to trends apparent in calculated and modeled grade-thickness data (see Figures 2.3 and 2.4).

      Variogram models were created as 'best-fits' to those experimental 3D semi-variograms selected to represent the directions of best apparent continuity. Because the un-transformed data produced very 'noisy' semi-variograms, and because the composited data is approximately log-normally distributed, it was considered appropriate to use log-transformed data to estimate variogram model ranges. Semi-variograms of log transformed data and corresponding variogram model curves are presented as Figures 3.11, 3.12, and 3.13.

      Due to the general lack of close-spaced drilling in the SWZ area, the nugget effect was difficult to obtain directly from experimental 3D semi-variograms. Therefore, omni-directional variograms (Figure 3.16), downhole variograms (Figure 3.15), variograms of only the "T8-" series of close-spaced holes (Figure 3.14), and the variance of split core duplicates were examined. Variogram nugget values using these various data sets are tabulated as Table 3.5.8.

      Table 3.5.8: SWZ Nugget Effect as Determined Using Various Methods

Source / Data Set	Nugget Effect
SWZ omni-directional variogram	0.030
T8 omni-directional variogram	0.022
SWZ downhole variogram	0.060
Semi-variance of split core	0.026

      The nugget effect calculated from split core duplicates was used for the variogram model due to its reliability and inconclusive variograms of the other methods. The T8 area is considered an anomalous subpopulation because of its high average grade.

      The sill value for the variogram model was determined from a review of experimental 3D semi-variograms constructed from non-transformed data. Variogram sill values using these various data sets are tabulated in Table 3.5.9.

      Table 3.5.9: SWZ Variogram Sill Values as Determined Using Various Methods

Source / Data Set	Sill
SWZ omni-directional variogram	0.14
SWZ downhole variogram	0.15
SWZ vertical variogram	0.17
Semi-variance of all SWZ composites	0.09

      A sill value of 0.15 was used for the variogram model, being the average of sill values obtained from the various semi-variograms.

      Spatial analysis of the populations of composites within the SWORE solids was not done. Because of uncertainty regarding their geological character and continuity, inverse-of-distance estimation techniques were used for these solids.

      Cursory spatial analysis was performed on the set of flagged composites occurring within the various GB modeled solids and polygons. Most individual solids contain too few composites, and the 'global' population of composites represents such a diversity of geological settings and geometry, that meaningful analysis on either basis is difficult. Attempts to construct 3D semi-variograms yielded poor results; therefore inverse-of-distance estimation techniques were used in the absence of definitive variogram parameters.

      Grade Interpolation

Southwest Zone

Three interpolation passes were used to assign gold grade to all blocks contained within the modeled SWZ skarn ore solids. Since several of the ore solids are fault-displaced domains of an originally continuous zone of mineralization, composites from solids representing the same region (e.g. top-of-marble) were used for interpolation within a region. Table 3.5.10 lists the source regions of composites that were used to interpolate grade into each solid for all interpolation passes (see Table 3 for solids descriptions).

Table 3.5.10: Target Solids & Source Regions for SWZ Grade Interpolation

Target Solid	Target Solid Integer Code	Source Region of Composites Used
W_TOPN	71	71,72,73
W_TOPM	72	71,72,73
E_TOP	73	71,72,73
E_ARM	74	74
W_BOTM	76	76,77
E_BOT	77	76,77
SWORE1	81	81
SWORE2	82	82
SWORE3	83	83

Pass-1 interpolation was performed on all blocks that were successfully un-wrinkled. Interpolation parameters for Pass-1 were based on the variogram model and geological controls, and these parameters are listed in Table 3.5.11. Block variance, distance to nearest data point, and number of points used for grade estimation, in addition to gold grade, were calculated during Pass-1. Following interpolation, all blocks were back-transformed to real space.

Table 3.5.11: SWZ Pass-1 Grade Interpolation Parameters

Description	Parameter
Model	SWZ UNREAL (transformed space)
Input points	Transformed gold composites
Target blocks	Transformed ore blocks

Search ellipse ranges (x:y:z)	150' x 150' x 15'
Orientation of ellipse primary axis	030[o] azimuth, horizontal
Orientation of ellipse secondary axis	120[o] azimuth, horizontal

Variogram model primary axis	030[o] azimuth, horizontal
Variogram model secondary axis	120[o] azimuth, horizontal
Variogram model ranges	130' x 85' x 15'
Model nugget	0.026
Model sill	0.150

Minimum composites to assign grade	4
Maximum composites to use	23
Maximum composite per drill hole	3

Interpolation methods	Ordinary Kriging, ID2, ID3, ID10

Some ore blocks were not successfully transformed during the unwrinkling process because their centroids fall outside of the solids used for unwrinkling (see Section 3.5.2). Blocks that were not transformed were flagged for interpolation in real space during a second pass. Pass-2 interpolation consisted of assigning grade to flagged blocks by averaging two or more adjacent blocks that had been assigned grade in Pass-1. Search ellipse ranges were designed to capture only immediately adjacent blocks. Pass-2 grade interpolation parameters are listed in Table 3.5.12.

Table 3.5.12: SWZ Pass-2 Grade Estimation Parameters

Description	Parameter
Model	SWZ20 (real space)
Input points	Back-transformed Pass-1 blocks
Target blocks	Only blocks that were unsuccessfully transformed for Pass-1

Search ellipse ranges (x:y:z)	39' x 39' x 9'
Orientation of ellipse primary axis	090[o] azimuth, horizontal
Orientation of ellipse secondary axis	180[o] azimuth, horizontal

Minimum composites to assign grade	2
Maximum composites to use	15
Maximum composite per drill hole	N/A

Interpolation methods	Average of adjacent Pass-1 blocks (ID0)

Blocks not assigned grade in Pass-1 or Pass-2 were assigned grade in a third pass. Pass-3 interpolation was performed in real space using the same variogram model parameters Pass-1, but with the axes rotated to correspond with the real space orientation of the modeled ore solids. The search ellipse ranges were increased and sample/composite restrictions were decreased to ensure that all previously non-updated blocks were 'captured'. Pass-3 grade interpolation parameters are listed in Table 3.5.13.

Pass-3 estimates are considered to be of lower confidence because fewer composites are required and these composites can be at a significant distance from the block being estimated.

In summary, nine gold grade models were created for the SWZ:

    Ordinary Kriged without a high-grade cap

    Ordinary Kriged at a 2.0opt Au cap

    Ordinary Kriged at a 1.5opt Au cap

    ID2 without a high-grade cap

    ID2 at a 2.0opt Au cap

    ID3 without a high-grade cap

    ID3 at a 2.0opt Au cap

    ID10 without a high-grade cap

    ID10 at a 2.0opt Au cap

Table 3.5.13: SWZ Pass-3 Grade Estimation Parameters

Description	Parameter
Model	SWZ20 (real space)
Input points	Real-space composites
Target blocks	All ore blocks not assigned grade in Pass-1 or Pass-2

Search ellipse ranges (x:y:z)	230' x 230' x 50'
Orientation of ellipse primary axis	030[o] azimuth, horizontal
Orientation of ellipse secondary axis	120[o] azimuth, dipping -20[o]

Variogram model primary axis	030[o] azimuth, horizontal
Variogram model secondary axis	120[o] azimuth, dipping -20[o]
Variogram model ranges	130' x 85' x 15'
Model nugget	0.026
Model sill	0.150

Minimum composites to assign grade	2
Maximum composites to use	23
Maximum composite per drill hole	None
Interpolation methods	Ordinary Kriging, ID2, ID3, ID10

For the inverse-of-distance iterations, anisotropy was introduced via the search ellipse parameters.

Separate grade interpolation was performed on the SWORE solids (mineralization within the overlying andesite sequence). Interpolation parameters used are listed in Table 3.5.14. Because of uncertainty regarding the geological character and continuity of these zones, their grade estimates are considered to be of lower confidence.

Table 3.5.14: SWZ "SWORE" Solids Grade Interpolation Parameters

Description	Parameter
Model	SWZ20 SWORE solids (real space)
Input points	Composites within SWORE solids
Target blocks	All blocks within SWORE solids

Search ellipse ranges (x:y:z)	175' x 175' x 25'
Orientation of ellipse primary axis	090[o] azimuth, horizontal
Orientation of ellipse secondary axis	180[o] azimuth, horizontal

Minimum composites to assign grade	2
Maximum composites to use	15
Maximum composite per drill hole	3

Interpolation methods	ID2

Table 3.5.15 provides a summary of the number of model blocks assigned grade in each pass.

Table 3.5.15: Number of SWZ Model Blocks Updated During Each Pass

Blocks Updated
OK Pass-1	45,083
OK Pass-2	4,218
OK Pass-3	851
Total-Main ore	50,152
Andesite ID2	1,616
Grand Total	51,768

Gold Bowl

Two interpolation passes were used to assign gold grade to all blocks contained in the modeled GB ore solids. Grade interpolation for all modeled ore solids in both passes was done using anisotropic ID2 weighting of composites. Only composites within an ore solid were used to assign grade to blocks within that solid. Solid "GB108", representing mineralization related to the diorite body in the upper GB, was subdivided into three domains, top, bottom and hinge because of the complex geometry of the solid. Blocks in the hinge domain were interpolated using all GB108 composites. Blocks in the top and bottom domains used composites from their respective domains as well as from the hinge.

Several estimation profiles with different search ellipse sizes and orientations were used to interpolate grade in the GB because of the variable orientation and dimensions of the many modeled ore solids,. Table 3.5.16 provides a summary of the parameters used for the various estimation profiles during Pass-1. Table 3.5.17 provides a summary of which grade estimation profile was used for each of the various GB modeled ore solids.

Table 3.5.16: Summary of Drillholes Used on 2003 Resource Estimate

	Profile 1	Profile2	Profile3	Profile4	Profile5
Search ellipse ranges (x:y:z)	100'x100'x30'	100'x100'x30'	100'x100'x30'	100'x100'x30'	100'x100'x100'
Orientation of ellipse primary axis	090[o] azi, -22[o]	270[o] azi, -25[o]	000[o] azi, horizontal	020[o] azi, -60[o]	000[o] azi, horizontal
Orientation of ellipse secondary axis	180[o] azi, horizontal	360[o] azi, horizontal	090[o] azi, horizontal	110[o] azi, horizontal	090[o] azi, horizontal

Min. Composites	3	3	3	3	3
Max. Composites	15	15	15	15	15
Max. per DH	3	3	3	3	3

Distance to nearest data point and number of points used for grade estimation were calculated in addition to gold grade during Pass-1 interpolation.

Blocks not assigned grade in Pass-1, due to sample or search restrictions, were updated in a second pass. Pass-2 interpolation parameters included a 50% increase in all search ellipse ranges and a decrease in the number of composites requirement, and are listed in Table 3.5.18.

Table 3.5.17: Grade Interpolation Profile for each Gold Bowl Modeled Ore Solid

Profile 1	Profile 2	Profile 3	Profile 4	Profile 5
GB108	GB103	GB110	GB101	GB120
GB109	GB104	GB112	GB111	GB102
GB118	GB105	GB113
GB119	GB106	GB114
GB121	GB107	GB115
GB124 (GB108b)	GB116	GB122
GB117		GB123 (GB108a)
GB125
GB126

Table 3.5.18: Gold Bowl Pass-2 Grade Interpolation Profile Parameters

	Profile 1	Profile2	Profile3	Profile4	Profile5
Search ellipse ranges (x:y:z)	150'x150'x45'	150'x150'x45'	150'x150'x45'	150'x150'x45'	150'x150'x150'
Orientation of ellipse primary axis	090[o] azi, -22[o]	270[o] azi, -25[o]	000[o] azi, horizontal	020[o] azi, -60[o]	000[o] azi, horizontal
Orientation of ellipse secondary axis	180[o] azi, horizontal	360[o] azi, horizontal	090[o] azi, horizontal	110[o] azi, horizontal	090[o] azi, horizontal

Min. Composites	2	2	2	2	2
Max. Composites	15	15	15	15	15
Max. per DH	None	None	None	None	None

Table 3.5.19 provides a summary of the number of model blocks assigned grade in each pass.

Table 3.5.19: Number of Gold Bowl Model Blocks Updated During Each Pass

Blocks Updated
Pass-1	41,646
Pass-2	788
Total-Main ore	42,434

In summary, seven gold grade models were created for the GB:

    ID2 without a high-grade cap

    ID2 at a 2.0opt Au cap

    ID2 at a 1.3opt Au cap

    ID3 without a high-grade cap

    ID3 at a 2.0opt Au cap

    ID10 without a high-grade cap

    ID10 at a 2.0opt Au cap

      Density Modeling

      BMG had calculated average bulk densities for specific lithology-alteration facies, separately for "ore" and "waste", using an extensive database of specific gravity measurements (see Johnson, 1992). BMG's selected threshold for definition of "magnetite skarn" had been 5%, based on logged estimates of volume-% concentration. Separate average densities had been calculated for magnetite skarn in the SWZ and the GB.

      The authors decided that a more precise method of accounting for magnetite impact on rock density was required because magnetite concentration is highly variable within the SWZ, only locally of massive proportions, and because of the local coincidence of high gold and magnetite concentrations,. Accordingly, a percent magnetite model was created for the SWZ, using an ID2 interpolation method. Density was subsequently calculated as a function of magnetite concentration and the average density value for SWZ skarn as measured by BMG.

      Magnetite concentration in the GB area is for the most part confined to a single fairly well defined zone, in which gold concentration is relatively low. A greater proportion of this magnetite zone consists of massive concentrations compared to the SWZ, and the average values calculated by BMG reflect this fact. Because of this apparently uncomplicated distribution, density was assigned by rock type within the GB, based on the BMG calculated averages.

      Southwest Zone

      It was considered adequate to use an ID2 interpolation method to model magnetite distribution because of the inherently uncertain accuracy of the visual estimates of magnetite volume-% in drill core,. Two interpolation passes were used to assign magnetite-% values to all blocks contained within the modeled magnetite skarn solids. Only magnetite-% composites within a magnetite skarn solid were used to assign percentages to blocks within that solid. The model was un-faulted and un-wrinkled due to the undulating nature of the modeled magnetite solids and their variable width,.

      Pass-1 interpolation was performed on all blocks that were successfully transformed by the un-wrinkling process, and these parameters are listed in Table 3.5.20.

      Table 3.5.20: SWZ Pass-1 Magnetite Interpolation Parameters

Description	Parameter
Model	SWZ UNREAL (transformed space)

Input points	Transformed magnetite composites
Target blocks	Transformed magnetite-skarn blocks

Search ellipse ranges (x:y:z)	100' x 100' x 15'
Orientation of ellipse primary axis	000[o] azimuth, horizontal
Orientation of ellipse secondary axis	090[o] azimuth, horizontal

Minimum composites to assign grade	2
Maximum composites to use	12
Maximum composite per drill hole	2

Interpolation method	ID2

      Following Pass-1 interpolation, blocks were back-transformed to real space. Those blocks that were not assigned a value in Pass-1, due to sample or search restrictions, were updated in a second pass. Pass-2 interpolation parameters are listed in Table 3.5.21.

      Table 3.5.21: SWZ Pass-2 Magnetite Interpolation Parameters

Description	Parameter
Model	SWZ20 (real space)
Input points	Real-space magnetite composites
Target blocks	All blocks not assigned values in Pass-1

Search ellipse ranges (x:y:z)	175' x 175' x 30'
Orientation of ellipse primary axis	090[o] azimuth, dip -20[o]
Orientation of ellipse secondary axis	180[o] azimuth, horizontal

Minimum composites to assign grade	2
Maximum composites to use	12
Maximum composite per drill hole	None

Interpolation method	ID2

      Once all magnetite skarn model blocks were assigned a magnetite-% value, density was calculated for all skarn ore model blocks. Ore blocks not situated within modeled magnetite skarn solids were assigned a default density of 0.1005 tons/ft3. This value was calculated by BMG as an average for SWZ skarn, which could, by definition, contain up to 5% magnetite. For ore blocks with >5% magnetite (i.e. those updated during the magnetite interpolation process), density was calculated using the following formula:

      (1) ρmag = 0.1005 x (1-mag%) + 0.1623 x (mag%)

      where: Density of magnetite bearing rock = ρmag

      Density of SWZ skarn = ρskn = 0.1005 tons/ft3

      Percent magnetite = mag% (expressed as a fraction)

      Density of pure magnetite = 0.1623 tons/ft3

      Some ore blocks were only partially within a modeled magnetite skarn solid, the balance being in non-magnetite bearing skarn ore. Therefore, the density of each block was weighted by its proportion of magnetite to non-magnetite bearing rock, as follows:

      (2) ρblock= [ρmag x (skn% - nomagskn%) + 0.1005 x (nomagskn%)] / skn%

      where: Density of block = ρblock

      Percent of block in skarn ore solid = skn%

      Percent of block in skarn ore solid, but not in mag-skarn solid = nomagskn%

      Table 3.5.22 presents statistics of calculated block densities.

      Table 3.5.22: Summary of Drillholes Used on 2003 Resource Estimate

Description	Value
Number of blocks	11,951
Mean	0.1029
Median	0.1006
Minimum	0.1005
Maximum	0.1456
Standard deviation	0.0040

      Gold Bowl

      Each modeled ore solid or domain was assigned a density based on its dominant lithology and degree and type of skarn alteration in terms of the BMG lithology-alteration facies scheme (Table 3.5.23). Values assigned were those facies averages calculated by BMG. All model blocks within each solid/domain were assigned the same value.

      Table 3.5.23: Density Assigned to Gold Bowl Ore Solids & Domains

Density (ton/ft3)	Density (ft3/ton)	Lithology-Alteration Facies	Ore Solid/Domain
0.1193	8.38	Magnetite skarn	GB101, GB102, GB101A GB121
0.1008	9.92	GB skarn (dominantly garnet)	GB103, GB104, GB105, GB106, GB107, GB109, GB111, GB112, GB113, GB114, GB117, GB118, GB108A,
0.1005	9.95	SWZ skarn	GB110, GB115, GB116, GB122
0.0922	10.85	GB diorite endoskarn	GB108, GB119, GB108B
0.0966	10.35	Andesite skarn	GB125, GB126

      Model Verification

      Both SWZ and GB grade models were visually inspected, row by row, across the entire model. Comparison was made between the block-modeled grade distribution pattern and that interpreted from drill hole information. Block gold grades were also compared to adjacent drill hole composite data.

      The SWZ OK model provides a very good overall fit with composite data and the geological interpretation. The only area of concern is south of 4830N between 4200E and 4400E, where drill hole density is poor along the southern margin of the SWZ. In this area, an approximate 300ft gap in coverage on section 4800N (one drill hole failed to reach the host skarn, an adjacent one intercepted an unmineralized dike) allows high-grade composites from a hole at 4830N to be weighted relatively heavily in the estimation of block grades through the gap. As a result, high grade was 'smeared' to the south into an untested area that is probably of low grade. As a remedy, all blocks south of 4800N were assigned to a lower confidence category. Block and composite grade comparisons are presented in Figures 3.17 and 3.18. The SWZ ID2 model compared similarly but, as would be expected, showed a higher degree of smoothing.

      For the GB area, the ID3 model capped at 2.0opt Au provided the best overall fit, having preserved the lateral and vertical grade variability displayed in the composite data. Block and composite grade comparisons are presented in Figures 3.19, 3.20, and 3.21.

      Mineral Resource Categorization

For this report the CIM 2000 classification scheme was used for resource reporting. These standards were developed by the Valuation of Mineral Properties Committee of the Canadian Institute of Mining, Metallurgy and Petroleum (CIM) and incorporated into the Canada National Instrument 43-101.

Southwest Zone

The authors feel that the approach reported herein best approximates the mineralization in the SWZ resource model. Many other iterations of the model were completed utilizing a variety of estimation parameters with different search and sample selection criteria. Additionally, grade interpolation was performed on models representing the current, in situ, geometry of the deposit as well as the un-faulted and un-wrinkled models described herein. The results of the various trial models compare remarkably well with the final results. This observation strongly supports the conclusion that the consistency of the mineralized system for this part of the deposit is above average.

Estimates of grade within most of the SWZ model can be stated with a relatively high level of confidence, and can be categorized as "Indicated". This is due to a good understanding of geological controls, adequate data density, good confirmatory results in the 2002-2003 in-fill program and excellent continuity of mineralization.

There are however, several areas of the SWZ where the level of confidence in the estimates is lower, and these estimates should be categorized as "Inferred". These areas and the reasons for their reduced level of confidence are as follows:

    South of 4800N: As explained above, high grades may have been unduly spread to the south of 4800N due to a paucity of data. All blocks south of a line drawn at approximately 4800N were categorized as Inferred. This area still has potential to host high-grade mineralization, since the host skarn remains untested in the area where high-grade smearing is most pronounced.

    West side of E-BOT: A high number of blocks in this geological solid were not assigned grade until Pass-3. Since fewer samples and a larger search ellipse were required to assign grade to these blocks, they were categorized as Inferred.

    W_TOPN: All blocks in this geological solid were categorized as Inferred due to the low number of drill hole intersections (5).

    E_ARM: Due to the poor understanding of geological controls on mineralization in this area, all blocks in this geological solid were categorized as Inferred.

    North and West areas of W_BOTM: A high number of blocks in these areas were not assigned grade until Pass-3. Since fewer samples and a larger search ellipse were required to assign grade to these blocks, they were they were categorized as Inferred.

    SWORE: Due to the poor understanding of geological controls on mineralization in these zones, all blocks were categorized as Inferred.

It should be noted that blocks not assigned grade until Pass-2 are not considered to be intrinsically of lower confidence than those estimated during Pass-1. Areas hosting Pass-2 blocks have the same geological setting, density of data and distance to nearby composites as Pass-1 areas. They were assigned grade during a later pass only because they were not successfully un-wrinkled.

Gold Bowl

Level-of-confidence categories for the GB area were determined on a domain-by-domain basis. Domains categorized as Indicated are those based on at least 4 drill hole intersections, that have demonstrated continuity of mineralization from section to section, and where geological controls are reasonably well understood. In general, the domains associated with the magnetite skarn unit in the lower GB, the diorite body in the upper GB, and the flat-lying SWZ stratigraphic sequence west of the NLF have these characteristics. The balance of the domains is, in general, less well understood, and these are classified as Inferred. A summary of the GB resource categorization is presented in Table 3.5.24.

All polygonal domains are deemed to be poorly understood due to lack of data density, continuity or size. None of the polygonal domains are classified in this resource, but all can be appropriately designated as "other mineralization".

Table 3.5.24: Gold Bowl Resource Categorization

Domain	Inter-Sections	Category	Reason
GB100	149	Other	All Polygonal, some good intersects, but no lateral continuity
GB101	63	Indicated	Good geological control, many intersects, good continuity
GB102	9	Indicated	Same as 101 but less extent
GB103	4	Inferred	Small thin, poor geological control
GB104	6	Inferred	Small thin, poor geological control
GB105	7	Indicated	Good continuity, thick intersections
GB106	4	Inferred	Small, thin, few pierce points
GB107	9	Inferred	Thin, and although good NS extent poor geological controls
GB108	17	Indicated	Good geological control, many intersects, good continuity
GB109	11	Indicated	Good continuity, thick intersections, not confused with other intersections in stratigraphic position
GB110	9	Indicated	SWZ stratigraphy, good geological controls
GB111	3	Inferred	Too few intersections, geological control is questionable
GB112	10	Indicated	SWZ stratigraphy, good number of intersects
GB113	4	Inferred	Too few intersections, geological control is questionable
GB114	3	Inferred	Too few intersections, geological control is questionable
GB115	15	Indicated	SWZ stratigraphy, good number of intersects, "Road Cut Zone"
GB116	6	Indicated	SWZ stratigraphy, good number of intersects
GB117	7	Indicated	Good continuity, thick intersections, not confused with other intersections in same stratigraphic position
GB118	11	Indicated	Good number of intersects, but poor geological controls, not confused with other intersects
GB119	6	Inferred	Thin, and although good NS extent, could have been linked up any number of ways
GB101a		Indicated	See 101
GB121	4	Inferred	Too few intersections, geological control is questionable
GB122	5	Indicated	SWZ stratigraphy at south end of GB
GB108A	17	Indicated	See 108
GB108B	17	Indicated	See 108
GB125	8	Inferred	Andesite skarn continuation from SWZ, poor geological control
GB126	13	Inferred	Andesite skarn continuation from SWZ, poor geological control

      Mineral Resource Tabulation

The mineral resource for the SWZ is tabulated using the non-capped OK block model for the main skarn bodies and non-capped ID2 block model for the andesite skarn (SWORE) domains. A complete tabulation of results is presented in Table 3.5.25.

The mineral resource for the GB area is tabulated using the ID3 block model capped at 2.0 opt Au. A complete tabulation of results is presented in Table 3.5.26.

Table 3.5.25: SWZ Mineral Resource Classification
	INDICATED			INFERRED			TOTAL RESOURCE
Cut-off Grade (opt Au)	Tonnage (tons)	Grade (opt Au)	Contained Ounces	Tonnage (tons)	Grade (opt Au)	Contained Ounces	Tonnage (tons)	Grade (opt Au)	Contained Ounces
>2.0	3,566	2.162	7,709	0	0	0	3,566	2.162	7,709
>1.5	34,022	1.750	59,541	0	0	0	34,022	1.750	59,541
>1.0	150,455	1.315	197,797	903	1.110	1,002	151,357	1.313	198,799
>0.75	296,287	1.094	324,092	12,351	0.858	10,603	308,638	1.084	334,695
>0.5	556,920	0.866	482,061	37,483	0.698	26,179	594,403	0.855	508,239
>0.25	1,430,765	0.549	785,730	135,668	0.452	61,318	1,566,433	0.541	847,048
>0.185	1,902,234	0.467	887,786	174,799	0.400	69,867	2,077,033	0.461	957,653
>0.142	2,318,275	0.412	955,317	207,840	0.362	75,199	2,526,115	0.408	1,030,516
>0.12	2,560,806	0.386	987,097	225,326	0.344	77,481	2,786,132	0.382	1,064,578
>0.1	2,826,855	0.360	1,016,264	244,906	0.325	79,640	3,071,761	0.357	1,095,904
>0	6,211,106	0.182	1,131,615	968,502	0.097	93,896	7,179,608	0.171	1,225,511

Table 3.5.26: Gold Bowl Mineral Resource Classification
	INDICATED			INFERRED			TOTAL RESOURCE
Cut-off Grade (opt Au)	Tonnage (tons)	Grade (opt Au)	Contained Ounces	Tonnage (tons)	Grade (opt Au)	Contained Ounces	Tonnage (tons)	Grade (opt Au)	Contained Ounces
>2.0	0	2.000	0	0	0.000	0	0	0.000	0
>1.5	6,537	1.732	11,324	2,585	1.665	4,303	9,121	1.713	15,627
>1.0	28,436	1.319	37,500	11,901	1.311	15,603	40,338	1.316	53,104
>0.75	63,081	1.067	67,335	25,444	1.077	27,392	88,526	1.070	94,727
>0.5	141,209	0.813	114,815	44,433	0.869	38,628	185,642	0.827	153,444
>0.25	440,732	0.490	216,063	108,811	0.564	61,376	549,543	0.505	277,440
>0.185	654,511	0.401	262,200	146,402	0.475	69,558	800,913	0.414	331,758
>0.142	872,029	0.341	297,630	185,160	0.409	75,799	1,057,189	0.353	373,429
>0.12	997,934	0.315	314,066	204,676	0.383	78,361	1,202,609	0.326	392,428
>0.1	1,114,576	0.293	327,051	218,938	0.365	79,943	1,333,514	0.305	406,995
>0	1,230,231	0.273	335,643	239,954	0.340	81,477	1,470,185	0.284	417,120

As discussed in Section 3.5.1, some of the mineralized zones in the GB were not included in the block modeling exercise. For these zones, drill hole density was insufficient to imply continuity, or individual drill hole intersections represent apparently isolated pods of mineralization. A cross-sectional polygon method was used to account for this mineralization. The results of the sectional-polygonal resource estimation are presented as Table 3.5.27.

Table 3.5.27: Other Mineralization in the Gold Bowl

	Other Mineralization, 2.0 opt Au cap
Cut-off Grade (opt Au)	Tonnage (tons)	Grade (opt Au)	Contained Ounces
>2.0	0		0
>1.5	0		0
>1.0	8,776	1.130	9,917
>0.75	27,699	0.936	25,924
>0.50	90,390	0.670	60,595
>0.25	252,489	0.468	118,220
>0.185	330,276	0.408	134,608
>0.142	439,629	0.348	152,812
>0.12	504,759	0.319	161,125
>0.1	546,333	0.303	165,800
>0	557,503	0.299	166,468

Due to the low-confidence nature of these polygonal estimates, they are not included in the tabulations of mineral resources presented in this document.

    Resource & Reserve Classification

    The Mineral Resources and Reserves as of November 14, 2003 are classified in accordance with the Canadian Institute of Mining, Metallurgy and Petroleum's "CIM Standards on Mineral Resources and Reserves, Definitions and Guidelines", 2000, as required by Canadian National Instrument 43-101. In addition, the mineral reserve estimates presented herein comply with the reserve categories required by Industry Guide 7 in the United States.

    Tabulation of Resources & Reserves

    The Mineral Resources and Reserves are estimated using a cutoff grade derived from a gold price of US$350 per ounce, equating to a cutoff grade of 0.19opt Au (6.5gpt Au) and are shown in Table 3.7.1.

    Table 3.7.1: Resource & Reserve Statement

Area	Classification	Tonnage		Grade		Content
		(tons)	(tonnes)	(opt)	(gpt)	(oz)
Resources
Gold Bowl	Indicated	121,500	110,200	0.56	19.2	68,000

SW Zone	Inferred	174,800	158,600	0.40	13.7	69,900
Gold Bowl	Inferred	146,400	132,800	0.48	16.5	70,300
Total	Inferred	321,200	291,400	0.43	15.0	140,200

Reserves
SW Zone	Probable	2,471,100	2,241,800	0.34	11.7	840,200
Gold Bowl	Probable	604,500	548,400	0.25	8.6	151,100
Total	Probable	3,075,600	2,790,200	0.32	11.1	991,300

    Notes: Mineral Resources are exclusive of Mineral Reserves. US investors are advised that use of the terms "measured resource", "indicated resource" and "inferred resource" are recognized and required by Canadian securities regulations. These terms are not recognized by the U.S. Securities Exchange Commission. U.S. investors are cautioned not to assume that all, or any part, of a mineral resource will ever be converted into mineral reserves.

    Exploration Potential

    The mineable reserves reported in this study do not include inferred geologic resources tabulated in Table 3.5.25 for which some have planned mining shapes. Additional mineralized bodies, classified as "other mineralization", were identified during the evaluation of the mineral resources at Buckhorn Mt. Most of these bodies occur in the Gold Bowl area of the deposit. Follow-up underground drilling is planned to verify the potential of inferred resources and to test the Other Mineralization after development of the northern part of the deposit. No costs have been included in this study to cover this exploration drilling nor have any resources been assigned to this mineralization.

    Surficial expression of skarn mineralization extends to the north of the known resources. Little exploration drilling has tested this area.

    Reserve Reconciliation

The previous resource and reserve statement shown in Table 3.9.1 reported as at December 31, 2002 addressed a combination of underground and open pit mining scenario and used a 0.20opt Au cutoff grade. The current reserve statement shown in Table 3.7.1 reports an underground mineable reserve for the same overall gold deposit, remodeled and using a 0.19 opt Au cutoff grade. Reconciliation of these two statements is not appropriate due to the absolute differences in the modeling, assumptions and proposed mine plans.

Table 3.9.1: Previous Reserve Statement

Area	Classification	Tonnage		Grade		Content
		(tons)	(tonnes)	(opt)	(gpt)	(oz)
Resources
	Indicated	-	-	-	-	-
	Inferred	1,184,000	1,074,000	0.4	14	477,000
Reserves
	Proven	-	-	-	-	-
	Probable	2,139,000	1,940,000	0.39	13.4	839,000

Notes: Mineral Resources are exclusive of Mineral Reserves. US investors are advised that use of the terms "measured resource", "indicated resource" and "inferred resource" are recognized and required by Canadian securities regulations. These terms are not recognized by the U.S. Securities Exchange Commission. U.S. investors are cautioned not to assume that all, or any part, of a mineral resource will ever be converted into mineral reserves.

Figure 3.1: Drill Hole Collar Locations

Drillhole collar locations in the immediate area of the Buckhorn Mt. gold deposit. The vast majority of holes were drilled vertically.

Graphic map of above description.

Figure 3.2: 2002 In-Fill Drill Holes

Layout of Crown's 2002 in-fill drill holes, illustrating distribution of pierce points on the SWZ relative to existing drill holes, which are mostly vertical.

Graphic map of above description.

Figure 3.3: 3D Ore Solids, SWZ Geological Models (SW)

3D ore solids from SWZ geological models. Looking to the Southwest.

3D graphic image of above description.

Figure 3.4: 3D Ore Solids, SWZ Geological Models (NE)

3D ore solids from SWZ geological models. Looking to the Northeast.

3D graphic image of above description.

Figure 3.5: 3D Ore Solids, Gold Bowl Geological Models (SW)

3D ore solids from SWZ geological models. Looking to the Southwest.

3D graphic image of above description.

Figure 3.6: Schematic Diagram Showing Volume Calculation Using Needling

The total volume of the solid (red outline) inside the block (heavy black outline) is the sum of the needle volumes (grey areas). Adapted from Gemcom User's Manual.

Graphic schematic of above.

Figure 3.7: Log-Normal Histogram of SWZ Drillhole Assay Composites

Graphic chart of above.

Figure 3.8: Cumulative Frequency of SWZ Drillhole Assay Composites

Graphic chart of above.

Figure 3.9: Log-Normal Histogram of GB Drillhole Assay Composites

Graphic chart of above.

Figure 3.10: Cumulative Frequency of GB Drillhole Assay Composites

Graphic chart of above.

Figure 3.11: 3D Semi-Variogram of SWZ Top Domain Composites (1)

3-D semi-variogram of SWZ top domain composites along 030o azimuth (spherical model, range = 130').

Graphic chart of above.

Figure 3.12: 3D Semi-Variogram of SWZ Top Domain Composites (2)

3-D semi-variogram of SWZ top domain composites along 120o azimuth (spherical model, range = 85')..

Graphic chart of above.

Figure 3.13: 3D Vertical Semi-Variogram of SWZ Top Domain (3)

3-D vertical semi-variogram of SWZ top domain composites (spherical model, range = 16').

Graphic chart of above.

Figure 3.14: 3D Omni-Directional Semi-Variogram of SWZ T8 Composites

3D omni-directional semi-variogram of SWZ T8 composites (spherical model, nugget = 0.02).

Graphic chart of above.

Figure 3.15: Downhole Semi-Variogram of all SWZ Composites

Down hole semi-variogram of all SWZ composites (spherical model, nugget = 0.06).

Graphic chart of above.

Figure 3.16: 3D Omni-Directional Semi-variogram of all SWZ Composites

3D omni-directional semi-variogram of all SWZ composites (spherical model, nugget = 0.03).

Graphic chart of above.

Figure 3.17: Scatter Diagram of SWZ Drillhole Assay Composite Grade

Scatter diagram of SWZ drill hole assay composite grade to nearest estimated block grade.

Graphic diagram of above description.

Figure 3.18: Cumulative Frequency of SWZ Estimated Block Grades & Drillhole Assay Composite Grades

Graphic diagram showing frequency of estimated block grades and drillhole assay grades.

Figure 3.19: Scatter Diagram of GB Drillhole Assay Composite Grade

Scatter diagram of GB drill hole assay composite grade to nearest estimated block grade.

Graphic chart of above.

Figure 3.20: Log-Normal Histogram of GB Estimated Block Grades & Drillhole Assay Composite Grades

Graphic chart of above.

Figure 3.21: Cumulative Frequency of GB Estimated Block Grades & Drillhole Assay Composite Grades

Graphic chart of above.

  mining

  Mine planning was performed Greystone Engineering. The conceptual mine design was developed by Greystone in conjunction with and reviewed by Crown Resources Corporation personnel.

  The mine system presented herein is designed to maximize flexibility, allowing for local changes to be made in the mine plan when differences from the deposit model are encountered during production. The development schedule was designed to allow time for further definition drilling on the Gold Bowl deposits and allow for subsequent stope layout and development.

    Mining Methods

The mine is accessed by ramp through one main portal located at the mine office (Figure 4.1). Another ramp connection to surface is located to the southwest of the main ramp and will be used for ventilation and as a secondary escapeway.

The mining method applied in the study for the entire deposit is a variation of room and pillar/cut and fill. In the Gold Bowl, and locally in the eastern most part of the SWZ, the possibility exists for limited areas of longhole mining. However, for this report the more conservative room and rib pillar/cut and fill method was used to develop all stope shapes and schedules.

The following procedures and criteria were used in the development of the mine design:

    Sections were cut to match the strike of each part of the deposit as necessary to provide guidance for along-strike stope design.

    Mining shapes were constructed on sections in Gemcom, outlining continuous areas above cut off grade using the block model and constrained by the geological solids. Three dimensional mining solids were created using these sectional shapes.

    Mining solids were constructed only for geologically controlled resource solids classified as Indicated. Some indicated and all inferred resources were not considered in the mining schedule.

    The mineability of all bodies was checked for distance from surface. Geological deposits less than 60ft from surface were excluded, except for the Southwest Zone (SW Zone) footwall deposit, which daylights to surface. This deposit contains high grade ore, and, as such, warrants extra attention.

    A minimum mining height of 12ft was assumed and a standard width of 16ft was used.

    A room and pillar/cut and fill method of mining with a target of 100% extraction was envisioned with a maximum panel width of 16ft.

    Solids were checked to ensure that Gemcom's triangulation system between adjacent 3D rings resulted in solids free of illogical mathematical irregularities.

    The in-situ tons and grade of the solids were estimated, including internal dilution. Note: Gemcom system calculates the grade and tonnage of the grade block modeled geological solids by piercing it with a series of parallel "needles". This is superior to percentage models or use of partial blocks.

    A dilution factor of 5% was added for re-muck of backfill when mining.

    The large geological solid on the hanging wall of the Lookout Fault in the Southwest Zone was split into two logical stopes.

    An access plan for initial development was created for both the SWZ and the Gold Bowl.

    Production rates were estimated.

    A project to the mill feed release schedule was developed.

Geological and mineralization features that are critical to the success of this operation include:

    Most of the deposits, particularly in the SWZ, are planar, although locally variations occur in dip and strike.

    Hanging wall materials are composed of skarn or hornfels, strong competent rock types.

    The highest gold grade in the SW Zone often occurs along the footwall contact.

    The ore/waste contact on the footwall will be easy to distinguish visually in many areas.

    The hanging wall and footwall contacts will be controlled by assay of drill samples to be acquired after mining of the initial cut in primary stopes.

      Mine Access

The main portal location, as shown in Figure 4.1, was selected based on the following criteria:

    Consideration for mine reclamation and shut down (elimination of post-closure mine water discharge).

    Proximity to a level area for portal facilities development.

    Avoidance of the local major fault.

A second ramp to surface provides a secondary escapeway and ventilation but will not be routinely used as access for mobile equipment.

      Room & Rib Pillar, Cut & Fill

      In this mining method, a pilot drift is driven just above the footwall contact for the entire length of the panel. Behind the face, core will be drilled both down and up to determine the final contacts of the panel. Once the footwall contact is determined, a bench will be taken as required and then filled to permit the next lift to be mined. In primary stopes, cemented fill consisting of glacial gravels will be placed. Once set, the next lift in the cycle will begin. This will continue until the hanging wall contact is met. Normal drive height will be approximately 12ft to 14ft. The panels will be a maximum of 16ft wide. When completed, the primary panels will be fully filled with cemented fill to the back, pushed up with machinery. The secondary stopes (pillars mined between the primary stopes) will be 70% filled with uncemented rock fill or glacial gravel. The machinery used to mine will be electric hydraulic jumbos, LHD's and 40t trucks with minimal use of jacklegs and stopers.

      The initial pilot drift in a stope will be driven with a maximum of plus or minus 15% grade. This is to allow for efficient use of the mobile equipment. The access points will be driven at -15%. Then the back and wall slashed as necessary to facilitate access to the next panel up to +15%. This will allow one access point from the main haul to service many panels, as shown in Figure 4.2.

      To prevent losses and excessive mucking of waste fill, a paint line will be placed to mark the level of fill. Note that the cemented fill used in the primary stopes will be alluvial gravel so there will be a major visual difference between the blasted ore and the fill.

      Whereas a 16ft panel width is used for planning purposes, a more efficient larger width of up to 32ft may be used based on geotechnical considerations. However, larger widths in primary stopes may be utilized only where the footwall is known to be relatively flat so that dilution can be controlled. It may also be found that wider secondaries with staggered bottoms may offer efficiencies locally. Additionally, inclined backs along the hanging wall may enhance selectivity in actual practice. None of these opportunities are considered in costing or grade estimations in this planning study.

      Development

      The development plan, as shown in Figure 4.3, is designed to provide access along the entire deposit in the SWZ so that sufficient access is available for a production rate of at least 1500tpd. Scheduling of production is based on 3D solid models of development and headings. It is anticipated that further fine tuning of this development plan will be done during operation but it is unlikely there will be significant change to the total amount of development required. However, improvement to the ore production schedules may be realized. It should be emphasized that this development plan was based on the concept of cut and fill mining only and economies are expected with more detailed stope planning. Additionally, conservatism is built into the scheduling to ensure that production and development targets will be met.

      The mine will be developed from the main portal as a single face initially. Preproduction ramp development will take will take approximately 13 months to establish the ventilation loop. During that time, approximately 11,000 tons of ore will be mined as part of the development plan. Waste development during the preproduction development period will be 220,000 tons.

      Development of the Gold Bowl mining areas will occur independently of the SWZ and is scheduled so that access development will begin in month 28. It is important that Gold Bowl production be initiated prior to month 70 as a production rate of 1500tpd from the Gold Bowl alone will be difficult to sustain without all of the development in place.

      Development Headings

      A heading size of 12ft by 16ft was selected for primary waste development and is required in order to allow access by 40t trucks. Access drifts to the stopes from main haul are also the same size.

      Production Drilling

      Production drilling will be done using an electric/hydraulic twin-boom jumbo. Hole lengths will be 14ft and cooling/dust suppression will be achieved using a mist dust suppression method.

      Drill patterns and factors will be determined based on ground conditions encountered.

      Blasting

      During pre-production, as a single crew is working, blasting will take place as required to proceed with advance of the development ramp.

      During production, blasting can take place twice a shift (two 11-hour shifts per day), during lunch and at the end of shift. At lunch, the underground workers will go to the lunchroom for lunch break. The lunchroom will provide the necessary safe shelter during blasting and smoke clearing.

      ANFO (Ammonium Nitrate Fuel Oil mixture) will be used as the primary blasting agent as the mine will generally be dry. XACTEX will used to control the back stability. In areas with wet conditions, stick dynamite will be used as required.

      Mucking

      Eight yard scoops will be used to muck ore and waste at the face. Remuck bays will be located near stope accesses and as necessary to optimize tramming times. Forty-ton trucks will be used for ore and waste transport.

      Optimization of tramming distances will be limited by the access considerations. The long stopes located in the hanging wall stopes will be accessed from both ends. Stopes in the footwall and the Gold Bowl will be shorter and accessed from one end only.

      Backfilling

Backfill for placement into the underground workings will be excavated from the Dry Gulch Quarry located as shown on Figure 4.4. Glacial gravels will be loaded by a conveyor into the haul trucks on the return route from the Kettle River Mill. The gravel will be pushed by D9 dozer downhill into the lowest part of the bowl-shaped depression at the Dry Gulch site. A concrete gallery constructed at and below ground surface will feed gravel onto a conveyor at a 150tph rate. Drivers will auto-load on demand and transport the backfill to the mine site for stockpile near the portal until used.

Backfill will be dumped from the mine stockpile by 966 loader into an inclined shaft to the backfill plant located off of the main ramp 100ft from the portal. Gravel in the shaft will be conveyed through the batch plant on demand by the underground truck drivers. The batch plant will be comprised of a rotating sub-horizontal trommel that will mix cement fed from the surface by a screw feed mechanism (Figure 4.5).

Cement-bearing backfill will be transported to mined-out primary stopes and pushed into place with a D4 dozer. The final lift of cemented fill will be packed as close to the back as possible using an articulated blade extension. The addition of 5% by weight cement will achieve a design strength of 1000psi, exceeding requirements for ground stability.

Secondary stopes will be filled with development rock whenever it is available from other workings. During the early production period, development waste from the surface stockpiles will be transported underground for use as backfill when waste is not immediately available from other parts of the mine. When no development rock fill is available, gravels will be loaded as described above and placed in secondary stopes. No cement will be added. Backfill in secondaries will generally be placed to approximately 70% of the stope height.

    Mining Rock Mechanics

A geotechnical study, Buckhorn Mt. Project Subsidence and Stability Evaluation, was prepared by SRK in June 2003 to evaluate the stability of the hanging wall above voids resulting from the extraction of the geological solids of the SWZ. The objective of this study was to test the potential of the proposed room and rib pillar mining configuration with and without backfill and evaluate what support requirements would be required to meet safety standards and prevent discernible subsidence of the surface overlying the workings. Geotechnical data was collected from core drilled in 2002 and 2003 and was compared against previously logged core from earlier drilling.

The results of this initial study indicate that the hanging wall of the deposit is generally good but is of lower quality near the North Lookout Fault and on the western edge of the deposit where the footwall ore body is overlain by rock affected by surficial weathering. The study recommends a mining width of 16ft for panels in the footwall deposit and widths not to exceed 32ft in the remainder of the deposit. By inference, the Gold Bowl area is thought to have rock quality similar to the majority of the SWZ.

Key input parameter to the assessment of the hanging wall stability included:

    The size of the "footprint" in plan view of the mined out stopes in the SW Zone. (Under the current mine plan this includes stopes FW1, HW1, HW2, and HW3.)

    The geometry of the cemented rockfill rib pillars, particularly the height to width ratio.

    The compressive strength of the cemented rockfill used in the rib pillars.

The current mine plan includes some features that differ from the assumptions made in SRK's stability assessment work, including:

    The planned "footprint" of the mined out stopes is favorably reduced compared to the original assumptions. On average, the outer perimeter of the planned mining area is slightly inside of the assumed outline. Also, a large pillar has been left unmined in the HW1 stope area measuring approximately 160ft x 300ft.

    The planned vertical mining thickness (affecting pillar geometry) in the FW1 stope is up to 26ft versus a maximum of 50ft in the stability assessment.

    The planned vertical mining thickness south of the fault, representing the largest mining area, is the same as the thickness assumed by SRK.

    The planned rib pillars south of the fault will be 16ft thick compared to 32ft thick in the stability assessment.

    The planned cement addition in the cemented rock fill is 5% by weight, compared to the 8% assumed in the stability assessment.

The net effect of these changes has not been studied. The mine plan essentially follows the method assessed by SRK, subject to these changes. The proposed mine plan in the study provides flexibility to make changes to the details of the method, should they be found necessary. For example, south of the fault, thicker rib pillars could be created, up to the 32ft maximum recommended width. Also, the cement addition rate to the backfill could be easily adjusted.

As this geotechnical study considers extraction of bodies of geological solids having larger thicknesses and more extensive spans than the actual mining solids, the recommendations for minimum backfill strengths and ground support are more conservative than will be required in actual operation. Nevertheless, these recommendations are adopted in the planning for this study in order to provide a conservative estimate of mining costs and rates.

The geotechnical rock strength characteristics of the host rocks of the Buckhorn Mt. deposit are favorable for stability during underground mining. Uniaxial rock strengths are summarized below in Table 4.2.1 for the rock types that will be encountered in the workings. These strengths are typical of competent lithologies, particularly for the skarn, clastics, and andesite, which are the "hanging wall" rocks of the ore found directly above the most important planned mining stopes. Except in rare local cases, the weaker marble lithology typically comprises the "footwall" of the stopes so its strength is of lesser importance for stability in the workings. Garnet skarn is important only in the Gold Bowl area where large spans of exceptionally competent rock are not critical to ground stability.

Table 4.2.1: Uniaxial Rock Strength Parameters

Measured Unconfined Compressive Strengths
Lithology	Expected Uniaxial Compressive Strength (psi)
Andesite	18,000
Clastics	28,000
Skarn	17,000
Marble	7,500
Garnet Skarn	9,600

The hanging wall for the workings in the SWZ will generally be the clastic and skarn units. The footwall is most commonly marble or skarn. In the Gold Bowl, the hanging wall and footwall are comprised of skarn or garnet skarn.

      Faults

      Many pre-mineral faults are known to occur within the mineralization at the Buckhorn Mountain Deposit. These pre-mineral structures are healed by skarnification and do not represent features of structural weakness in the rock mass. However, one significant post-mineral brittle structure with significant offset is known to occur. The North Lookout Fault trends north-northeasterly though the western part of the SWZ and through the Gold Bowl area (Figure 2.3). Broken rock occurs on either side of the fault that will affect rock stability in the underground workings. Higher density of bolting will be required in the fault area and some screening may be needed.

      Rock Mass Classification

      To assess underground mine stability and likely support requirements, the RMR values in Table 4.2.2 were adjusted to account for the effects of production blasting and for the less than favourable orientation of jointing relative to stope excavations. Adjustments of 90% for blasting and 90% for unfavourable joint orientations were applied to produce the Mining Rock Mass Rating (MRMR). The values of the MRMR may be used to estimate stable stope spans and support requirements in drifts and other development. The MRMR values of the different domains are summarized in Table 4.2.3.

      Table 4.2.2: Description of Geotechnical Domains

Domain	Description	Rock Mass Rating (Average RMR)	Class
I	Near surface weathered rocks, 30 ft thick	45	III Fair
II	Undisturbed country rocks (andesite, mylonitized hornfels/clastics)	54	III Fair
III	Undisturbed skarn orebody	60	II Good
IV	Marble	46	III Fair
V	Disturbed country rock (near Lookout Fault)	50	III Fair
VI	Disturbed surface weathered zone (near Lookout Fault)	38	IV Poor
VII	Skarn orebody north of Lookout Fault	56	III Fair
VIII	Disturbed skarn (near Lookout Fault)	49	III Fair
IX	Lookout Fault	5	V Very Poor

      Table 4.2.3: Mining Rock Mass Rating (MRMR) of Domains

Domain	Description	Mining Rock Mass Rating (Average MRMR)
I	Near surface weathered rocks, 30 ft thick	36
II	Undisturbed country rocks (andesite, mylonitized hornfels/clastics)	44
III	Undisturbed skarn orebody	49
IV	Marble	37
V	Disturbed country rock (near Lookout Fault)	40
VI	Disturbed surface weathered zone (near Lookout Fault)	31
VII	Skarn orebody north of Lookout Fault	45
VIII	Disturbed skarn (near Lookout Fault)	40
IX	Lookout Fault	4

      Stope Dimensioning

The proposed open stope and pillar mining method proposed for Buckhorn Mountain requires that stopes remain open during primary stoping and backfilling activities. This may be described as a "Stable Entry" mining method. The method will produce two distinct stope-back stability situations:

    The first situation occurs during mining of primary stopes, when both ribsides of the stopes consist of solid rock and the back is required to remain stable. This will be referred to as the primary condition.

    The second situation occurs when the pillars between primary stopes are mined as secondary stopes. The secondary stopes will have ribsides of cemented fill. The fill will not necessarily be in tight contact with the hangingwall and the effective hangingwall span will therefore be greater than the secondary stope span. This will be called the secondary situation.

The allowable stope spans for stable entry mining depend largely on the quality of the immediate hangingwall rocks. The quality of the hangingwall rocks within 30ft above the lower orebody was determined by extracting the relevant data using the Gemcom software package. The average RMR was found to be 55 units above the lower orebody and 46 units above the upper orebody. After applying the adjustments for blasting and orientation, the average MRMR value is 46 for the lower orebody. For the upper orebody a further adjustment of 90% is made for the low stress environment close to surface, and the resulting MRMR value is 33.

At Buckhorn Mountain the intention is to develop longitudinal stopes that will be much longer than they are wide. In such a situation the Hydraulic Radius tends to one half the excavation width. For example, if the chart shows an Hr of 6m (18ft) it represents a 12m (36ft) wide excavation, provided the length is much greater than the width.

The results show that for the primary situation:

    The Hr in the lower orebody should not exceed about 5m (16ft) which translates into stope spans of up to 32ft. The stope back will require support in the form of rock bolting to control wedges and unstable blocks formed by inclined joints.

    In the footwall the Hr should not exceed about 2-3m (say 8ft) which translates into stope spans of about 16 ft. In these shallow workings the rock mass is likely to be wet and will have low confining stresses. Stope back supports will have to be more robust than for the deeper workings.

It is intended to design the secondary stopes to the same dimensions as the primary stopes. The stability during the secondary situation will however be less favourable because the cemented fill will not always be in tight contact with the stope hangingwall, potentially allowing the back of the secondary stopes to loosen. The support in the secondary stopes will therefore have to be more stringent than in the primary stopes.

      Ground Support

Ore & Waste Drifts

The stability and support requirements for drifts were assessed using the MRMR values shown in Table 4.1.3 and the support recommendations provided by Laubscher (1990). It was assumed that drifts would be of the order of 12ft to 15ft wide. The following recommendations are made:

    Drifts will be stable in the Fair quality rock types and will require limited support to provide confinement to potentially loose blocks defined by jointing. Support in the form of 6ft bolts at 3ft spacing will be required. Steel screen should be installed in the drift back where joint spacing is less than 1ft. Friction bolts (Split-Sets) will most likely be sufficient in the drifts.

    Where the rock quality is Poor, grouted re-bar type bolts will be required with shotcrete in both the ribs and back of the drifts. About 2" of shotcrete will be required.

    In very poor ground (the Lookout Fault) standard bolting patterns are likely to be ineffective, and heavy support in the form of steel arches are expected to be required in addition to 10ft or 20ft long cable bolts. Should groundwater inflow occur along the fault, the conditions may be expected to be severe, and spiling may be required to create a stable heading.

For design and costing purposes, the distribution of drift conditions and support requirements are estimated as follows, based on RMR distributions in the core:

    1% of drifts will be in Very Poor ground, requiring heavy support;

    9 % of drifts will be in Poor ground, requiring bolting and shotcrete support;

    70% of drifts will be in Fair ground, requiring bolting and limited screen support;

    20% of drifts will be in Good ground, requiring bolting only.

Detailed support designs should be carried out once the drift dimensions and layouts have been finalized.

Primary Stope Support

The support requirements in the primary situation will be as follows:

    The primary stopes in the lower orebody will be 16ft wide in Fair to Good rock quality and should be supported with 15ft grouted bolts spaced 6ft apart in the back and ribs (walls). Stope ribs may be supported with 10ft grouted bolts. Steel screen or expanded metal mesh may be required as surface support where the rock is blocky.

    In the upper orebody the stope back will be 16ft wide in Poor to Fair ground and should be supported with 15ft grouted bolts spaced 6ft apart, steel screen and 2" of shotcrete. Stope ribs should be supported by 10ft grouted bolts.

Secondary Stope Support

During secondary pillar extraction, the support will be required to control the hangingwall over a greater span than during primary extraction. In addition, the rock conditions are expected to have deteriorated owing to higher stresses. Support requirements are as follows:

    In the lower orebody the stope back should be supported with grouted bolts as in the primary stopes, with two rows of additional 20ft long 40t capacity cable bolts. The rows should be 10ft apart, 5ft on either side of the centre line of the stope, and the bolts spaced 10ft apart down the length of the stope. As experience with back conditions and backfill placement improves it may be possible to relax the cable bolt requirements. However, for planning purposes the cable bolt requirement should be included in the costing.

    Secondary stopes in the upper orebody should also be supported with grouted bolts and cable bolts, similar to the lower workings. Steel screen and 2" of shotcrete will be required.

    It may be necessary to install light support of the cemented ribs to prevent spalling -6ft split-sets with occasional steel screen are likely to be required.

    Stope Sequencing

    Stope panel dimensions are 16ft wide with a variable height depending on thickness of material, but a majority of the panels will be between 24ft and 30ft high. Previously completed geotechnical study indicates that the 16ft wide dimension will be a conservative and safe dimension. The 16ft width also allows for minimal waste dilution from the footwall as the panel is being mined. Additionally these dimensions allow for a subdivision of the width to a minimum of 8ft where the dip of the footwall contact is steep. This will allow one side on the panel to be mined with a deeper bench than the other, reducing the waste mined and amount of fill required. After in-stope drill sampling, the number of passes and height will be determined. A mining height of 12ft to 14ft height for initial drifts is used for planning. It is possible to achieve a maximum height of 20ft per lift based on equipment limitations. Utilization of the maximum height of 20ft would greatly improve productivity over assumptions built into this study.

    A typical stope panel sequence is described as follows and is shown in Figure 4.6. An initial pilot drift in the stope panel will be excavated to full width and started approximately 2ft to 3ft above the project footwall contact. As the pilot drift on the primary panels is driven forward, sampling holes will be drilled to the hanging wall and footwall using a small core drill. Samples will be taken every 32ft along the drift with drilling down 6ft and drilling up 20ft on average. The sampling interval will be 2ft to provide reasonable contact delineation. The sample drilling will take place during the main face drilling cycle. A scissor lift will be used to stage in-stope drilling.

    Once the depth of the floor is determined, a benching pass will commence after the main face drive is complete. Once the benching pass is finished, a backfill cycle begins filling to approximately 66% of the void using cemented fill for primary stope panels and rock fill in secondary stope panels. After filling is complete, a breasting pass commences to the end of the panel. Once breasting is complete, another fill cycle starts. If sampling determines this was the last pass on the primary panel, the cemented backfill will be pushed tight to the back of the opening as support for the secondary panel.

    Secondary panels are started once the adjacent cemented pillars have had 28 days to cure. The secondary panels are operated in the same fashion, working from bottom to the top of the panel. The only differences in the secondary operations are the lack of cement in the backfill and the final fill is to 70% of the height of the panel.

    For the footwall stope the access for the panels is from the southwest. For the hanging wall stopes in the southwest access will be from north and south ends. Accessing from both ends has many advantages. It shortens the tramming and haul distances and provides for more flexibility in operation of the stopes.

    The panels in the footwall stope will retreat from the North Lookout Fault progressing to the west. The panels for the hanging wall stopes will be started in the center of the hanging wall zone working to the west and east.

    In the Gold Bowl, the stopes will be operated in a typical mechanical cut and fill style. There are areas where other methods may be suitable, but to be conservative, only cut and fill was used for planning. The cut and fill method is similar to the operations in the Southwest Zone except the panel cycles will continue until the top of the stope is reached, up to 200ft vertically or more depending on the deposit configuration. Intermediate ramps provide continuous access to the stopes. Drilling of ore contacts will be completed from the development ramps in the Gold Bowl prior to stoping.

    Mobile Equipment

    The mobile equipment selected for use in the mine, shown in Table 4.4.1 is a blend of equipment chosen for different purposes.

    For the main haul of ore up the ramp to surface, the 40t trucks and the 8yd3 scooptrams will be paired. These units were chosen to reduce the cycle times and increase productivity. The two-boom jumbos will drive the main ramps, ore access, and be used in production mining. Smaller scoops will be available for placement of fill and utility work. The single boom jumbo is for backup and utility work. A Cat D4 dozer will push the fill tight to the back on the last lift.

    Table 4.4.1: Mobile Equipment

Equipment Description	Units
Trucks 40ton	5
Scooptram 8m3	5
Trucks 30ton	2
Scooptram 1.5m3 151	1
Jumbo 2 boom electric	4
Jumbo 1 boom electric	1
Air Compressor	2
Scissor lift	2
Bolter	1
Ventilation fans for primary and secondary	12
Pumps 15 hp	10
UG Pickups	4
Ramp Grader used	1
Cat D4 Dozer	1
Cat 966 Front-End Loader	2
Surface Truck	2
Backfill batch plant	1

    Equipment Utilization

    Table 4.4.2 is a list of statistics for the equipment utilization on per shift basis.

    Table 4.4.2: Equipment Utilization

Equipment	Work Description	Item	Time Min	Time Hour	Total Hour	Cycles Per Shift	Hours Per Day Usage	Total Hours Avail.	Util.	No. Of Units
2-Boom Jumbo	Drilling 12'x16' face	Travel	15	0.25
		Drill & setup	90	1.50
		Travel	15	0.25	2.00	3.5	7	50	14%	4
40ton trucks	Tram 1500 ore with back haul waste	Load	10	0.17
	requires 38 loads/dy	Travel 4.5mph	15	0.25
	19 loads / shift	Dump	4	0.07
	Waste Out	Load	10	0.17
	6 loads / shift	Travel4.5mph	15	0.25
		Dump	4	0.07	0.97	25	24.2	50	48%	5
30ton trucks	Tram dev waste	Load	10	0.17
	requires 231t/sh	Travel 3mph	20	0.33
	19 loads / shift	Dump	4	0.07
	Waste Out	Travel 3mph	20	0.33
		Dump	4	0.07	0.97	8	7.73	20	39%	2
Scooptram 8yd3	Ore Muck from Face	Load	1	0.02
	Mucking 1500tpd	Tram	4	0.07
	14t/bucket	Dump remuck	1	0.02
	110 buckets/day	Tram	2	0.03	0.13	55	7.33	30	24%	2
Scooptram 8yd3	Ore Muck from Face	Load	1	0.02
	Mucking 1500tpd	Tram	0.5	0.01
	14t/bucket	Dump to truck	1	0.02
	110 buckets/day	Tram	0.5	0.01	0.05	55	2.75	10	28%	2
Scooptram 8yd3	Development Waste	Load	1	0.02
	460tpd	Tram	4	0.07
	230t/sh	Dump to remuck	1	0.02
	16buckets/shift	Tram	2	0.03
					0.13	16	2.13	10	21%	1

    Planned Productivities

    Mining rates are tabulated in Table 4.5.1 and include advance rates for single headings and stoping productivity. Double headings are shown as a reference only.

    Table 4.5.1: Mining Productivity

Mining rates	Single Heading				Double heading
	Shift/day	Length	Advance/day	tpd	Length	Heading	tpd
Ramps & Access	2	14ft	28ft	540t	42ft	21ft	810t
Stoping	2	12ft	24ft	460t
	Apply delay factor			50%
	Average/face			230

    Ventilation

    During pre-production mine development, ventilation will be provided to the advancing faces by 48in diameter ventilation tubing and 48in by 100hp auxiliary fans. The starting point for all mine development will be through the main portal shown in Figure 4.7. Three key ventilation milestones related to development of the permanent system are accessing each of the two planned ventilation raises to surface, and extending the main ramp to the second portal break through to surface. Each milestone will create flow through ventilation in a large section of the mine.

    Completing these flows through circuits will require the ramps to be advanced for distances in the range of 2,300ft to 3,000ft using ventilation tubing and auxiliary fans. 100hp booster fans will be installed at intervals of approximately 700ft to maintain at least 50,000cfm of air flow at the face.

    The permanent ventilation system, designed to support a production rate of 1,500tpd, is based on the underground diesel equipment fleet, and the distribution of mineral reserves within the mine. As shown in Table 4.6.1, ventilation requirements are estimated at 343,000cfm based on the diesel equipment. For ventilation planning, 350,000cfm has been selected. This flow rate will be provided as shown in Table 4.6.2.

    Figure 4.7 shows the distribution of main air flows in the mine. The Southwest Zone hosts 80% of the mineral reserves, and an overall ventilation rate of 250,000cfm is provided (southern portion of Figure 4.7). The Gold Bowl, with 20% of reserves, is provided with 100,000cfm. The distribution of air flow within the mine will be controlled by 3 sets of ventilation doors, regulators at ventilation raises, and a booster fan located at the bottom of the south exhaust raise. Generally, air will be supplied into active stopes by auxiliary fans and ventilation tubing.

    Table 4.6.1: Ventilation Estimate Based on Diesel Equipment

Unit Type	Number of Units	CFM per Unit	Required CFM
40t Truck	5	28,000	140,000
Toro1400 Scooptram	5	18,000	90,000
Toro151 Scooptram	1	4,500	4,500
2-Boom Jumbo	4	8,500	34,000
1-Boom Jumbo	1	8,500	8,500
Scissor Lift	2	10,000	20,000
Bolter	1	6,500	6,500
Underground Pickup	4	3,000	12,000
Grader	1	18,000	18,000
Cat D4 Dozer	1	9,500	9,500
Total			343,000

    Table 4.6.2: Main Airways

Description	Air Flow CFM	Fan Power hp
INTAKE
North Vent Raise	100,000	150hp
Secondary Portal	250,000	400hp
Total	350,000	550hp
EXHAUST
South Vent Raise	280,000	-
Main Portal	70,000	-
Total	350,000	-

    The main ventilation intake fans are located on surface at the top of the north intake raise and at the secondary portal. At the secondary portal, the main fan will be comprised of two 60in by 200hp fans in parallel. At the north intake raise, a single 48in by 100hp fan will be installed. Both fan sites will be equipped with direct fired propane heaters for winter operation.

    Both the upper and lower sections of the north intake raise will be a bored raise. The lower section will be equipped with a manway to provide secondary access to the lower mining areas in the Gold Bowl.

    The upper section of the south exhaust raise will be raise bored at 12ft diameter. An alternative is to drive two parallel 8ft diameter raises. This requires a smaller raise boring machine, and will also be a faster method of establishing flow through ventilation, once the initial ramp face reaches the bottom of the raise.

    There will be a manway is needed in the lower section of the south exhaust raise to provide secondary access to the lower mining areas in the Southwest Zone. This section will be bored like the other raises.

    Ore & Waste Handling Systems

      Scoops

      Eight yard scoops will be used to muck ore and waste. Rock will be trammed to remuck locations where trucks can be loaded. The remuck bays will have a back height of 20ft where required to allow dumping of backfill and a minimum width of 12ft.

      Haul Trucks

      Forty ton low profile trucks will be used to transport ore, waste and backfill. However, two thirty ton trucks will be used exclusively for the initial waste development due to size constraints imposed by ventilation tube in the initial development drive prior to breakthrough of the ventilation loop.

      Material Sizing

      Run of mine ore will generally be sized less than 12in due to the nature of blasting in cut and fill stoping. Should longhole stoping be used in parts of the mine, then nominal sizes will be slightly larger. Material sizing is important from the standpoint of wear on the beds of the underground and highway haul trucks.

      Waste Handling

      Waste rock generated during the mine life will most commonly be transported directly to secondary stopes for use as backfill as explained in Section 4.2.7. An inadequate quantity is available for fill of all secondary stopes, so glacial gravel will be used as a substitute when necessary. A total of 637kt of planned waste will be produced. Uncemented backfill requirements for secondary stopes are 710kt.

      During the initial development work and approximately two months thereafter, no secondary stopes will be available for filling with waste. During this time, waste will be transported to the surface for temporary storage until such time as storage space is available. Approximately 220kt will be stored on the surface at the locations shown on Figure 4.1. No waste will be left on surface at the end of the mine life.

      Waste rock generated at the face will be loaded by scooptram directly into trucks whenever possible. Remuck bays will located near stope access points.

      Ore Handling

    The ore will be blasted using traditional drill and blast methods. The broken material will be picked up by an 8yd3 Load Haul Dump ("LHD" or "scooptram") machine and taken to remuck near the entrance of the panel. The muck will then be loaded onto a haul truck and taken to the main portal. The remuck station will have sufficient height and room for the scooptram to load the 40 ton truck and for the 40 ton truck to dump backfill when required. At the main portal the underground haul truck will then dump the ore onto ore dump. From this ore dump the surface haul trucks will be loaded with a 966 loader and the ore taken to the Kettle River mill. If the ore dump at the portal is filled the loader will mover the ore to the larger stock pile area for temporary storage (Figure 4.1).

    During break-up, road restrictions will prevent haulage to the mill on county roads. The large ore stockpile is sized to store six weeks of production.

    Mine Dewatering

    During the initial development, water needed for drilling and dust suppression will be provided by a well near the portal. Water will be moved by gravity to near the first turn on the main ramp where a sump will be located for distribution by pumping to development workings. During later development work and production, net inflows into the mine through natural fractures will exceed required usage. Main sumps will be developed at the lowest point on the development workings in both the Southwest Zone and the Gold Bowl. These main sumps will serve as reservoirs and settling ponds. Organic materials will be skimmed and the clean water will be recirculated to the mine. Prior to discharge and treatment (see Section 7.4) water will be conveyed from the main sumps to another "clean" sump for further settling and skimming prior to pumped discharge. This clean sump will be located on the main decline near the intersection with the Gold Bowl access ramp.

    Surface Buildings

    The surface buildings will consist of modular office and dry facilities, a steel maintenance shop and a steel water treatment building purchased as an installed package. The modular buildings will be built off site as 12ft x 60ft and 12ft x 40ft units. The units will be hauled to site and assembled into the final configuration.

    Mine Maintenance

    The maintenance facility will be an 80ft x 60ft surface shop with three large bay doors. This will be the primary shop for major work on mobile equipment. The shop will contain a small warehouse for critical parts. As the mine site is close to suppliers, a large supply of parts is not required. A small underground shop will be created to allow for quick response for smaller repairs of drills and hoses.

    Mine Electrical

    The underground will have an installed power load of approximately 2,000kW and a demand load of about 1,400kW as summarized on Table 4.11.1. Electricity will be provided on site by diesel powered generators. A redundant generator will be available to assure power to the mine ventilation system as well as other critical functions.

    Table 4.11.1: Underground Mine - Installed Electrical Load

Electrical Load	Installed kW	Utilization	Usage kW
Fans	1,125	90%	1,012
Jumbos	605	30%	185
Pumps	100	50%	50
Lunchroom, lights, Misc.	30	100%	30
Compressors	200	50%	100
Total Demand	2,060	67%	1,377

    Mine Water Supply & Compressed Air

    Water for drilling and dust suppression will be supplied from underground sumps, which will recycle water. Hydrologic modeling indicates that the average inflow to the mine of between 15gpm and 50gpm will be adequate for mine use during most of the life of mine. Make up water during start-up will be supplied from a well on surface at the portal site.

    A water tank will be used on the surface for storage of 10,000 gallons of potable water for use in showers, toilets and fire fighting. Water will be supplied to the water tank from the water well.

    Potable water for underground will be supplied in bottles.

    Compressed air will be supplied by one of two 750cfm compressors on surface with pipe leading into the mine workings. Only a minor amount of compressed air is required as majority of drilling will be performed by electric hydraulic drills.

    Underground Communications

A leaky feeder system will provide communications for the entire underground mine. The system will also allow radio contact directly to the maintenance shops. A second communications line (emergency phones) will be installed directly to the underground safety station and to an appropriate location on surface such as the security desk, the first aid room, and the surface mine rescue station.

Figure 4.1: Site Plan

Graphic of mine site layout.

Figure 4.2: Example of Stope Access

Graphic image of stope access.

Figure 4.3: Mine Development Plan

Graphic image of mine development.

Figure 4.4: Dry Gulch Quarry

Graphic image map of Dry Gulch site.

Figure 4.5: Backfill Batch Plant, Typical Cross Section

Graphic image map of backfill facility.

Figure 4.6: Typical Stope Sequence

Graphic image of mine sequence.

Figure 4.7: Ventilation System Schematic

  SURFACE ORE HAULAGE

  This section, prepared by Crown and Greystone describes mine supply routes and planned contractor trucking of mined ore form the mine to the off-site mill.

    Mine Supplies

    Mine supplies transported to the mine site by vendors will be routed through Oroville and along the County Road 9480. Supply trucks will then use the haul route described in Section 1 to access the mine as shown on Figure 5.1.

    Roads & Ore Transportation

  Ore mined at the Buckhorn Mountain Mine will be stockpiled at the mine site north of the Main Portal (Figure 4.1). Ore haulage will be contracted to a company specializing in highway haulage. Stockpiled ore will be loaded into highway-legal haul trucks by a front-end loader. The trucks will be rated at a 31t capacity. The number of round trips will therefore average about forty eight per day. All trucks and trucking procedures will conform to requirements of the Washington State Dept. of Transportation, the Okanogan County Road Department, and the USFS; and will be permitted by the agencies if and as required. The contractor will have latitude to select the equipment based on seasonal conditions so long as permitted requirements and agency regulations are followed.

  The ore haulage route (Figure 5.1) will incorporate existing roads for most of the alignment and newly constructed road for approximately 5,600ft near the mine site. Certain portions of the existing route will require realignment and the entire USFS route 120 will require widening to provide an appropriate margin of safety and to facilitate adequate stormwater control and proper maintenance. That portion of the route using County Road 4895 will require minimal widening with minor new construction and alignment or upgrading. Crown will enter into an agreement with the USFS, Okanogan County, and the State for the construction and upgrading necessary and for maintenance requirements year-round during operation on these roads. Crown will bear these costs.

  From County Road 4895 ore will be transported on paved county roads, and State Highway 21. At Torboy, the route will follow Ferry County Roads 280, 287, and 284. These latter roads are maintained by the Kettle River Operations in conjunction with Ferry County. Haulage segments are shown in Table 5.1.1.

  Table 5.1.1: Surface Road Haul

Road Segment	County	Distance (miles)	Surface
New Construction	Okanogan	0.8	Gravel
USFS Road 120 Upgrade	Okanogan	3.1	Gravel
County Road 4895 Upgrade	Okanogan	2.3	Gravel
County Road 9480	Okanogan	9.2	Paved
County Road 9495	Okanogan	6.0	Paved
County Road 502	Ferry	4.4	Paved
County Road 530	Ferry	9.4	Paved
State Highway 21	Ferry	17.6	Paved
County Road 280	Ferry	2.4	Gravel
County Road 287	Ferry	0.8	Gravel
County Road 284	Ferry	0.6	Gravel
Total Distance		56.6

  Figure 5.1: Mine Access & Ore Haul Route

  Graphic image map of mine access.

  mineral processing

  The services of Process Research Associates Ltd. (PRA) were retained by Crown Resources Ltd.) to perform laboratory metallurgical testing. The test work was performed on mineral samples of the Buckhorn Mountain deposit. In addition PRA visited the Kettle River Mill of Kinross Gold Corporation to assess its adequacy for the treatment of the Buckhorn Mountain material.

  Reports from test work done in the past by Battle Mountain on this deposit were supplied to PRA by Crown Resources. These reports indicated that cyanidation only had been tested extensively on a large number of individual samples, with recoveries of 75% to 95%, and a very fine grind being required to achieve acceptable results. A mineralogical report, which was part of the work carried out by Battle Mountain, indicated that there was a strong association between gold and bismuth minerals in all the cyanidation testing samples examined. Typically, unleached gold in the tailings was enclosed as particles of less than 5 microns, within larger native bismuth or bismuthinite particles.

    Procedures

      Sample Preparation & Characterization

      The samples arrived at PRA on June 12, 2003. The 34 samples received had been labeled by Crown as lot H (9 samples), lot F (10 samples) and lot N (15 samples). The samples within each lot were mixed by riffling three times. A main composite to be named SWZ Composite was prepared taking the following weights from each lot, as per instruction from Crown Resources.

Lot H	25.2 kg
Lot F	25.2 kg
Lot N	9.6 kg
Composite	60.0 kg

      The composite was blended by riffling three times and separated into 2kg charges. A 250g sub-sample was riffled out from the composite and pulverized for head assays for gold (Au), bismuth (Bi), total sulfur (ST), iron (Fe), secondary elements by ICP and whole rock analysis.

      Test grinds were conducted on the composite to determine the necessary grind time required to achieve the baseline target grind sizes of 80% (P80) passing 150, 74 and 53 microns. The test grinds were conducted wet in a laboratory stainless steel rod mill at 65wt.% solids content.

      Particle size analyses were carried out in a Rotap™ , equipped with 20cm (8") diameter test sieves, stacked in ascending mesh sizes. The sample was initially wet screened at 37 microns (400 Tyler® mesh). The +37 micron fraction was then dry screened through stacked sieves. Each sieved fraction was collected and weighed for calculating the individual and cumulative percent retained.

      Gravity Concentration

      The rougher gravity recovery was undertaken using a Falcon (R) laboratory centrifugal concentrator. This work was performed on a 2kg ground sample, slurried to approximately 20wt% solids. The slurry was subjected to a single pass test, at a centrifugal force generating ~300g.

      The resulting Falcon rougher gravity concentrate was cleaned by hand panning. The primary Falcon tailings were re treated in the Falcon to give a three-pass or a four-pass tests as indicated in the individual test procedures. The pan tailings were either kept separate or combined with the main gravity tailings sample that was forwarded for individual cyanidation studies.

      Cyanidation

    The initial cyanidation bottle roll leaching tests were performed on Falcon main tailings from three-pass tests and on the pan gravity tailings separately. The tests used a pulp density of about 40wt% solids maintaining a fixed sodium cyanide (NaCN) concentration during each test. Prior to adding sodium cyanide (NaCN), the alkalinity was adjusted with hydrated lime to pH 10.5.

    Reagent concentrations were determined using standard titration methods. The sodium cyanide concentration was calculated from the free cyanide concentration, determined by titrating with silver nitrate and using para-dimethylamino rhodanine as an indicator. Lime concentration was determined by titrating with oxalic acid with phenolphthalein as the indicator. The reducing power of the final leachate was determined as an indication of potential solution fouling characteristics. At the termination of cyanidation leaching the solid residue was washed with hot cyanide solution, followed by two hot water displacement washes. The leachate and wash were combined and analyzed for gold by fire assay using a lead boat. The leached solids were dried, blended and analyzed for gold by standard fire assay procedures.

    During the cyanidation tests, intermediate samples were removed to determine the kinetics of the gold dissolution at after various of retention time. Leaching was terminated at 72 hours for most tests with the filtering of the pregnant leachate solution.

    Metallurgical Results

      Sample Preparation & Characterization

      The composite assays are given in Table 6.2.1.

      Table 6.2.1: Surface Road Haul

Element	Unit	Value	Detection Min	Detection Max	Method
Au	g/mt	20.8	0.01	9999	FA/AAS
S(tot)%		2.17	0.01	100	Leco
Bi	ppm	974	2	2000	ICPM
Fe	%	19.43	0.0001	50	ICPM
Al	ppm	13,829	100	50000	ICPM
Sb	ppm	<5	5	2000	ICPM
As	ppm	616	5	10000	ICPM
Ba	ppm	131	2	10000	ICPM
Cd	ppm	<0.2	0.2	2000	ICPM
Ca	ppm	155,893	100	100000	ICPM
Cr	ppm	52	1	10000	ICPM
Co	ppm	158	1	10000	ICPM
Cu	ppm	635	1	20000	ICPM
La	ppm	<2	2	10000	ICPM
Pb	ppm	19	2	10000	ICPM
Mg	ppm	25,370	100	100000	ICPM
Mn	ppm	1,761	1	10000	ICPM
Hg	ppm	<3	3	10000	ICPM
Mo	ppm	20	1	1000	ICPM
Ni	ppm	<1	1	10000	ICPM
P	ppm	<100	100	50000	ICPM
K	ppm	4236	100	100000	ICPM
Sc	ppm	2	1	10000	ICPM
Ag	ppm	1.3	0.1	100	ICPM
Na	ppm	923	100	100000	ICPM
Sr	ppm	130	1	10000	ICPM
Tl	ppm	<2	2	1000	ICPM
Ti	ppm	578	100	100000	ICPM
W	ppm	12	5	1000	ICPM
V	ppm	41	1	10000	ICPM
Zn	ppm	52	1	10000	ICPM
Zr	ppm	17	1	10000	ICPM
Al2O3%		2.96	0.01	100	WRock
BaO	%	0.02	0.01	100	WRock
CaO	%	21.93	0.01	100	WRock
Fe2O3%		27.49	0.01	100	WRock
K2O	%	0.37	0.01	100	WRock
MgO	%	4.26	0.01	100	WRock
MnO	%	0.29	0.01	100	WRock
Na2O	%	0.46	0.01	100	WRock
P2O5%		<0.01	0.01	100	WRock
SiO2%		35.72	0.01	100	WRock
TiO2%		0.13	0.01	100	WRock
LOI	%	6.16	0.01	100	2000 F
Total	%	99.79	0.01	105	WRock

      Scoping Tests

      Falcon 3-Pass Centrifugal Gravity Test

      The samples were subjected to gravity recovery techniques at three different grind sizes with P80 of 158, 74 and 51 microns. The Falcon centrifugal concentrator was used for three consecutive stages of roughing, with hand panning of each individual concentrate for cleaning. (Tests GSB-1 to 3).

      Table 6.2.2 shows the effect of grind size and consecutive treatment (3 passes) on the recovery and grade of concentrate produced by the Falcon Centrifugal concentrator, without any cleaning of the concentrate.

      Table 6.2.2: Effect of Grind Size on gravity Concentration

Products	Recovery (%)	Grade (Au g/t)
158 microns
Conc 1	43.5	158.8
Conc 1+2	53.1	92.5
Conc 1+2+3	60.3	74.1
74 microns
Conc 1	44.1	189.8
Conc 1+2	53.1	121.0
Conc 1+2+3	59.0	88.9
51 microns
Conc 1	38.5	118.6
Conc 1+2	51.3	85.1
Conc 1+2+3	57.8	67.2

      The data show that as the grind size decreases from 158 microns to 74 microns the grade and recovery improve, but for a finer grind of 53 microns both grade and recovery diminish. This is to be expected with gravity concentration.

      Overall, centrifugal gravity concentration is quite efficient on this composite with recoveries in the 40% to 60% range in the scoping tests. This will permit to use a coarser primary grind with a P80 of about 74 microns, appreciably coarser than previously thought.

      The high gold recoveries may be due to the association of the fine gold with bismuth (S.G. 9.8) and bismuthinite (S.G. 6.45) as previously reported in the Battle Mountain testwork. It may also be due in part to the presence of coarse free gold, although the latter would have likely produced high variability in the calculated head assays of each tests and this was not the case.

      Table 6.2.3 show the results for the cleaned concentrates produced by panning of the primary gravity concentrates obtained from the Falcon. The grades of the cleaned products are sufficiently high for refining or sale of such concentrate.

      Table 6.2.3: Pan Concentrates from Cleaning the Gravity Concentrates

Products	Recovery (%)	Grade (Au g/t)
158 microns
Pan conc 1	26.9	4,067.0
Pan conc 1+2	29.7	2,206.3
Pan conc 1+2+3	31.1	1,375.7
74 microns
Pan conc 1	20.3	2,400.9
Pan conc 1+2	23.6	1,296.2
Pan conc 1+2+3	25.4	952.9
51 microns
Pan conc 1	15.3	2,237.0
Pan conc 1+2	18.2	1,403.4
Pan conc 1+2+3	19.6	1,078.0

      Scoping Tests on Cyanidation of Gravity Tails

      The final tailings and cleaner tailings from the above gravity tests were leached by cyanidation at identical conditions for 72 hours, with intermediate sampling of solutions. The NaCN concentration was1.0gpl and target pH 10.5. (Iest CGSB-1 to 3)

      The kinetics of the extraction are shown on Table 6.2.4. As can be seen, the extraction quickly reached a stable point of 64.7% for the 158 microns grind and 79.5% for the 74 microns grind while the 53 microns grind achieved a higher extraction of 87.3% at a very slow kinetic rate. The extraction rate is in per cent of gold content in feed to cyanidation (gravity final tailings). The extraction after 8 hours is nearly the same for the 74 and 53 microns grind possibly indicating that there is no further free gold to be liberated at a finer grind.

      The leaching still goes on at a very slow rate after 12 hours for the 53 microns grind. This may indicate that the residual gold is much finer than 53 microns and is likely enclosed, with leaching occurring through cracks (abundance of cracks is related to grind size) in the enclosing minerals. The effect can be seen as well for the 74 microns grind, although negligible as expected (less cracking).

      Table 6.2.4: Cyanidation of Final Gravity Tailings

Test no	Grind Size	Final Residue	Final Ext'n	Comsumption (kg/t)		Overall Recovery, %
	P80=um	Au Grade, g/t	Au, %	NaCN	Ca(OH)2	Grav.	Leach	Total
CGSB1	158	3.02	64.7	2.31	0.73	44.7	35.8	80.5
CGSB2	74	1.81	79.5	2.47	0.77	47.3	41.9	89.2
CGSB3	51	1.13	87.3	2.82	0.81	48.6	44.8	93.4

      Scoping Tests on Cyanidation of Gravity Tails

      The three cleaner tailings within each test were combined after having taken a sub-sample from each for analysis. The three composite cleaner tails from each of the three gravity test were subjected to cyanidation for 48 hours in tests CGC1 to 3. Other conditions were identical to the ones for the final tailings cyanidation.

      Results shown in Table 6.2.5 indicate that about 73% of the gold leaches out readily within 8 hours, with a relatively slow kinetics afterward. It should be noted that the gravity cleaner tailings are appreciably coarser than the final tailings grind sizes as expected.

      The general conclusions of the scoping tests were that the optimum recovery of gold in a rougher centrifugal gravity concentrate was at a grind size with a P80 of about 74 microns, and that cyanidation of the gold in both the gravity cleaner tailings and final tailings had a slow kinetics, improving with a finer grind. A final cleaner gravity concentrate grade of more up to 4kg/t Au could also be produced.

      Table 6.2.5: Cyanidation of Final Gravity Tailings

Time	Extraction (%)			NaCN Consumption (kg/t)
Hours	258 microns	120 microns	71 microns	258 microns	120 microns	71 microns
8	73.3	74.0	75.5	0.60	0.90	0.87
24	74.0	83.1	82.2	1.00	1.33	1.30
48	83.4	91.2	93.5	1.24	1.57	1.93

      Regrinding of Rougher Gravity Concentrate

      In two tests, the samples were finely ground to a P80 of 47 microns and subjected to 3-pass centrifugal gravity concentration. In test GSB4, the concentrate was not reground, while in test GSB5 it was reground to a P98 of 37 microns, prior to cyanidation. The two gravity concentrates and the two gravity tailings were subjected to cyanidation at similar conditions.

      Results for both tests were similar, with no marked difference as shown in Table 6.2.6. This is not surprising given that the primary grind was already quite fine for both tests at a P80 of 47 microns.

      Table 6.2.6: Gravity Separation & Cyanidation of Products

Gravity Separation Products	Weight (g)	(%)	Assay (Au gpt)	(Ag gpt)	Dist. (Au %)	Ag (%)
Total SB40 Conc	329	16.8	71.85	6.06	68.4	59.6
SB40 Tails	1,633	83.2	6.70	0.83	31.6	40.4
Total	1,962	100.0	17.64	1.71	100.0	100.0
Measured			17.33

Cyanidation Products	Solution (Au, mg)	(Ag,mg)	Residue (Au,mg)	(Ag,mg)	Extraction (Au %)	Ag (%)
Gravity Concentrate	25.8	1.56	1.00	0.20	68.3	49.5
Gravity Tail	10.7	0.89	0.30	0.50	28.3	28.3
Total	36.5	2.45	1.30	0.70	96.6	77.8
			17.33

      Test GSB4 - No regrinding of gravity concentrate (p80 of 70 microns).

Gravity Separation Products	Weight (g)	(%)	Assay (Au gpt)	(Ag gpt)	Dist. (Au %)	Ag (%)
Total SB40 Conc	310	15.7	84.00	6.53	68.4	59.5
SB40 Tails	1,661	84.3	7.23	0.83	31.6	40.5
Total	1,971	100.00	19.30	1.73	100.0	100.0
Measured			17.33

Cyanidation Products	Solution (Au, mg)	(Ag,mg)	Residue (Au,mg)	(Ag,mg)	Extraction (Au %)	Ag (%)
Gravity Concentrate	25.8	1.56	1.00	0.20	68.3	49.5
Gravity Tail	10.7	0.89	0.30	0.50	28.3	28.3
Total	36.5	2.45	1.30	0.70	96.6	77.8
			17.33

      Test GSB5 - Regrinding of gravity concentrate to 98% passing 37 microns.

      Testing at a medium Grind Size of 74 Microns

    A series of six tests each were conducted using a primary grind size with a P80 of 74 microns and a 4-pass centrifugal gravity separation procedure. The 6 primary tailings produced were combined, mixed and divided in six batches. The batches were tested to establish the effect of cyanide concentration during cyanidation. The concentrates produced, also combined, mixed and divided into six batches, were used to investigate the effect of regrinding as well as cyanide concentration on the extraction of gold.

    The material balance of the sum of the six tests is given in Table 6.2.7. The calculation is based on the assays and weights of materials after cyanidation.

    Table 6.2.7: Material Balance of Centrifugal Gravity Concentration

Product	Weight (%)	Assay (Au gpt)	(Ag gpt)	Dist. (Au %)	Ag (%)
Concentrate	29.6%	48.00	4.85	70.3%	63.6%
Tails	73.1%	7.44	1.02	29.7%	36.4%
Feed	100.0%	18.33	2.05	100.0%	100.0%

    Leaching the Gravity Tails - Effect of Cyanide Concentration

    The leaching conditions for the six tests (CGT-6 to 11) on the gravity tails were identical except for the sodium cyanide concentration level used during each test. The cyanide concentration affects the leaching kinetics proportionally for a few hours (less than 12 hours) after which the effect is negligible with no differential gain after 72 hours.

    Except for the test at a concentration of 2kg/t NaCN, the cyanide consumption is proportional to the concentration and the kinetics are similar. The test at a high concentration of 2kg/t NaCN shows a marked increase in initial consumption and kinetics.

    Cyanidation of Gravity Concentrate - Effect of Regrind Particle Size

    Cyanidation tests were performed on the combined gravity concentrates, the first without regrind and the other two reground to a P90 of 43 and P99.9 of 37 microns. Table 6.2.8 gives a summary of the tests. Results from tests CGC4 and CGC5 were added for comparison.

    Table 6.2.8: Cyanidation of Gravity Concentrate - Effect of Particle Size

Test	CGC 6	CGC 4	CGC 7	CGC 5	CGC 8
Leach Head Assay, Au gpt	47.1	71.7	47.1	84.0	47.1
Leach Head Assay, Au gpt	5.27	6.05	5.27	6.53	5.27
Product, % passing	80%	80%	90%	98.1%	99.9%
Particle Size, Microns	94	70	43	37	37
Residue Assay, Au gpt	2.61	3.00	1.48	0.94	0.72
Residue Assay, Ag gpt	1.4	1.0	3.0	1.5	0.6

    Three other tests were performed at a similar regrind particle size with a P80 of 44 microns, but with three different NaCN concentrations of 0.3g/l, 0.5g/l and 1.0g/l.

    The tests demonstrated relatively slow cyanidation kinetics, but all achieving more or less similar recoveries after 72 hours.

    Process Recovery

    Processing this composite by Falcon Gravity Centrifugal Concentrator followed by cyanidation of the gravity tailings in parallel with regrinding of the gravity concentrate and its cyanidation gives good results, suggesting an extraction rate of 91.6%.

    Gravity concentration was effective in recovering an appreciable portion of the gold in a small weight (about 70% in 25% of the weight), thereby permitting the use of regrinding on this concentrate to achieve a high cyanide extraction rate above 96% relative to its gold content. The cyanidation of the gravity tailings gave low recoveries, limited to about 80% relative to its gold content. Tests CGT8 and CGC10 can be used as typical of the results expected under the conditions tested. A material balance for these two tests combined are given in Table 6.3.1.

    Table 6.3.1: Material Balance

Product	Weight (%)	Assay Au gpt	Recovery Leach	Recovery Total
Solution	-	-	96.3%	67.7%
Residue	-	1.78	3.7%	2.6%
Gravity Concentrate (reground)	26.6%	47.99	100.0	70.4

Solution	-	-	80.4%	23.8%
Residue	-	1.46	19.6%	5.8%
Gravity Tails	73.4%	7.44	100.0%	29.7%
Feed	-	18.33	-	100.0%

Total Extraction	-	-	-	91.6%
Total Tails	-	1.54	-	8.4%

    Kettle River Process Facility

The toll milling facility planned for use is located outside of the town of Republic, Washington, and was built in the 1980's to treat a variety of gold ores coming from a group of mines in the area. The plant is presently shut down on a care/maintenance basis, awaiting the opening of a new deposit. Kinross is active in the area and has kept its key staff on site including the mill manager and a maintenance crew.

The plant consists of an ore receiving pad, a primary/secondary crushing plant and double fine ore bin followed by grinding, gravity separation (Falcon Concentrator) of the whole ground slurry, cyanidation, carbon adsorption/desorption system and gold electrolysis. The gravity concentrate is subjected to intense cyanidation in a separate circuit. In general, the plant and equipment are in very good condition, well maintained and clean.

The plant was initially designed for a feed rate of 2,100 tons per day. This throughput was achieved for brief periods only, as there was never enough ore to feed the plant most of the time. The grinding circuit is over designed for the tonnage considered. It consists of two parallel lines each with a primary rod mill of 9.5' x 12' (500hp) and a secondary ball mill of 10.5' x 16' (900hp), providing about 2000 kW of grinding power or 23.8 kWh/ton of design feed.

The Falcon Concentrator is set up to treat the whole of the underflow from the head thickener at the discharge of the grinding circuit; this is not a conventional use of a gravity concentrator in gold plant but is quite advantageous in the case of the treatment of the material from Buckhorn Mountain.

The testwork performed by PRA and others have demonstrated that the gravity concentrate has to be reground prior to its cyanidation as an appreciable portion is included as very small blebs within bismuth minerals. This thus requires the recovery of a large portion of the feed in the gravity concentrate, including from the fine fraction. Hence a conventional location for the Falcon such as on a side stream of the cyclone underflow or cyclone feed would not give the same results as it would tend to work more as a size separator then a gravity separator at such a high weight recovery ratio.

The material tested at PRA required regrinding of the gravity concentrate to about 40 microns to achieve a high recovery by standard cyanidation. This could easily be achieved at the Kettle River Mill with a minimum of investment/modification. One of the rod mills (500hp) could be dedicated to regrinding the gravity concentrate. The modifications required would be minimal and would consist of the following:

    Optional rearrangement of the feed conveyor under the bin to send all the feed through one conveyor rather than two. This is not absolutely necessary as all feed could go through one bin.

    Remove the rod load, put in a ball load (seasoned 1.5" recommended)

    Install a new discharge pump box and remove the existing transfer launder.

    Install two new mill discharge pump (one spare, one operating)

    Install a cyclopak with the underflow discharging to the mill feed chute

    Install all piping including cyclone overflow line to the head of the cyanidation circuit. Alternatively, the reground material could be sent to the existing intense cyanidation circuit, which would otherwise be redundant.

    If the Falcon Concentrator is not relocated inside the mill building, there will be a need to install a receiving pump box and two pumps (one spare one operating) to send the concentrate to the regrinding circuit.

The estimated cost for this work, totaling approximately US$200,000 is included in the capital cost estimate.

  environmental considerations

    Previous Mining Activities

    No modern mining has been conducted at or around the Buckhorn Mountain gold deposit. Several prospects have been explored by shallow pits and short tunnels and shafts and one small open cut located about mile to the north of the deposit, the Magnetite Mine, was exploited for test ores of iron. The most extensive workings near the deposit are in the Roosevelt Mine tunnel located mile southeast of the deposit. This is the only historical working that discharges water. Discharge from the Roosevelt mine meets state surface water standards and is currently part of the routine baseline monitoring program for the project.

    The only known environmental liabilities on the property are for monitor wells and their access roads. Crown holds a bond for US$90,000 in favor of the USFS for reclamation responsibilities in relating to these wells and roads.

    Licenses & Certificates of Authorization

    No licenses, permits or certificates of authorization are currently in place relating to the planned mining operation at the Buckhorn Mt. Project. In June of 2003 an initial Plan of Operations was submitted to the state and USFS proposing an underground mine with a remote mill located 7mi by road to the southwest of the deposit. Subsequent to comments by the USFS a Plan of Operations was submitted in August of 2003 and was accepted for completeness by the USFS. Pursuant to NEPA and Washington SEPA requirements the lead agencies were established as the USFS and DOE. The agencies decided that the environmental analysis of the proposed action requires the preparation of a supplemental Environmental Impact Statement (SEIS). Public scoping was started on August 28, 2003.

    A modified Plan of Operations is in preparation for submission to the lead agencies which will describe a project for an underground mining operation with trucking of the ore to the Kettle River Operations owned by Kinross Gold Corporation (Kinross). The Plan of Operations will be similar to this study. The agencies are currently considering a similar plan as an alternative to the Plan submitted.

    This new Kettle River milling scenario makes the proposed action very similar to four other previously operated underground mines permitted by Echo Bay Mines (now Kinross) in recent years. Mining and milling procedures are essentially the same and, based on environmental baseline studies conducted to date and discussions with lead agencies, no impediments are anticipated to issuance of permits.

    Required permits anticipated for the construction, operation and reclamation of the planned mining project are summarized in Table 7.2.1.

    Table 7.2.1: Environmental Permits

Federal Government
Environmental Protection Agency	Spill Prevention Control and Countermeasure (SPCC) Plan Notification of Hazardous Waste Activity (Review Only, No Permit Required)
Federal Communications Commission	Radio Authorizations
Dept. of Homeland Security (Dept of Alcohol, Tobacco, and Firearms)	Explosives User Permit
Mine Safety and Health Administration	Mine Identification Number (No permit Necessary) Legal Identity Report Miner Training Plan Approval Notice of Start of Operations
State of Washington
Washington Department of Ecology

    National Pollution Discharge Elimination System (NPDES)/Construction Activities Storm Water General Permit and Operational Permit

    Waste Water Discharge permit

    EPCRA Sara Title III compliance

    Notice of Construction Approval (Air Quality)

    Air Contaminant Source Operation Permit

    Water Rights

Washington Department of Health	Sewage Disposal Permit Public Water Supply Approval
Washington Department of Natural Resources	Road Maintenance and Improvement Forest Practices Act
Washington Department of Labor & Industries	Explosives License Safety Regulation Compliance (No Permit)
Wash., Dept of Community Development, Office of Archaeology and Historic Preservation	SHIP/106 Review
Wash. Dept of Health	Sewage Disposal Permit Public Water Supply Approval
Local Government
Okanogan Planning Department

    Conditional Use Permit/Zoning Requirements

    Building Permits

    Maximum Environmental Noise Levels (Compliance Item)

    Socioeconomic Impact Analysis Approval

    Growth Management Critical Areas Regulations Compliance

Okanogan County Health District	Solid Waste Handling Septic Tank/ Drain Field Approval
Okanogan Public Works Department	Road Construction and/or Realignment

    Waste Management

    Waste rock generated during the initial development of the project will be stockpiled in temporary locations as shown on Figure 4.1. Approximately 220kt of waste will require storage until secondary stopes are developed in the SWZ requiring backfill. All development rock stored on the surface will be placed as unconsolidated fill in secondary stopes and all subsequent waste rock generated during production mining will report directly to secondaries without need for surface storage.

    Waste rock which will require temporary storage will be of net neutralizing character. The following Table 7.3.1 summarizes the rock types to be stored on the temporary development stockpiles.

    Table 7.3.1: Sequence of Initial Development Rock for Temporary Storage

Rock Type	Tons Placed
Andesite - Unaltered	110,000
Undifferentiated Skarn	55,000
Marble	47,000
Clastics	7,000
Total	219,000

    Table 7.3.2 summarizes the geochemical acid generation potential of rock types encountered in planned mining.

    Table 7.3.2: Summary of Acid Generation Potential for Development Rock

Rock Type	Mean Values of Total Sulfur by Wt. %	Mean Acid Generation Potential (Ton CaCO3/Ktons)	Mean Acid Neutralizing Potential (Ton CaCO3/Ktons)
Andesite - Altered	0.45	14.0	72.4
Andesite - Unaltered	0.32	10.1	38.6
Undifferentiated Skarn	0.97	30.4	86.4
Marble	0.19	5.87	667.2
Clastics	0.38	12.0	60.2

    Human waste products generated on the surface will be stored in a buried 10,000gal tank and transported off site. Human waste generated underground will be stored in portable units and serviced by a contractor. Trash and garbage disposal will be contracted for transport to a local approved land fill.

    Water Management

  Potable water for drinking will be provided to the site in bottles. However, other potable water uses (showers, toilets) will be provided by an on-site well on site as shown on Figure 4.1. An average consumptive use of 8gpm is anticipated. An application has been submitted to the DOE for the water right for this public supply well.

  Water used in the underground workings will be collected in sumps in the mine and recirculated. Uses include drilling, washing of equipment and dust suppression after blasting. All equipment washing will occur underground.

  Organic materials in mine water such as oil and grease will be removed in a sump prior to discharge from the portal. A water treatment plant (Figure 4.1) will be located below the portal and water discharge will be routed through the treatment facility prior to discharge into infiltration galleries. Treatment of discharge water will utilize an active biological denitrification process for the destruction of nitrates from blasting materials. Previously conducted water geochemistry modeling suggests that no other potential contaminants will require treatment.

  Stormwater diversion structures will route surface water away from the site facilities as shown on Figure 4.1. Stormwater catchment of meteoric waters draining the site will be routed to a pipe which will be directed to the infiltration gallery also used for mine water discharge. The site footprint within the diversion and catchment structures has been designed to minimize the quantity requiring infiltration.

  Geochemical studies of the waste rock indicate that no acid rock drainage will occur as a result of meteoric infiltration through the development rock stockpiles. The short duration of surface storage further ensures lack of reactivity of the waste rocks.

  Manpower

    Underground

    Most of the technical staff on site will work 5 days and 2 days off. Underground miners will work 11-hour shifts, on a 4-days-on and 4-days-off basis. During the first 13 months, underground development will be done mainly on one heading. Staffing level will be small. During the production there will be variations in staffing levels as development decreases and increases throughout the schedule. Efforts will be made to train and employ local people where possible.

      Mining Personnel

      Underground mining activity begins in June of Year 1 with the collaring of the portal. During the first 13 months a small crew will drive the main ramp access. From that point, the mining crew levels increase until full production is reached with a maximum of 82 mining personnel. There will be 56 miners and trammers doing the actual mining and the remainder will be support, technical, supervision, and maintenance personnel. As development is completed, the manpower requirements will reduce. The mine will be operating on an eleven hour shift, two shifts per day, with crews rotating on 4-days-on 4-days-off basis. Half of the members of each mining crew will rotate out each two days so that there will be an overlap of personnel to give the project continuity. Table 8.1.1 shows the planned underground mining and technical staff work force during the main production mining in Year 2.

      Table 8.1.1: Mine Personnel, Year 2

	Mining Crew	Development Crew
Miners
Miners	28	8
Trammers/Miner	28	8
Truck drivers	18	4
Mine help	8
Bolter	4
Sampler	4
Sub Total Mining	90	20
Services
Tech services	20
Supervision	9
Total	119	20
Total Employed	139
Total on shift	34

      Note: Supervision and technical staff shared between Production and Development.

      Productivities

      Productivities used for this study are as shown in Table 8.1.2.

      Table 8.1.2: Mine Manpower Productivity

Mine Productivities	Quantity	Units	Labor	Average	Units
Stoping Crew	1,500	tpd	28	53.6	Tons/manday	7 stopes 2 men day 2 men night each stope
All employees	1,500	tpd	65	22.7	Tons/manday	includes waste development labor
Development	21	ft/day	4	5.25	Ft/manday	Mucking to remuck only
Development Double headings	31.5	ft/day	4	7.9	Ft/manday	Mucking to remuck only

      Maintenance Personnel

    During the initial development there will be one mechanic on each shift and an electrician on dayshift. The maintenance department will be supervised and given work instructions from mine foreman.

    Once production commences and more equipment is operational there will be two mechanics on dayshift and one nightshift. There will be one electrician on each shift. One of the mechanics will be a working lead hand, reporting to the mine foreman.

    Processing

    Ore will be tolled milled at the Kettle River Mill. There is no labor associated with milling operations.

    Administration & Technical Services

    The general administration department, shown in Table 8.3.1, will all report to the mine manager. The general administration will be at the existing Oroville office. The mine foreman will also supervise one crew as part of his duties. The mine engineer will be in charge of the technical services group and report to the mine superintendent.

    Table 8.3.1: Administration & Technical Services Personnel

Job Type	Number
General Administration
Mine Manager	1
Buyer	1
Cost Accountant	1
Payables Accountant	1
Environmental, Safety, HR	1
Mine Supervision
Mine Superintendent	1
Mine Foreman	1
Shifters	7
Technical Services
Geologist	2
Jr. Geologist	3
Surveyors	2
Mine Engineer	1
Mine Technician	2

    Organization Chart

    The personnel organization at the planned Buckhorn Mine will be one typical of a mine of this size, and is shown in Figure 8.1.

    Salaries, Wages

  Salaries and wages used in this study, which comprise the labor portion of the operating costs are shown in Table 8.5.1. These costs are based upon another nearby operation.

  Table 8.5.1: Salaries & Wages

	Base US$/hr	Bonus US$/hr	Salary US$/month
Miners
Development Miner	$21.00	$21.00	-
Stope Miner	$21.00	$21.00	-
Stope Trammer	$21.00	$11.00	-
Sample Driller	$21.00	$11.00	-
Bolter	$21.00	$21.00	-
Truck/LHD Driver	$21.00	$6.00	-
Nipper	$17.00	$4.00	-
General Labor	$17.00	$6.00	-
Maintenance
Mechanic	$25.00	$0	-
Electrician	$25.00	$0	-
Surface Facilities
First Aid/Clerk	$16.00	-	-
Equipment Operator	$20.00	-	-
Technical Services
Geologist	-	-	$4,583
Geologist Assistant	-	-	$3,333
Surveyor	-	-	$3,333
Mine Engineer	-	-	$5,000
Ventilation/ Mine Technician	-	-	$3,333
Supervision
Shift Boss	-	-	$5,416
Mine Foreman	-	-	$5,833
Mine Superintendent	-	-	$6,667
Administration
Buyer	-	-	$2,917
Cost Accountant	-	-	$4,167
Accounts Payable	-	-	$1,500
Environmental	-	-	$4,167
Environmental Assistant	-	-	$1,500

  Figure 8.1: Organization Chart

  Graphic image organizational chart.

  Project Schedule

    Construction Period

    Surface construction of site facilities will take approximately three months. Thirteen months are required to establish the ventilation loop between the upper and lower portals. After development work is complete three months are required to maintain a 1,500tpd production rate.

    Life of Mine Production & Development

  The production schedule is based on continuous, year round mining operations, seven days per week, averaging 1,500tpd. The mining resources scheduled are 3.08kt at an average grade of 0.32oz/ton gold. Note that only the indicated resource was used in the schedule.

  The monthly stope production schedule presented here (Table 9.2.1) was developed to blend ore from stopes that will be developed and available for production. It was created to ensure that tasks were ordered properly.

  The schedule was based on a requirement to have a minimum of two mining areas in operation, one with five production faces and the other with two production faces. This schedule was selected to eliminate the potential of interrupting regular plant feed should a delay occur in one stope face. Also, development was scheduled to allow quick activation of more production faces if required. This brings the required average production per face to 214 tons per day. The schedule is also designed around the rates experienced by other operations using similar cut and fill methods including, but not limited to, the effective hours of work, ramp access system, equipment chosen and its age.

  Table 9.2.1 shows ore tons, waste tons, feet of development, and ounces produced. Figure 9.1 shows the monthly mill feed grade based on this schedule, and Figure 9.2 shows monthly ore tons, waste tons, and ounces delivered to the plant.

  For scheduling purposes, development was also limited to 78% efficiency or 655ft per month, even though the maximum rate could be assumed to be 840ft on a single heading per month. This is equivalent to 7 shifts of lost time at the face each month.

  There are two drilling and blasting methods possible in Cut and Fill stopes. Using uppers, drilling holes up dip, or nearly vertically, is highly productive and results in production rates exceeding 230tpd per stope. Horizontal breasting is not as productive, and results in rates of approximately 230tpd per production face. Breasting will be the more commonly used method at the Buckhorn Mountain Mine as this method provides superior grade and stability control of the panel, particularly in areas of thinner mineralization. Therefore, scheduling of released tons assumes a 230tpd per stope rate.

  Table 9.2.1: Production Schedule

Month	Year	Ore Tons (t)	Grade Au (oz/ton)	Ounces	Waste tons	Ore Develop Ft	Waste Develop Ft
Jan	2004	0		0	0	0	0
Feb		0		0	0	0	0
Mar		0		0	0	0	0
Apr		0		0	0	0	0
May		0		0	0	0	0
Jun		0		0	13,693	0	710
Jul		0		0	12,652	0	656
Aug		0	0.00	0	13,867	0	719
Sep		4,586	0.41	1,880	8,721	238	452
Oct		6,461	0.41	2,649	7,648	335	396
Nov		0	0.00	0	12,890	0	668
Dec		0	0.00	0	13,558	0	703
Jan	2005	0	0.00	0	13,422	0	696
Feb		0	0.00	0	9,417	0	488
Mar		0	0.00	0	13,450	0	697
Apr		4,549	0.41	1,865	9,433	236	489
May		23,774	0.46	10,941	11,513	481	597
Jun		44,997	0.49	22,153	12,406	0	643
Jul		46,497	0.49	22,891	12,929	0	670
Aug		46,497	0.49	22,891	13,993	0	725
Sep		44,997	0.49	22,153	10,686	0	554
Oct		46,497	0.49	22,891	12,846	0	666
Nov		44,997	0.49	22,153	12,316	0	638
Dec		46,497	0.49	22,891	12,648	0	655
Jan	2006	46,497	0.49	22,891	12,524	0	649
Feb		40,946	0.46	18,821	11,463	0	594
Mar		46,034	0.37	17,257	13,971	0	724
Apr		44,549	0.37	16,701	10,763	0	558
May		46,034	0.37	17,257	10,345	0	536
Jun		44,549	0.37	16,701	13,547	0	702
Jul		46,034	0.37	17,257	13,870	0	719
Aug		46,034	0.37	17,257	10,597	0	549
Sep		44,549	0.37	16,701	11,915	0	617
Oct		46,034	0.37	17,257	11,817	0	612
Nov		44,549	0.37	16,701	5,332	0	276
Dec		46,034	0.37	17,257	0	0	0
Jan	2007	46,034	0.37	17,257	0	0	0
Feb		41,579	0.37	15,587	0	0	0
Mar		46,034	0.37	17,257	0	0	0
Apr		44,549	0.37	16,701	0	0	0
May		46,034	0.37	17,257	0	0	0
Jun		44,549	0.37	16,701	0	0	0
Jul		46,034	0.37	17,257	0	0	0
Aug		46,034	0.37	17,257	0	0	0
Sep		44,549	0.37	16,701	0	0	0
Oct		46,034	0.37	17,257	0	0	0
Nov		44,549	0.37	16,701	0	0	0
Dec		45,354	0.36	16,277	0	0	0

  Table 9.2.1: Production Schedule (continued)

Month	Year	Ore Tons (t)	Grade Au (oz/ton)	Ounces	Waste tons	Ore Develop Ft	Waste Develop Ft
Jan	2008	46,266	0.24	11,138	0	0	0
Feb		43,645	0.23	10,135	0	0	0
Mar		46,655	0.23	10,834	0	0	0
Apr		45,150	0.23	10,485	0	0	0
May		46,655	0.23	10,834	0	0	0
Jun		45,150	0.23	10,485	0	0	0
Jul		46,655	0.23	10,834	4,781	0	248
Aug		46,655	0.23	10,834	9,461	0	490
Sep		45,150	0.23	10,485	9,156	0	474
Oct		46,655	0.23	10,834	9,461	0	490
Nov		45,150	0.23	10,485	7,236	0	375
Dec		46,655	0.23	10,834	8,637	0	448
Jan	2009	46,655	0.23	10,834	7,533	0	390
Feb		42,140	0.23	9,786	11,993	0	622
Mar		46,655	0.23	10,834	8,391	0	435
Apr		45,150	0.23	10,485	9,161	0	475
May		46,655	0.23	10,834	9,466	0	491
Jun		45,150	0.23	10,485	9,161	0	475
Jul		46,655	0.23	10,834	9,466	0	491
Aug		46,655	0.23	10,834	12,464	0	646
Sep		45,150	0.23	10,485	9,263	0	480
Oct		46,655	0.23	10,834	10,538	0	546
Nov		45,150	0.23	10,485	14,629	0	758
Dec		46,655	0.23	10,834	13,616	0	706
Jan	2010	46,655	0.23	10,834	8,615	0	446
Feb		41,933	0.23	9,599	11,840	0	614
Mar		45,125	0.23	10,222	11,913	0	617
Apr		45,217	0.24	11,070	9,990	0	518
May		44,260	0.26	11,449	2,231	0	116
Jun		44,912	0.27	11,977	0	0	0
Jul		44,042	0.25	11,119	0	0	0
Aug		45,674	0.25	11,208	0	0	0
Sep		44,201	0.25	10,847	0	0	0
Oct		45,674	0.25	11,208	0	0	0
Nov		39,130	0.24	9,446	0	0	0
Dec		37,927	0.24	9,069	0	0	0

  Table 9.2.1: Production Schedule (continued)

Month	Year	Ore Tons (t)	Grade Au (oz/ton)	Ounces	Waste tons	Ore Develop Ft	Waste Develop Ft
Jan	2011	32,109	0.21	6,778	0	0	0
Feb		27,262	0.20	5,437	0	0	0
Mar		30,183	0.20	6,019	0	0	0
Apr		29,210	0.20	5,825	0	0	0
May		30,183	0.20	6,019	0	0	0
Jun		29,210	0.20	5,825	0	0	0
Jul			0.20	5,991	0	0	0
Aug		15,454	0.20	3,065	0	0	0
Sep		14,956	0.20	2,966	0	0	0
Oct		15,454	0.20	3,065	0	0	0
Nov		14,956	0.20	2,966	0	0	0
Dec		15,454	0.20	3,065	0	0	0
Jan	2012	15,454	0.20	3,065	0	0	0
Feb		14,457	0.20	2,867	0	0	0
Mar		852	0.20	169	0	0	0
Apr		0	0.00	0	0	0	0

TOTAL		3,383,286	0.31	1,036,585	573,232	1,289	29,707

  Figure 9.1: Monthly Mill Feed Grade

  Graphic chart of above.

  Figure 9.2: Monthly Ore, Waste & Gold to Mill

  Graphic chart of above.

  Operating Cost

    Mining Cost

    The mining costs used in the economic model for this study are shown below. All costs and material consumption rates are based, where possible, on experience and recommendations by suppliers. Costs shown do not include the cost of transportation of equipment, supplies, or personnel to the site. The operating costs shown here do include wages, bonus and wage burden, costs of materials, consumables, and equipment maintenance and operation. Labor costs were taken from comparable data at the nearby Kettle River Operations owned by Kinross Gold.

    The operating costs have been derived from the basic operation calculations and experience. They include maintenance costs, which were based on information from equipment suppliers. Table 10.1.1 shows costs for ore mining. Table 10.1.2 and 10.1.3 shows the cost assumptions for development mining.

    Table 10.1.1: Operating Cost, Mining

Ore Costs per ton	US$
Stoping Materials	$0.63
Stoping Bolting materials	$0.67
Stoping Explosives	$1.45

Access Development Materials(2)	$0.28

Backfill (3)	$1.79

Direct Labor	$9.06
Bolting Labor	$0.72
Support Services	$4.38
Tech Services	$1.12
Access Development Labor	$0.47
Supervision	$1.51
Maintenance (4)	$1.97
Surface Labor	$0.71
Fuel	$1.50
Assay	$0.24
Electricity	$1.50
Cost per ton	$27.53

    (1) Snow removal for road as part of haul contract.

    (2) For changing access in stope as mining proceeds.

    (3) Assumes all rock hauled from Millsite (note: development waste rock will not have the haul costs 0.79 /ton).

    (4) Materials only. Labor in services.

    Table 10.1.2: Operating Cost, Development

Development Cost Categories	US$/ft
Materials(Pipe, Vent, Electrical, etc)	$37.09
Stoping Bolting materials	$12.87
Stoping Explosives	$31.01

Direct Labor	$91.06
Bolting Labor	$45.23
Support Services	$55.54
Tech Services	$23.12
Supervision (1)	$9.02

Maintenance (2)	$55.17
Electrical	$2.89
Fuel	$14.87

Cost per Foot	$377.87

    (1) Supervision 50% of Shifter and 50% of Mine Superintendent.

    (2) Materials only. Labor in services.

    Table 10.1.3: Operating Cost, Raise Boring

	Quote Dynatec	Feet	Cost $/ft
Raise bore cost contract 10 ft Diameter	$700,000	1,132	$618.37

    Ore Transportation & Milling Cost

      Ore Transportation

      Ore transportation operating costs are shown in Table 10.2.1. Costs of ore haulage are based on quote from a local contractor. Excavation of gravel and loading costs are based on professional experience and equipment hourly operation costs from an equipment vendor.

      Ore and backfill transportation cost is calculated using an hourly rate of US$80 for side-dump trucks of 31t capacity. Excavation and loading cost including maintenance is calculated at $0.23/ton. The contractor will bear the cost of snow removal in the winter but not other road maintenance costs. Following is a breakdown of haul costs calculated on a per-ore-ton ("/ore-ton") basis. Backfill quantities have been adjusted for swell and an 80% fill requirement.

      Table 10.2.1: Operating Cost, Ore Transportation

Description	Calculation	Transport Cost ($/ore-ton)
Ore Haul Cost	$80/hr times 3 hrs. divided by 31ot	$7.74
Incremental Backfill Haul Cost	$80/hr times 0.2 hrs.divided by 31t x 80%	$0.41
Backfill Loading Cost	$0.23/t x 80%	$0.18
	Taxes (7.6%)	$0.60
Total Haulage Operating Cost		$8.93

      Milling Costs

    Ore will be tolled milled at the Kettle River facility. Per this agreement, milling costs will be $20.00 per ton.

    Administration Cost

  Administration costs totaling $948,000 per year are summarized in Table 10.3.1.

  Table 10.3.1: Administration Costs

Cost Categories	Annual Fixed Cost
Insurance	$175,000
Property Tax	$250,000
Telephone & Communications	$60,000
Labor
Mine Manager	$150,000
Site Clerk	$18.000
Buyer	$35,000
Cost Accountant	$50,000
Accounts Payable	$30,000
Environmental	$30,000
Miscellaneous	$150,000
Total	$948,000

  Capital Cost

    Mobile Equipment

    Capital costs for equipment to be purchased for the underground mine were gathered from equipment suppliers based on the equipment selection (Table 11.1.1). For the mobile equipment selected, quotes for new and fully reconditioned used equipment were solicited. These costs are only a portion of the total capital for the underground mine which will also include: primary development, installation of major services, construction of a surface maintenance shop, and transportation of all purchased materials to site.

    Treatment of the total capital cost of the project is done in the Economic Modeling portion of the study.

    Table 11.1.1: Capital Costs, Mobile Equipment

Large Capital Equipment	Price /unit	Units	Total
Trucks 40ton	$591,500	5	$2,957,500
Scooptram 6yd3	$420,000	5	$2,100,000
Trucks 30ton	$264,000	2	$528,000
Scooptram 2yd3 151	$240,588	1	$240,588
Jumbo 2 boom electric	$485,000	4	$1,940,000
Jumbo 1 boom electric	$332,961	1	$332,961
Air Compressor	$118,000	2	$236,000
Scissor lift	$105,000	2	$210,000
Bolter	$539,000	1	$539,000
Ventilation Fans	$200,000	1	$200,000
Pumps for 10 total 15 hp	$75,000	1	$75,000
UG Pickups	$80,000	4	$320,000
Ramp Grader	$70,000	1	$70,000
D4 Cat	$120,000	1	$120,000
Cat 966 loader	$294,319	2	$588,638
Surface Truck	$20,000	2	$40,000
Backfill Batch Plant	$300,000	1	$300,000
Total			$10,797,687

    Table 11.1.2 shows some of the capital requirements associated with the mine other than mobile mining equipment. The warehouse will be at the mine site.

    Table 11.1.2: Capital Costs, Other Equipment

Description	Cost
Tanks Fuels 2- 5000Gal	$25,000
Office /Dry Complex installed	$301,000
Water Treatment Plant	$400,000
Generators	$1,100,000
Shop	$150,000
Medical Transport	$30,000
Mill Upgrade & Tolling Agreement	$5,200,000
Site Preparation	$930,428
Backfill Quarry & Support Equipment	$1,129,137
Access Road	$932,243
Miscellaneous	$638.684
Total	$10,836,492

    Salvage Value

    Salvage value at the end of the mine life is estimated to equal building and equipment decommissioning costs.

    Environmental & Closure

  Reclamation costs are estimated to be US$500,000. A reclamation bond of US$3.0million will be posted prior to commencement of operations, as per regulatory requirements. Bond release will occur upon completion of mine closure activities.

  TECHNICAL-Economics

  The technical-economic results summarized in this section are based upon work performed by Crown's engineers and consultants and has been prepared on a monthly basis. The economic model was developed by Crown and reviewed by SRK.

    Model Parameters

    The economic model, presented in Exhibit 12.1, is pre-tax and assumes 100% equity to provide a clear picture of the technical merits of the project. Assumptions used are discussed in detail throughout this report and are summarized in Table 12.1.1.

    Table 12.1.1: Technical-Economic Model Parameters

Model Parameter	Technical Input
General Assumptions
Pre-Production Period	16 months
Production Start Date	October, 2006
Mine Life	74 months
Operating Days	365 days
Production Rate (avg.)	1,500tpd
Stockpile (avg.)	10 days
Market
Gold Price (base case)	US$350/oz
Refinery Charges	US$1.50/oz
Royalty (Buyout paid in 1st production year)	US$2.0M

    A 16 month pre-production period, prior to the scheduled October, 2006 start date, is used primarily to allow for access ramp development to the ore body. The mine will have an estimated 74 month life given the designed 1,500tpd average mine production rate. The model assumes that ore to be transported to the mill from mine site stockpile designed to contain an average 10 day ( 15kt) supply of ore.

    Revenue from gold sales is based upon a market price of US$350/oz. Gold refining charges of US$1.50/oz Au on a 100% payable basis is charged against gross revenues. Also, the model assumes that Crown will exercise its option to buy-out its royalty obligation at the start of production for a cost of US$2.0million.

    Mine & Mill Production

    Mine development will average 775ft/mo during the pre-production period and 467ft/mo during the life of the mine. Development average 728ft/mo during the first year of production and slows as the mine matures. As expected, most development (90%+) will be drifting in waste.

    Ore reserves total approximately 3.1Mt at an average RoM grade of 0.32opt, representing 990koz of contained gold. The production schedule for the mining of this ore is summarized in Section 9.2.

    Ore will be transported to the nearby ( 50mi) Kettle River mill for processing. The mill, designed with a nominal 2,150tpd production capacity will process the ore, at an estimated average recovery of 90%. Approximately 891koz of ore will be recovered over the LoM.

    Table 12.2.1: Mine & Mill Production Statistics

Production Statistic	Technical Input
Development
Ore	1,289ft
Waste (Drift)	33,902ft
Raises	1,500ft
Ore Reserves & Production
Waste	637.4kt
Ore	3,075.6kt
RoM Grade	0.32opt
Contained Gold	990.3koz
Process
LoM Recovery Rate	90%
Recovered Gold	891.2koz

    Capital & Operating Costs

    Detailed operating and capital cost discussions are presented in Sections 10 and 11, respectively, of this report.

      Capital Costs

      Capital costs over the LoM are summarized in Table 12.3.1. Capitalized development costs represent those costs associated with the development described in Section 12.2 and total US$14.2million over the LoM. Development costs are based upon drifting (ore & waste) costs of US$414.60/ft during preproduction, drifting cost of US$377.87/ft during the LoM, and US$618.37/ft for raise boring.

      Initial mine equipment costs are estimated to be US$10.8million, and an additional US$1.0million in sustaining capital for rebuilds is estimated over the LoM. US$1.1million is estimated for the construction of the backfill quarry and supporting equipment.

      Mill capital consists of US$200,000 for improvements as well as US$5.0million as specified in the toll milling agreement between Crown and Kinross.

      Infrastructure costs, as detailed in the table, are estimated to be $4.5million. The category labeled 'other' includes; fuel tanks, office equipment, shop equipment, medical treatment facility, communications and other items.

      Preproduction expenses represent underground stoping (and stockpiling) of ore encountered during initial mine development and before startup. Owner costs are estimated as 18% of capital costs exclusive of mill capital and capitalized development, representing 3% owner cost and 15% contingency.

      Change in working capital is also included in the model based upon monthly variation in operating costs.

      Table 12.3.1: LoM Capital Costs (US$000s)

Description	Initial Capital	Sustaining Capital	Total Capital
Mine Operations
Capitalized Development	$5,006	$9,147	$14,153
Mine Mobile Equipment	$10,798	$1,000	$11,798
Backfill Quarry & Equipment	$1,129	-	$1,129
Subtotal Mine	$16,933	$10,147	$27,080
Mill
Mill Improvements	$200	-	$200
Toll Milling Agreement	$5,000	-	$5,000
Subtotal Mill	$5,200	-	$5,200
Infrastructure
Site Preparation & Roads	$1,863	-	$1,863
Mine Office & Shops	$506	-	$506
Water Treatment Plant	$400	-	$400
Electric Power Generators	$1,100	-	$1,100
Other	$639	-	$639
Subtotal Infrastructure	$4,508	-	$4,508
Other Capital
Pre-Production Expenses	$304	-	$304
Royalty Buyout	$2,000	-	$2,000
Mine Closure	$500	-	$500
Owner's Construction Costs	$3,138	-	$3,138
Subtotal Other Capital	$5,942	-	$5,942

TOTAL CAPITAL	$32,583	$10,147	$42,729

      Operating Costs

    LoM operating costs are shown in Table 12.3.2. Operating costs used in the model are based upon a designed production rate of 1,500tpd, and are valid when considered accordingly. Therefore, sensitivities on production rate will require a revised mine production schedule as well as updated operating cost estimates.

    Table 12.3.2: LoM Average Operating Costs

Unit Cost	Basis	Unit Cost(1) (US$/t-milled)	Total Cost(1) (US$million)
Mining Cost	100% variable	$27.53/t	$84.351
Ore Transportation to Mill	100% variable	$8.93/t	$27.645
Mill Processing	100% variable	$20.00/t	$61.511
Administration	100% fixed	$1.90/t	$5.846
TOTAL OPERATING	-	$58.26/t	$179.173

    (1) Note totals are slightly different since a small portion of mining costs (during pre-production) were capitalized and are included in Table 12.3.1.

    Economic Results

    Economic Results are summarized in Table 12.4.1. The project cash cost is US$201/oz, (or $58.26/t-milled). The pre-tax base case valuation result of NPV10% US$56.8million, IRR 87% indicate a robust project.

    Table 12.4.1: Technical-Economic Results

Description	Technical Input or Result
Ore
Ore Milled	3,075.6kt
Contained Gold	990.3koz
Recovered Gold	891.2koz
Revenue (US$000s)
Net Revenue	$310,598
Market Price	US$350/oz
Operating & Capital Cost (US$000s)
Mining	$179,173
Capital	$42,729
Total	$221,902
Cash Cost (US$/oz)	$201.04/oz
Cash Cost (US$/t-milled)	$58.26/t
Cash Flow (NPV0%)	$88,696
(NPV5%)	$70,376
(NPV10%)	$55,688

    Project Sensitivity

  To test the robustness of the project, sensitivities were performed on basic technical parameters including market price, process recovery, and operating & capital costs. As discussed earlier, sensitivities on production rate were not performed. Results of these sensitivities are shown in the following tables.

  The sensitivities suggest that the high grade and relatively low tonnage of the ore body make process recovery the most sensitive parameter and cost the least sensitive.

  Table 12.5.1: Project Sensitivity, Market Price vs. Process Recovery (US$million)

	Recovery 86%	88%	90%	91%	92%	93%
US$320/oz	49.3	55.6	62.0	65.1	68.3	71.4
US$330/oz	57.9	64.4	70.9	74.1	77.4	80.6
US$340/oz	66.4	73.1	79.8	83.1	86.5	89.8
US$350/oz	74.9	81.8	88.7	92.1	95.6	99.0
US$360/oz	83.4	90.5	97.6	101.2	104.7	108.3
US$370/oz	91.9	99.2	106.5	110.2	113.8	117.5
US$380/oz	100.4	107.9	115.4	119.2	122.9	126.7

  Table 12.5.2: Project Sensitivity, Gold Grade vs. Process Recovery (US$million)

	Recovery 86%	88%	90%	91%	92%	93%
Grade -15%	30.4	36.2	42.1	45.0	48.0	50.9
-10%	45.2	41.4	57.6	60.7	63.8	67.0
-5%	60.1	66.6	73.2	76.4	79.7	83.0
0%	74.9	81.8	88.7	92.2	95.6	99.0
+5%	89.7	97.0	104.2	107.8	111.5	115.1
+10%	104.6	112.2	119.8	123.6	127.3	131.1
+15%	119.4	127.3	135.3	139.2	143.2	147.2

  Table 12.5.2: Project Sensitivity, Operating vs. Capital Costs (US$million)

	Operating -10%	-5%	0%	+5%	+10%	+15%
Capital -15%	110.5	101.6	92.6	83.6	74.6	65.6
-10%	109.3	100.3	91.3	82.3	73.3	64.3
-5%	108.0	99.0	90.0	81.0	72.0	63.0
0%	106.7	97.7	88.7	79.7	70.7	61.7
+5%	105.4	96.4	87.4	78.4	69.4	60.4
+10%	104.1	95.1	86.1	77.1	68.1	59.2
+15%	102.8	93.8	84.8	75.8	66.9	57.9

  Gold price sensitivity assumes no change in the block model. Grade and recovery sensitivity does not directly account for changes in recovery as function of grade (i.e. White's Rule). Capital and operating cost sensitivities do not account for potential changes in cut-off grade.

  Figure 12.1: Technical-Economic Model

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    CROWN, 2003. Initial Plan of Operations, Buckhorn Mt. Project. Submitted to USDA Forest Service and Washington State Department of Ecology, 85 p.

    GSR, 1993. Grade Assignment Parameters for Battle Mountain Gold Company Crown Jewel Project. Unpublished, GeoSolution Resources Inc., 9 p.

    HICKEY, R.J. III, 1992. The Buckhorn Mountain (Crown Jewel) Gold Skarn Deposit, Okanogan County, Washington. Economic Geology, 87, p. 125-141.

    JAA, 1990. Preliminary Ore Reserve Assessment and Ultimate Pit Design for the Buckhorn Mountain Gold Project, Okanogan County, Washington. Unpublished, James Askew Associates Inc., 44 p.

    JOHNSON, S.D., 1992. The Crown Jewel Deposit Reserve Report. Unpublished BMG internal report, 58 p.

    JONES, D.J., 1992. Preliminary Geology and Exploration Potential of the Crown Jewel Project, Okanogan County, Washington. Unpublished BMG internal report. 26 p.

    MEINERT, L.D., 1989. Gold Skarn Deposits - Geology and Exploration Criteria. Economic Geology Monograph 6, p. 537-552.

    MGC and MRA, 1992. Review and Audit of Reserves, Crown Jewel Project, Chesaw, Washington. Unpublished, Magee Geological Consulting and Mine Reserve Associates Inc., 20 p.

    MGC and MRA, 1993. Evaluation of Underground Mining, Crown Jewel Gold Deposit, Okanogan County, Washington. Unpublished, Magee Geological Consulting and Mine Reserve Associates Inc., 24 p.

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    NEAL, W.S., 2003. Sampling Procedures for 2002-03 Southwest Zone Drilling, Buckhorn Mt. Project. Unpublished Crown Resources internal report, 7 p.

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    RAY, G.E. and DAWSON, G.L., 1994. The Geology and Mineral Deposits of the Hedley Gold Skarn District, Southern British Columbia. B.C. Geological Survey Branch Bulletin 87, 89p.

    SCHUMACHER, P., 1994. Mine Planning and Reserve Report, Crown Jewel Project, Okanogan County, Washington. Unpublished BMG internal report, 21 p.

    SCHURER, V.C. and FUCHS, W.A, 1990. Ore Mineralogy of Selected Metallurgical Samples from the Crown Jewel Project, Washington. Unpublished, Schurer & Fuchs, 12p.

    SCHURER, V.C. and FUCHS, W.A, 1992. Ore Mineralogy of Selected Metallurgical Samples from the Southern Extension, Crown Jewel Project, Washington. Unpublished, Schurer & Fuchs, 6p.

    STILES, C.A., JONES, D.M., NEAL, W.S., TRUCKLE, D.M., PENICK, M.J., and SENTER, L.E., 1994. Economic Geology of the Crown Jewel Gold Skarn Deposit, Okanogan County, Washington. Unpublished BMG internal report, 10 p.

    STOFFEL, K.L., JOSEPH, N.L., WAGGONER, S.Z., GULICK, C.W., KOROSEC, M.A., and BUNNING, B.B., 1991. Geologic Map of Washington - Northeast Quadrant. Washington Division of Geology and Earth Resources Geologic Map GM-39, 3 sheets and 36 p.

    WADOE and FOREST SERVICE, 1997. Final Environmental Impact Statement, Crown Jewel Mine, Okanogan County, Washington. TerraMatrix Engineering and Environmental Services.

    WINTER, J.F., 2003. Final Report, Crown Jewel Project Area Reclamation, 2002 Field Activities. Unpublished Newmont internal report, 24 p.

Appendix A

GEOLOGY, RESOURCES & RESERVES DATA

Insert Appendix.pdf here.